EXECUTION VERSION

Up to U.S. $200,000,000
LOAN AND SERVICING AGREEMENT
Dated as of August 4, 2020
among
TCPC FUNDING II, LLC,
as the Borrower
Special Value
Continuation Partners LLC,
as the Transferor and the Servicer
MORGAN STANLEY ASSET FUNDING INC.,
as the Administrative Agent
EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders
and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent, the Account Bank and the Collateral Custodian
USActive 55125247.5

USActive 55125247.5 -1-

(continued)
Page

USActive 55125247.5 -2-

(continued)
Page

USActive 55125247.5 -3-

(continued)
Page

USActive 55125247.5 -4-

LIST OF SCHEDULES, EXHIBITS and Annexes
SCHEDULES
SCHEDULE I - Conditions Precedent Documents
SCHEDULE II - Eligibility Criteria
SCHEDULE III - Agreed-Upon Procedures for Independent Public Accountants
SCHEDULE IV - Loan Asset Schedule
SCHEDULE V - Industry Classification
SCHEDULE VI - Diversity Score Calculation
SCHEDULE VII - List of Pre-Approved Replacement Servicers

ANNEXES
ANNEX A   - Commitments

EXHIBITS
EXHIBIT A    - Form of Approval Notice
EXHIBIT B   - Form of Borrowing Base Certificate
EXHIBIT C  - Form of Disbursement Request
EXHIBIT D   - Form of Notice of Borrowing
EXHIBIT E   - Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT F   - Form of Notice of Termination/Permanent Reduction
EXHIBIT G   - Form of Certificate of Closing Attorneys
EXHIBIT H-1  - Form of Servicing Report
EXHIBIT H-2  - Form of Collateral Agent Report
EXHIBIT I   - Form of Servicer's Certificate (Servicing Report)
EXHIBIT J   - Form of Release of Required Loan Documents
EXHIBIT K   - Form of Assignment and Acceptance
EXHIBIT L   - Form of Power of Attorney for Servicer
EXHIBIT M   - Form of Power of Attorney for Borrower
EXHIBIT N    - Forms of U.S. Tax Compliance Certificates
EXHIBIT O   - Form of Joinder Supplement

USActive 55125247.5 -5

This LOAN AND SERVICING AGREEMENT is made as of August 4, 2020, by and among:
(1)TCPC FUNDING II, LLC, a Delaware limited liability company, as the Borrower (as defined below);
(2)Special Value Continuation Partners LLC, a Delaware limited liability company, as the Servicer (as defined below) and as the Transferor (as defined below);
(3)EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender (as defined below);
(4)MORGAN STANLEY ASSET FUNDING INC., as the Administrative Agent (as defined below); and
(5)WELLS FARGO BANK, NATIONAL ASSOCIATION, ("Wells Fargo"), as the Collateral Agent (as defined below), the Account Bank (as defined below) and the Collateral Custodian (as defined below).
RECITALS
WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan facility in the maximum principal amount of up to the Facility Amount (as defined below), the proceeds of which shall be used by the Borrower to fund the purchase of certain Eligible Loan Assets (as defined below);
WHEREAS, the Borrower is willing to grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), a lien on and security interest in the Collateral (as defined below) to secure the payment in full of the Obligations (as defined below);
WHEREAS, the Lenders are willing to extend financing to the Borrower on the terms and conditions set forth herein;
WHEREAS, the Borrower also desires to retain the Servicer to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein; and
WHEREAS, the Servicer desires to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

USActive 55125247.5

ARTICLE I.
DEFINITIONS
Section 1.01 Certain Defined Terms.
(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
(b) As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"1940 Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
"Account Agreement" means that certain Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, the Account Bank and the Collateral Agent, which agreement relates to the Controlled Accounts, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
"Account Bank" means Wells Fargo, in its capacity as the "Account Bank" pursuant to the Account Agreement.
"Action" has the meaning assigned to that term in Section 8.04.
"Additional Amount" has the meaning assigned to that term in Section 2.11(a).
"Adjusted Borrowing Value" means, on any date of determination, for any Eligible Loan Asset, an amount equal to the lower of (a) the Outstanding Balance of such Eligible Loan Asset at such time and (b) the Assigned Value of such Eligible Loan Asset at such time, multiplied by the Outstanding Balance of such Eligible Loan Asset at such time. Notwithstanding the foregoing, (i) the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset at such time shall be zero and (ii) the Adjusted Borrowing Value of any portion of any Eligible Loan Asset that constitutes Excess Concentration Amount shall be zero.
"Administrative Agent" means Morgan Stanley Asset Funding Inc., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.
"Administrative Agent Fee Letter" means that certain fee letter agreement that shall be entered into between the Borrower and the Administrative Agent in connection with the transactions contemplated by this Agreement, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"Administrative Expense Cap" means, for any Payment Date, an amount that will equal to $150,000 per annum.
USActive 55125247.5    2

"Administrative Expenses" means the following fees and expenses (including indemnity amounts payable by the Borrower) due or accrued with respect to any Payment Date, payable first on a pro rata basis to: (a) the Collateral Agent, for payment of accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian, for payment of accrued Collateral Custodian Fees and Collateral Custodian Expenses, and (c) the Account Bank, for any fees or other amounts owing to it under the Transaction Documents and then second to (d) any other service providers (including, without limitation, legal, accounting, tax, audit and other service providers) of the Borrower or any Tax Subsidiary for any fees or expenses in connection with services performed for the Borrower or such Tax Subsidiary; provided that if at any time Wells Fargo is no longer the Collateral Agent, the Collateral Custodian or the Account Bank, the fees and expenses in clauses (a) through (d) above shall be payable on a pro rata basis.
"Advance" means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.
"Advance Date" means, with respect to any Advance, the date on which funds are made available to the Borrower in accordance with Section 2.02.
"Advance Rate" means, with respect to an Eligible Loan Asset, as determined on the applicable Cut-Off Date of such Eligible Loan Asset, the percentage determined by the Administrative Agent in its sole discretion, subject to a maximum advance rate as set forth in the Advance Rate Matrix based on the applicable loan type of such Eligible Loan Asset, as set forth in the Approval Notice for an Eligible Loan Asset.
"Advance Rate Matrix" means the following matrix:

Loan Type	Maximum Advance Rate
First Lien Loans	70%
Recurring Revenue Loans	65%
Unitranche Loans	60%
Second Lien Loans	35%
FLLO Loans	55%
Asset Based Loans	Case-by-case as determined by the Administrative Agent in its sole discretion
"Advances Outstanding" means, on any date of determination, the sum of the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances and the making of new Advances on such date; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.
"Affected Party" has the meaning assigned to that term in Section 2.10(a).
USActive 55125247.5    3

"Affiliate" means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to vote more than 50% of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that solely for purposes of determining (x) whether any Loan Asset is an Eligible Loan Asset, (y) whether such Loan Asset may be acquired by the Borrower and (z) compliance with Section 5.01(b)(xviii), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.
"Aggregate Adjusted Borrowing Value" means, as of any date of determination, an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets included as part of the Collateral on such date, after giving effect to all Eligible Loan Assets added to and removed from the Collateral on such date.
"Agreement" means this Loan and Servicing Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms hereof.
"Amortization Period" means the period commencing on the Commitment Termination Date and ending on the Collection Date.
"Anti-Money Laundering Laws" has the meaning assigned to that term in Section 4.01(hh)(iii).
"Applicable Index" means (i) initially, LIBOR, and (ii) on and after an Index Transition Date, the Replacement Index in effect on such Index Transition Date.
"Applicable Law" means for any Person, all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
"Applicable Margin" means (x) during the Revolving Period, 2.00% per annum, (y) during the first year of the Amortization Period, 2.50% per annum and (z) thereafter, 3.00% per annum; provided that, at any time during the existence of an Event of Default or after the automatic occurrence or declaration of the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.
"Approval Notice" means, with respect to any Eligible Loan Asset, the written notice, which may be distributed via email, in substantially the form attached hereto as Exhibit A, evidencing, among other things the approval by the Administrative Agent, in its sole and
USActive 55125247.5    4

absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower, the Industry Classification and the Advance Rate in respect of such Eligible Loan Asset.
"Approved Broker/Dealer" means any of Bank of America/Merrill Lynch; Barclays Bank plc; BNP Paribas; Citibank, N.A.; Citizens Bank, N.A.; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; Jefferies; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Raymond James Financial; Royal Bank of Canada; PNC Bank; Sun Trust Bank; UBS AG; and Wells Fargo Bank, National Association.
"Approved Valuation Firm" means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) Duff & Phelps Corp., (d) Houlihan Lokey Financial Advisors, Inc., (e) Murray Devine Valuation Advisors and (f) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Lincoln Partners Advisors LLC and Houlihan Lokey Financial Advisors, Inc. as initial Approved Valuation Firms.
"Asset Based Loan" means any Loan Asset where (i) the underwriting of such Loan Asset was based primarily on the appraised value of the assets securing such Loan Asset and (ii) advances in respect of such Loan Asset are governed by a borrowing base relating to the assets securing such Loan Asset.
"Assigned Documents" has the meaning assigned to that term in Section 2.12(b).
        "Assigned Value" means, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, (a) with respect to each Eligible Loan Asset funded and/or originated by the Borrower, or funded and/or originated by the Transferor or its Affiliates (other than the Borrower), within six (6) months of its sale or contribution to the Borrower, (i) if the funding or origination price was greater than or equal to 97% of par, the par amount thereof and (ii) otherwise, the funding or origination price, as applicable, (b) for any other Eligible Loan Asset, the Assigned Value shall be the lowest of (i) the Purchase Price of such Eligible Loan Asset, (ii) the Assigned Value assigned as of the applicable Cut-Off Date by the Administrative Agent in its sole discretion, (iii) the fair market value assigned on the Borrower’s books and records or (iv) the par amount of such Eligible Loan Asset and (c) following a Value Adjustment Event, the value resulting from the application of the following terms:

(i) If a Value Adjustment Event of the type described in clause (b), clause (c), clause (d), clause (f) (solely with respect to a Material Modification described in clause (a), clause (c), clause (d) or clause (e) of the definition thereof) and clause (g) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will, automatically and without further action by the Administrative Agent, be zero. The Assigned Value of (x) any Loan Asset that no longer satisfies the Eligibility Criteria (after giving effect to the first proviso set forth in the lead-in paragraph to Schedule II) shall be zero and (y) any
USActive 55125247.5    5

Transferor Participation Interest not subject to an Elevation (A) with respect to 50% of such Transferor Participation Interests, within 60 calendar days of the Closing Date and (B) with respect to the remaining 50% of the Transferor Participation Interests, within 90 calendar days of the Closing Date, shall be zero; provided that with respect to clause (i)(y)(A), the Transferor Participation Interests subject to an Assigned Value of zero as a result of less than 50% Elevation shall be determined by the Administrative Agent in its sole discretion.
(ii) Upon the occurrence of a Value Adjustment Event with respect to such Loan Asset, the then current Assigned Value thereof may be reset by the Administrative Agent in its sole discretion one time after each Value Adjustment Event while such Value Adjustment Event is continuing; provided that, if such Value Adjustment Event is either (x) of the type described in clause (a) of the definition thereof and the condition that triggered such Value Adjustment Event has deteriorated from the levels set forth therein that triggered such Value Adjustment Event or (y) not of the type described in clause (a) of the definition thereof, then in each case the Administrative Agent may, in its sole discretion, further amend the Assigned Value of such Loan Asset while such Value Adjustment Event is continuing on any subsequent date if either (x) the Obligor has experienced a material change in management or business operations or (y) there has been a material change in the creditworthiness of the Obligor since the immediately preceding Assigned Value was determined, in each case as determined by the Administrative Agent in its sole discretion (any Assigned Value set pursuant to this clause (ii), an “Agent Revalued Assigned Value”).
(1) If the Borrower disagrees with the Agent Revalued Assigned Value, the Borrower may, no later than one (1) Business Day after the Agent Revalued Assigned Value is assigned, either (A) obtain two or more actionable bids (such bids determined no earlier than three (3) Business Days prior to the date the Agent Revalued Assigned Value is assigned) from any Approved Broker Dealers for the full principal amount of the Eligible Loan Asset (each, a "Third Party Bid") or (B) obtain same day bid side pricing from Loan Pricing Corp. or IHS Markit Ltd (or such other pricing service approved by the Administrative Agent in its sole discretion) with a minimum quote depth of three (3), in each case at its own expense. If the Borrower obtains two or more Third Party Bids pursuant to sub-clause (A) above, then the average of such Third Party Bids shall be treated as the amended Assigned Value, or if the Borrower obtains pricing pursuant to sub-clause (B) above, then such pricing shall be treated as the amended Assigned Value. Any Assigned Value set pursuant to this clause (1) shall be a “Market-Based Valuation”. If the Borrower is unable to obtain bids or pricing that satisfy the requirements set forth in sub-clause (A) or sub-clause (B), then the Agent Revalued Assigned Value shall remain the Assigned Value.
(2) If the Administrative Agent disagrees with the Market-Based Valuation, the Administrative Agent shall assign a new Assigned Value (the “Agent Re-Valuation”) to such Eligible Loan Asset in its sole discretion once at any time.
USActive 55125247.5    6

(3) If the Borrower disagrees with the Agent Revalued Assigned Value or the Agent Re-Valuation, then the Borrower may at its own expense obtain a valuation (the “AVF Valuation”) from an Approved Valuation Firm (such process, a "Valuation Agent Dispute"). If an AVF Valuation is obtained, then the AVF Valuation shall be treated as the amended Assigned Value. Until an AVF Valuation is obtained, (x) for ten (10) Business Days after the date on which the Administrative Agent assigned the Agent Revalued Assigned Value or the Agent Re-Valuation, as the case may be, the Assigned Value shall be the most recent Assigned Value in place prior to the occurrence of the Value Adjustment Event, and (y) thereafter, the Agent Revalued Assigned Value or the Agent Re-Valuation, as the case may be, shall be treated as the amended Assigned Value.
(4) The Administrative Agent may, in its sole discretion, further amend the Agent Re-Valuation on any subsequent date on which any event set forth in the proviso of clause (ii) above shall have occurred. Any such further amended Agent Re-Valuation shall also be subject to the dispute procedures set forth above.
(5) With respect to any Loan Asset the Assigned Value of which has been adjusted pursuant to clause (ii) above, the Borrower may obtain an AVF Valuation for such Loan Asset from time to time, but no more frequently than once per fiscal quarter, and any such AVF Valuation shall be treated as the amended Assigned Value.
Without limiting clause (ii)(5) above, the Borrower may request that the Assigned Value be re-evaluated by the Administrative Agent for any Eligible Loan Asset whose Assigned Value was decreased due to the occurrence of (x) a Value Adjustment Event described in clause (a) of the definition thereof once the Cash Interest Coverage Ratio or Total Leverage Ratio, as applicable, that gave rise to the decrease in the Assigned Value has improved to a level that would not trigger a Value Adjustment Event or (y) any other Value Adjustment Event once the circumstance or event that gave rise to the decrease in the Assigned Value has improved or ceased to exist such that a Value Adjustment Event would no longer be triggered; provided that such Assigned Value may not increase above 100% of the Purchase Price of such Loan Asset.

The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.
If the Borrower disagrees with the Assigned Value assigned pursuant to clause (i) above, the Borrower may submit a new Approval Notice for such Loan Asset in accordance with Section 3.04 and, if the Administrative Agent approves such Approval Notice for such Loan Asset, in its sole and absolute discretion, then the Assigned Value shall be the Assigned Value set forth in such Approval Notice; provided that if the Administrative Agent does not approve such Approval Notice for such Loan Asset (a “Zero Value Asset”), such Zero Value Asset may, at the Borrower’s option, be distributed to the Transferor, without any cash payment therefor by the Transferor, so long as, prior to and after giving effect to such distribution, no Event of Default has occurred and is continuing, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result therefrom.
"Assignment and Acceptance" has the meaning assigned to that term in Section 12.04(a).
USActive 55125247.5    7

"Availability" means, as of any date of determination, an amount equal to the excess, if any, of (a) the Borrowing Base over (b) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Commitment Termination Date or the Facility Maturity Date, the Availability shall be zero.
"Available Collections" means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral; provided that, for the avoidance of doubt, "Available Collections" shall not include amounts on deposit in the Unfunded Exposure Account that do not represent proceeds of Permitted Investments.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Code" means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.
"Bankruptcy Event" means an event that shall be deemed to have occurred with respect to a Person if either:
i.a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
ii.such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
"Bankruptcy Laws" means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency,
USActive 55125247.5    8

reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
"Bankruptcy Proceeding" means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.
"Basel III" means, with respect to any Affected Party, any rule, regulation or guideline applicable to such Affected Party and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, "Basel III" shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the "CRR") and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.
"BDC Asset Coverage" means the “asset coverage” ratio for the Parent, as determined in accordance with Section 18 of the 1940 Act.
"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means 31 C.F.R. §1010.230.
"Benefit Plan Investor" means a "benefit plan investor" as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.
"Borrower" means TCPC Funding II, LLC, a Delaware limited liability company, together with its permitted successors and assigns in such capacity.
"Borrower Certificate of Formation" means the Certificate of Formation of the Borrower, dated July 8, 2020, as amended, modified, supplemented, restated or replaced from time to time.
"Borrower Consent" means the written consent of the sole member of the Borrower, dated August 4, 2020, in each case, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
USActive 55125247.5    9

"Borrower LLC Agreement" means the amended and restated limited liability company agreement of the Borrower, dated August 4, 2020, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"Borrowing Base" means, as of any date of determination, an amount equal to the lowest of:
i.the sum of (a) the product of (x) the lower of (1) the Weighted Average Advance Rate for all Eligible Loan Assets as of such date and (2) the Maximum Portfolio Advance Rate as of such date, multiplied by (y) the Aggregate Adjusted Borrowing Value as of such date, plus (b) the amount on deposit in the Principal Collection Subaccount as of such date, plus (c) the amount on deposit in the Unfunded Exposure Account as of such date minus (d) the Unfunded Exposure Equity Amount as of such date;
ii.(a) the Aggregate Adjusted Borrowing Value as of such date, minus (b) the Minimum Equity Amount, plus (c) the amount on deposit in the Principal Collection Subaccount as of such date, plus (d) the amount on deposit in the Unfunded Exposure Account as of such date minus (e) the Unfunded Exposure Equity Amount as of such date; or
iii.(a) the Facility Amount, plus (b) the amount on deposit in the Unfunded Exposure Account as of such date minus (c) the aggregate Unfunded Exposure Amount as of such date.
"Borrowing Base Certificate" means a certificate prepared by the Servicer setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit B hereto.
"Borrowing Base Deficiency" means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such date over (b) the lesser of (i) the Facility Amount and (ii) the Borrowing Base.
"Breakage Fee" means, for Advances Outstanding which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs (other than lost profits), if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment in the applicable London interbank offered rate or the euro interbank offered rate market (or, on and after an Index Transition Date, the Replacement Index in effect on such Index Transition Date) and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender's reasonable discretion and shall be conclusive absent manifest error.
"Bridge Loan" means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a Person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings.
USActive 55125247.5    10

"Business Day" means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York are authorized or required by applicable law, regulation or executive order to close or on which banks are not open for dealings in deposits in the relevant currency in the London interbank market.
"Capital Lease Obligations" means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Cash Interest Coverage Ratio" means, with respect to any Loan Asset for any period, the meaning of "Interest Coverage Ratio" or any comparable definition in the Underlying Instruments for such Loan Asset, and in the case that "Interest Coverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA for the applicable test period, to (b) cash interest for the applicable test period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the case of newly originated Loan Assets, the Cash Interest Coverage Ratio for the trailing twelve months may be determined on a pro forma basis with respect to current indebtedness of the related obligor.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all law, requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means an event that shall be deemed to have occurred if any of the following occur:
(a) with respect to the Borrower, Transferor at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding membership interests of the Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of interests, shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings;
USActive 55125247.5    11

(b) with respect to the Transferor, Parent at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding common membership interests of the Transferor (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of interests, shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings; and
(c) the dissolution, termination or liquidation, in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower, the Transferor or the Servicer, as applicable.
"Closing Date" means August 4, 2020.
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Collateral" means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of the Borrower, including, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and the Excluded Amounts):
(i) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date), including, but not limited to, all Available Collections;
(ii) the Related Asset with respect to the Loan Assets referred to in clause (i) above;
(iii) the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;
(iv) the Assigned Documents;
(v) the Purchase and Sale Agreements and the Master Participation Agreements;
(vi) all equity interests of the Borrower in any Tax Subsidiary; and
(vii) all income and Proceeds of the foregoing.
"Collateral Agent" means Wells Fargo, not in its individual capacity, but solely as collateral agent pursuant to the terms of this Agreement, together with its successor and assigns in such capacity.
USActive 55125247.5    12

"Collateral Agent and Collateral Custodian Fee Letter" means the Collateral Agent and Collateral Custodian Fee Letter, dated on or around the Closing Date, between the Collateral Agent, the Collateral Custodian, the Account Bank and the Borrower, as such letter may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"Collateral Agent Expenses" means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including attorneys' fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.
"Collateral Agent Fees" means the fees due to the Collateral Agent pursuant to the Collateral Agent and Collateral Custodian Fee Letter.
"Collateral Agent Termination Notice" has the meaning assigned to that term in Section 10.05.
"Collateral Custodian" means Wells Fargo, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement, together with its successors and assigns in such capacity.
"Collateral Custodian Expenses" means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other reasonable and documented out-of-pocket accrued and unpaid expenses (including attorneys' fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian under the Transaction Documents.
"Collateral Custodian Fees" means the fees due to the Collateral Custodian pursuant to the Collateral Agent and Collateral Custodian Fee Letter.
"Collateral Custodian Termination Notice" has the meaning assigned to that term in Section 11.05.
"Collateral Quality Tests" means (a) the Weighted Average Spread Test, (b) the Weighted Average Life Test and (c) the Diversity Test.
"Collection Account" means a trust account (account number 92074000 at the Account Bank) entitled "Collection Account," in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties, and each subaccount that may be established from time to time, including the Interest Collection Subaccount and the Principal Collection Subaccount; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.
"Collection Date" means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other
USActive 55125247.5    13

Obligations (other than unmatured contingent obligations) have been paid in full, and the Borrower shall have no further right to request any additional Advances.
"Commitment" means with respect to each Lender, (i) during the Revolving Period, the amount set forth opposite such Lender's name on Annex A hereto (as such amount may be revised from time to time) or the amount set forth as such Lender's "Commitment" on the Assignment and Acceptance or Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (ii) during the Amortization Period, such Lender's Pro Rata Share of the aggregate Advances Outstanding, in each case, as such amount may be increased or reduced pursuant to Section 2.16.
"Commitment Termination Date" means the earliest to occur of (a) August 4, 2023 (b) an Event of Default and (c) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement.
"Competitor" means any investment platform (other than a national or regional banking institution) that is primarily engaged in the business of originating, acquiring, managing or investing in middle market loans as of such date which, for the avoidance of doubt, would include the individual business units of such investment platform that specialize in the business of originating, acquiring, managing or investing in middle market loans as of such date.
"Compounded SOFR" means the compounded average of SOFR, as calculated and published by, or at the direction of, a Relevant Governmental Body.
"Concentration Denominator" means (a) during the Ramp-Up Period only, the Target Portfolio Amount, and (b) thereafter, the sum of the Adjusted Borrowing Values of all Eligible Loan Assets (other than solely with respect to clauses (g), (h) and (k) set forth in the definition of "Concentration Limitations", Asset Based Loans and Recurring Revenue Loans) included as part of the Collateral on such date, plus amounts on deposit in the Principal Collection Subaccount.
"Concentration Limitations" means, for the purposes of determining the Excess Concentration Amount:
(a) not more than 50.0% of the Concentration Denominator may consist of Eligible Loan Assets that are FLLO Loans, Second Lien Loans, Asset Based Loans or Recurring Revenue Loans in the aggregate;
(b) not more than 3.5% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by a single Obligor and its Affiliates, except that:
(i) up to 7.5% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the two (2) largest Obligors and their respective Affiliates (provided that such Eligible Loan Assets are First Lien Loans or Unitranche Loans); and
USActive 55125247.5    14

(ii) in addition to clause (i) above, up to 5.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the next five (5) largest Obligors and their respective Affiliates; and
(iii) in addition to clauses (i) and (ii) above, up to 4.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the next five (5) largest Obligors and their respective Affiliates;
(c) not more than 12.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by Obligors that belong to any single Industry Classification, except that:
(i) (x) if the largest Industry Classification is “Software”, up to 30.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the largest Industry Classification and (y) if the largest Industry Classification is any Industry Classification other than “Software”, up to 20.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the largest Industry Classification;
(ii) up to 17.5% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the second largest Industry Classification; and
(iii) up to 15.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the third largest Industry Classification; provided that, notwithstanding anything to the contrary in clauses (i), (ii) and (iii):
(1) not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to any single Specified Industry; and
(2) not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to Specified Industries in the aggregate;
(d) not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are unfunded commitments related to Delayed Draw Loan Assets, or funded or unfunded commitments related to Revolving Loans, in the aggregate;
(e) not more than 15.0% of the Concentration Denominator may consist of Eligible Loan Assets that are FLLO Loans or Second Lien Loans in the aggregate;
(f) not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are fixed rate Loan Assets;
(g) not more than 15.0% of the Concentration Denominator may consist of Eligible Loan Assets that are CovLite Loan Assets that are issued by an Obligor that has a most recently reported EBITDA as of the Cut-Off Date of greater than the lesser of (a) $40,000,000 and (b) an amount to be determined by the Administrative Agent in its sole discretion and reflected in the related Approval Notice on an asset-by-asset basis (provided that such percentage limitation shall not include Asset Based Loans or Recurring Revenue Loans);
USActive 55125247.5    15

(h) not more than 20.0% of the Concentration Denominator may consist of Eligible Loan Assets with a Total Leverage Ratio of greater than 6.50:1.00 as of the Cut-Off date for each respective Loan Asset (provided that such percentage limitation shall not include Asset Based Loans or Recurring Revenue Loans);
(i) not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are PIK Loan Assets;
(j) not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets with an Obligor domiciled, organized or incorporated in an Eligible Country other than the United States;
(k) not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Second Lien Loans;
(l) not more than 30.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Recurring Revenue Loans; and
(m) not more than 15.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Asset Based Loans.
"Constituent Documents" means in respect of any Person, the certificate or articles of formation, incorporation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents), articles of association, and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof. For the avoidance of doubt, the "Constituent Documents" of the Borrower include, the Borrower Consent, the Borrower Certificate of Formation and the Borrower LLC Agreement.
"Controlled Accounts" means the Collection Account and the Unfunded Exposure Account.
"Cov-Lite Loan Asset" means a Loan Asset that is not subject to any Maintenance Covenants; provided that a Loan Asset shall not constitute a Cov-Lite Loan Asset if the Underlying Instruments contain either a cross-default or cross-acceleration provision to, or such Loan Asset is pari passu with another loan of the Obligor that requires the Obligor to comply with one or more Maintenance Covenants.
"Credit Risk Loan" means a Loan Asset that is not a Defaulted Loan but which has, in the Borrower's or the Servicer's reasonable judgment (exercised in accordance with the Servicing Standard), a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan.
USActive 55125247.5    16

"Cut-Off Date" means, with respect to each Loan Asset (or any portion thereof), the date such Loan Asset (or such portion) is committed to be acquired by the Borrower and, in the case of any Delayed Draw Loan Asset or Revolving Loan, irrespective of the dates or numbers of draws thereunder subsequent to the date such Loan Asset is committed to be acquired by the Borrower.
"Debt-to-Recurring-Revenue Ratio" means, with respect to any Loan Asset for any period, the meaning of "Debt-to-Recurring Revenue Ratio" or any comparable definition in the Underlying Instruments for each Loan Asset, and in any case that "Debt-to-Recurring Revenue Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness of the related Obligor, to (b) Recurring Revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer.
"Defaulted Loan" means any Loan Asset as to which any one of the following events has occurred:
(a) (i) an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto or (ii) a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Loan Asset have accelerated the repayment of the Loan Asset (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, after the applicable due date under the related Underlying Instruments;
(b) a Bankruptcy Event with respect to the related Obligor;
(c) any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);
(d) such Loan Asset has (x) a rating by S&P of "CC" or below or "SD" or (y) a Moody's probability of default rating (as published by Moody's) of "D" or "LD" or, in each case, had such ratings before they were withdrawn by S&P or Moody's, as applicable;
(e) a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Loan Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of "CC" or below or "SD" or (ii) a Moody's probability of default rating (as published by Moody's) of "D" or "LD," and in each case such other debt obligation remains outstanding (provided that both the Loan Asset and such other debt obligation are full recourse obligations of the applicable Obligor);
USActive 55125247.5    17

(f) a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;
(g) the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard; or
(h) a Value Adjustment Event of the type described in clause (f) (solely with respect to a Material Modification described in clause (a) or clause (e) of the definition thereof).
"Defaulting Lender" means any Lender that: (i) has failed to fund any of its obligations to make Advances within two (2) Business Days following the applicable Advance Date, (ii) has notified the Administrative Agent or the Borrower that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has, for two (2) or more Business Days, failed, in good faith, to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) has, or has a direct or indirect parent company that has, become subject to a Bankruptcy Event or (v) has become the subject of a Bail-In Action. Any determination that a Lender is a Defaulting Lender under clauses (i) through (v) above will be made by the Administrative Agent in its reasonable discretion, and notice of such determination shall be given to the Borrower, the Servicer and the Collateral Agent.
"Delayed Draw Loan Asset" means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and may be funded in one or more installments on draw dates, but which does not permit the re-borrowing of any amounts previously repaid by the Obligor; provided that any such Loan Asset will no longer be a Delayed Draw Loan Asset once all commitments by the Borrower to make advances to the related Obligor expire or are terminated or reduced to zero.
"Determination Date" means, with respect to each Payment Date during which the Applicable Index is (i) LIBOR, the fifteenth (15th) calendar day of each calendar month, commencing in September 2020 and (ii) a Replacement Index, a date the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), on or prior to the applicable Index Transition Date, is consistent with Market Practice in implementing the applicable Index Transition.
"DIP Loan" means any Loan Asset (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.
"Disbursement Request" means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit C in
USActive 55125247.5    18

connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Subaccount in accordance with Section 2.18, as applicable.
"Discretionary Sale" has the meaning assigned to that term in Section 2.07(a).
"Diversity Score" means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule VI hereto, as such Schedule VI may be updated at the option of the Administrative Agent, with the consent of the Borrower, to reflect any revisions to criteria published by the Global Industry Classification Standard.
"Diversity Test" means a test that will be satisfied on any date of determination following the Ramp-Up Period if the Diversity Score is greater than or equal to 15.
"Dollars" means, and the conventional "$" signifies, the lawful currency of the United States of America.
"Drawn Fee Rate" means a rate equal to 0.35% per annum.
"EBITDA" means, with respect to any period and any Loan Asset, the meaning of "EBITDA," "Adjusted EBITDA" or any comparable definition in the Underlying Instruments for such Loan Asset (together will all add-backs and exclusions as designated in such Underlying Instruments), and in any case that "EBITDA," "Adjusted EBITDA" or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and (f) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
USActive 55125247.5    19

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Effective Spread" means, with respect to any floating rate Eligible Loan Asset as of any date of determination, the current per annum rate at which it pays interest minus LIBOR applicable during the Remittance Period in which such date of determination occurs; provided, that (a) with respect to any unfunded commitment of any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the commitment fee payable with respect to such unfunded commitment and (b) with respect to the funded portion of any commitment under any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the current per annum rate at which it pays interest minus LIBOR applicable during the Remittance Period in which such date of determination occurs.
"Elevation" has the meaning specified in the applicable Purchase and Sale Agreement.
"Elevation Date" means the date on which an Elevation occurs with respect to a Transferor Participation Interest pursuant to the applicable Purchase and Sale Agreement.
"Eligibility Criteria" means the criteria set forth in Schedule II hereto.
“Eligible Country” means any of the United States, Netherlands Antilles, Bermuda, Canada, the Cayman Islands, the Grand Duchy of Luxembourg, Sweden, the Bahamas, Guernsey, Great Britain, Jersey, Ireland, the Isle of Man, Israel or the British Virgin Islands or any other country that has at least one of a Moody’s foreign currency rating of at least “Aa3” and/or an S&P foreign issuer credit rating of at least “AA-” (or both such ratings if rated by both of Moody’s and S&P).
"Eligible Loan Asset" means, as of any date of determination, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule II hereto (after giving effect to the first proviso set forth in the lead in paragraph to Schedule II) is true and correct as of such date.
"Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.
"Equity Cure Notice" has the meaning assigned to such term in Section 2.06(c).
"Equity Interests" means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person
USActive 55125247.5    20

authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.
"Equity Security" means (a) any equity security or any other security that is not eligible for purchase by the Borrower as an Eligible Loan Asset, (b) any security purchased as part of a "unit" with an Eligible Loan Asset and that itself is not eligible for purchase by the Borrower as an Eligible Loan Asset, and (c) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as an Eligible Loan Asset but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as an Eligible Loan Asset, for so long as such obligation fails to satisfy such requirements.
"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the relevant Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with that Person, or (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as, or that otherwise is aggregated under Code Section 414(o) with, that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.
"ERISA Event" means (a) with respect to a Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived; (b) a withdrawal by the Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Pension Plan; (d) the failure of the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, written notification of the Borrower or any of its ERISA Affiliates concerning the imposition of any withdrawal liability, as such term is defined in Part I of Subtitle E of Title IV of ERISA, as a result of a complete or partial withdrawal from a Multiemployer Plan or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the
USActive 55125247.5    21

appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates; or (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which is reasonably likely to result in liability to the Borrower.
"Escrow Agent" has the meaning assigned to that term in Section 3.02(a)(i) and Section 3.04(a), respectively, as the context requires.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Event of Default" has the meaning assigned to that term in Section 7.01.
"Excepted Persons" has the meaning assigned to that term in Section 12.12(a).
"Excess Concentration Amount" means, as of any date of determination, with respect to any Eligible Loan Asset included in the Collateral, the amount by which the Adjusted Borrowing Value of such Eligible Loan Asset exceeds any applicable Concentration Limitations, to be calculated by the Servicer without duplication, after giving effect to any sales, purchases or substitutions of Loan Assets as of such date; provided that with respect to any Eligible Loan Asset or portion thereof, if more than one Concentration Limitation would be exceeded, the Concentration Limitation that would result in the highest Excess Concentration Amount shall be used to determine the Excess Concentration Amount.
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Excluded Amounts" means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Related Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) amounts received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Breach Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale, (iv) any
USActive 55125247.5    22

interest accruing on a Loan Asset prior to the related Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Loan Asset, and (v) amounts deposited into the Collection Account manifestly in error.
"Excluded Taxes" means (a) Taxes imposed on or measured by the Recipient's net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document), (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.11(g), and (d) any withholding Taxes imposed under FATCA.
"Exercise Notice" has the meaning assigned to that term in Section 7.02(j).
"Exercise Notice Purchase Price" has the meaning assigned to that term in Section 7.02(j).
"Facility Amount" means the aggregate Commitments as then in effect, which on the Closing Date shall be $200,000,000, as such amount may be reduced pursuant to Section 2.16(b) or increased pursuant to Section 2.19; provided that, at all times (a) when an Event of Default exists and is continuing and (b) during the Amortization Period, the Facility Amount shall mean the aggregate Advances Outstanding at such time.
"Facility Maturity Date" means the earliest of (a) the Business Day designated by the Borrower to the Lenders pursuant to Section 2.16(b) to terminate this Agreement, (b) the Stated Maturity or (c) the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01.
"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental
USActive 55125247.5    23

agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
"Fees" means (a) the Unused Fee and (b) the fees payable to each Lender pursuant to the terms of any Lender Fee Letter.
"Financial Asset" has the meaning specified in Section 8-102(a)(9) of the UCC.
"Financial Covenant Test" means a test that will be tested on each date that the Servicer delivers the financial statements of the Parent to the Administrative Agent in accordance with Section 6.08(d) and will be determined as of the last day of the related fiscal quarter of the Parent so long as Advances Outstanding are greater than zero on such date and will be satisfied on any such date if:
(a) the Parent and its direct and indirect Subsidiaries collectively have Liquidity in an aggregate amount in excess of $35,000,000 as of the last day of the related fiscal quarter of the Parent;
(b) the Parent and its direct and indirect Subsidiaries collectively have cash and cash equivalents in an aggregate amount in excess of $5,000,000 as of the last day of the related fiscal quarter of the Parent;
(c) the Parent Stockholders’ Equity equals or exceeds the Facility Amount as of the last day of the related fiscal quarter of the Parent; and
(d) the BDC Asset Coverage is greater than 1.50:1.00 as of the last day of the related fiscal quarter of the Parent.
"Financial Sponsor" means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.
"First Lien Loan" means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor's assets constituting Related Collateral, subject to any Permitted Working Capital Liens and any expressly permitted Liens under the Underlying Instrument for such Loan Asset or such comparable definition if "permitted liens" is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, (c) for which Liens on the Related Collateral securing any other outstanding Indebtedness of the Obligor (excluding Permitted Working Capital Liens and expressly permitted Liens described in clause (a) above but including Liens securing Second Lien Loans) is expressly subject to and contractually or structurally subordinate to the priority Liens securing such First Lien Loan, (d) that the Servicer determines in
USActive 55125247.5    24

accordance with the Servicing Standard that the value (or the enterprise value) of the Related Collateral securing the Loan Asset on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal seniority secured by the same Related Collateral, (e) for which the Senior Leverage Ratio as of the Cut-Off Date is less than 4.50:1.00 and (f) that is not a Second Lien Loan, Unitranche Loan or FLLO Loan.
"FLLO Loan" means any Loan Asset that satisfies all of the requirements set forth in the definition of "First Lien Loan" except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Loan Asset will be paid after one or more tranches of First Lien Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement.
"Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, the Borrower with respect to employees outside the United States.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States.
"Governmental Authority" means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
"Governmental Plan" has the meaning assigned to that term in Section 4.01(x).
"Grant" or "Granted" means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.
"Hague Convention" has the meaning assigned to that term in Section 6.04(e).
"Increased Amount Date" has the meaning assigned to that term in Section 2.19(a).
"Increased Costs" means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.10.
USActive 55125247.5    25

"Increasing Lender" has the meaning assigned to that term in Section 2.19(a).
"Indebtedness" means:
(a) with respect to any Obligor under any Loan Asset, without duplication, (i) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (iv) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (vi) all guarantees by such entity of indebtedness of others, (vii) all Capital Lease Obligations of such entity, (viii) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such entity in respect of bankers' acceptances; and
(b) for all other purposes, with respect to any Person at any date, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, but expressly excluding any obligation of such Person to fund any Loan Asset constituting a Delayed Draw Loan Asset or a Revolving Loan, as applicable.
"Indemnified Amounts" has the meaning assigned to that term in Section 8.01.
"Indemnified Party" has the meaning assigned to that term in Section 8.01.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnifying Party" has the meaning assigned to that term in Section 8.04.
"Independent Manager" means a natural person who, (a) for the five (5)-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or
USActive 55125247.5    26

her service as an Independent Manager of the Borrower or other Affiliates of the Borrower that are structured to be "bankruptcy remote"); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates of the Borrower that are structured to be "bankruptcy remote"); or (iii) any member of the immediate family of a person described in (i) or (ii), and (b) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.
"Index" means LIBOR, Term SOFR, Compounded SOFR, the ISDA Fallback Rate and any other interest rate benchmark published for use in, among others, secured transactions involving middle market commercial loans.
"Index Rate" means, with respect to an applicable Remittance Period and Determination Date, the per annum rate of interest of the Applicable Index.
"Index Transition" means a transition or replacement of an Index with a Replacement Index.
"Index Transition Date" means the next subsequent Determination Date following an Index Transition Notice.
"Index Transition Event" means the occurrence of a determination by the Administrative Agent that one of the following events has occurred with respect to the then-current Applicable Index: (a) a public statement or publication of information by or on behalf of the administrator of such Applicable Index announcing that the administrator has ceased or will cease to provide such Applicable Index permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Applicable Index; (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index, a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Applicable Index, a resolution authority with jurisdiction over the administrator for such Applicable Index or a court or an entity with similar insolvency or resolution authority over the administrator for such Applicable Index, which states that the administrator of such Applicable Index has ceased or will cease to provide such Applicable Index permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Applicable Index; (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index announcing that such Applicable Index is no longer representative; (d) a majority of secured transactions involving middle market commercial loans entered into in the previous calendar quarter reference a single Index other than such Applicable Index; (e) 50% or more of the aggregate par value of floating rate Loan Assets have a single
USActive 55125247.5    27

Index other than such Applicable Index; or (f) a Change in Law prohibiting, restricting or limiting the use of such Applicable Index.
"Index Transition Notice" means notice given by the Administrative Agent which (a) sets forth in reasonable detail the circumstances of the Index Transition; (b) designates an Index Transition Date; and (c) if feasible and if applicable, identifies other Interest Determinations and, with respect to LIBOR, any LIBOR Successor Rate Conforming Changes to implement such Index Transition.
"Indorsement" has the meaning specified in Section 8-102(a)(11) of the UCC, and "Indorsed" has a corresponding meaning.
"Industry Classification" means any of the industry categories set forth in Schedule V hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the Global Industry Classification Standard codes; provided that the Administrative Agent and the Borrower has provided its prior written consent (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned) to any such modification or additional category.
"Instrument" has the meaning specified in Section 9-102(a)(47) of the UCC.
"Insurance Policy" means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Related Collateral.
"Interest Collection Subaccount" means a sub-account (account number 92074002 at the Account Bank) of the Collection Account entitled "Interest Collection Subaccount," into which Interest Collections shall be segregated.
"Interest Collections" means, with respect to any date of determination, without duplication, the sum of:
(a) all payments of interest and delayed compensation (representing compensation for delayed settlement) received in cash by the Borrower during the related Remittance Period on the Loan Assets, including the accrued interest received in connection with a sale thereof during the related Remittance Period;
(b) all principal and interest payments received by the Borrower during the related Remittance Period on Permitted Investments purchased with Interest Collections;
(c) all upfront fees, anniversary fees, redemption fees, collateral monitoring fees, success fees, termination fees, amendment and waiver fees, late payment fees, ticking fees and all other fees received by the Borrower during the related Remittance Period, except for those fees in connection with the reduction of the Outstanding Balance of the related Loan Asset, as determined by the Servicer with notice to the Administrative Agent and the Collateral Agent; and
(d) commitment fees and other similar fees received by the Borrower during such Remittance Period in respect of Delayed Draw Loan Assets or Revolving Loans;
USActive 55125247.5    28

provided that (x) any amounts received in respect of any Defaulted Loan will constitute Principal Collections (and not Interest Collections) until the aggregate of all collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the Outstanding Balance of such Loan Asset at the time it became a Defaulted Loan and (y) Excluded Amounts shall not constitute Interest Collections.
"Interest Determination" means any determination related to an Index or an Index Transition.
"ISDA" means the International Swaps and Derivatives Association, Inc.
"ISDA Definitions" means the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
"ISDA Fallback Adjustment" means the adjustment (which may be zero or a positive or negative value) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an Index Transition.
"ISDA Fallback Rate" means, with respect to any Index Transition, the Index identified by ISDA as a fallback for derivatives transactions referencing a London interbank offered rate.
"Investment Criteria" means with respect to each Loan Asset acquired by the Borrower, compliance with each of the requirements set forth below:
(a) no Event of Default or Unmatured Event of Default is continuing;
(b) such Loan Asset is an Eligible Loan Asset;
(c) there is no Borrowing Base Deficiency (unless such Loan Asset is being acquired in connection with the cure of any Borrowing Base Deficiency);
(d) solely during the Amortization Period, the Unfunded Exposure Test is satisfied; and
(e) the Collateral Quality Tests are satisfied or, if not satisfied, would be maintained or improved.
"Joinder Supplement" means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit O (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.
"Lender" means (a) Morgan Stanley and (b) any Lender, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.
"Lender Fee Letter" means each fee letter agreement that shall be entered into by and among the Borrower, the applicable Lender and/or the Administrative Agent in connection with
USActive 55125247.5    29

the transactions contemplated by this Agreement, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"LIBOR" means, for any day during a Remittance Period, with respect to any Advance (or portion thereof), the rate per annum (represented as a percentage and carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen (or any applicable successor page) at approximately 11:00 a.m., London time on the LIBOR Determination Date for such Remittance Period that displays an average ICE Benchmark Administration Interest Settlement Rate (such page currently being LIBOR01) for deposits in Dollars with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then "LIBOR" with respect to any Advance shall be the rate at which Dollar deposits of $5,000,000 and for a one (1)month maturity are offered by the principal London office of the Administrative Agent or the principal London office of any bank reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. LIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.
"LIBOR Determination Date" means, with respect to each Remittance Period, the day that is two (2) Business Days prior to the first day of such Remittance Period.
"LIBOR Successor Rate Conforming Changes" means any technical, administrative or operational changes that the Administrative Agent determines are both (a) appropriate to implement the Index Transition; and (b) consistent with Market Practice.
"Lien" means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.
"Liquidation Sale" has the meaning assigned to that term in Section 7.02(j).
"Liquidity" means, as of any date of determination, the sum of (i) all cash and cash equivalents of the Parent and its direct and indirect Subsidiaries, plus (ii) the aggregate undrawn availability under all credit facilities, indentures and notes of Parent and its direct and indirect Subsidiaries, minus (iii) the aggregate amount payable by the Parent and its direct and indirect Subsidiaries in connection with unsettled trades to acquire assets plus (iv) the aggregate amount payable to the Parent and its direct and indirect Subsidiaries in connection with unsettled trades to sell assets.
USActive 55125247.5    30

"Loan Asset" means (a) any commercial loan acquired by the Borrower, but excluding, as applicable, the Retained Interest and Excluded Amounts and (b) any Transferor Participation Interests; provided, however, that to the extent the Borrower acquires more than one position of a commercial loan on separate dates, each such position shall be treated as a separate Loan Asset for all purposes hereunder and under each other Transaction Document, unless the Administrative Agent, in its sole discretion, elects to treat such positions as a single Loan Asset; provided, further, that to the extent the Borrower’s undrawn commitments under any Delayed Draw Loan Asset has been increased after the acquisition of such Delayed Draw Loan Asset by the Borrower (whether through an assignment or an amendment of the Underlying Instrument), such increased commitment shall be treated as a separate Delayed Draw Loan Asset for all purposes hereunder and under each other Transaction Document, unless the Administrative Agent, in its sole discretion, elects to treat such increased commitment as part of the original Delayed Draw Loan Asset.
"Loan Asset Liquidity" means, with respect to any Loan Asset for any period, the meaning of "Liquidity" or any comparable definition in the Underlying Instruments for such Loan Asset, and in any case that "Liquidity" or such comparable definition is not defined in such Underlying Instruments, the sum of (a) the aggregate revolving commitments made to the related Obligor with respect to such Loan Asset as of such date less the amount of any revolving portion of such Loan Asset actually borrowed and outstanding as of such date plus (b) the amount of Unrestricted Cash as of such date.
"Loan Asset Checklist" means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of all applicable Required Loan Documents to be included within the respective Loan File.
"Loan Asset Schedule" means the Loan Asset Schedule identifying the Loan Assets delivered by the Borrower or Servicer to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth the applicable information specified on Schedule IV, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.
"Loan Assignment" has the meaning set forth in the respective Purchase and Sale Agreement.
"Loan File" means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent reasonably available or as otherwise may be required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Related Asset pertaining thereto.
"LTV" means, with respect to any Eligible Loan Asset as of its origination date, the meaning of "LTV" or any comparable definition in the Underlying Instruments for such Eligible Loan Asset. In case that "LTV" or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the total indebtedness of the related Obligor that ranks senior to or pari passu with such Eligible Loan Asset divided by (ii) the enterprise value of the related Obligor.
USActive 55125247.5    31

"Maintenance Covenant" means, as of any date of determination, a covenant by the Obligor of a Loan Asset to comply with one or more financial covenants during each reporting period applicable to such Loan Asset, whether or not any action by, or event relating to, the Obligor occurs after such date of determination; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related Loan Asset shall be a Maintenance Covenant.
"Mandatory Recall Date" has the meaning assigned to that term in Section 3.04(a).
"Mandatory Return Date" has the meaning assigned to that term in Section 3.02(a)(i).
"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.
"Market Practice" means the practice and course of dealing, including the manner of implementing Index Transitions, within secured transactions involving middle market commercial loans.
"Master Participation Agreement" means, together, the SVCP Master Participation Agreement and the TCPC Funding I Master Participation Agreement.
"Material Adverse Effect" means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower, the Transferor and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, (e) the status, existence, perfection, priority or enforceability of the Collateral Agent's lien on the Collateral, or (f) the business, financial condition, operations, performance or properties of the Parent that results in a material adverse effect on the Transferor, the Servicer or the Borrower.
"Materials of Environmental Concern" means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which could give rise to liability under any Environmental Law.
"Material Modification" means any amendment or waiver of, or modification or supplement with respect to, an Underlying Instrument governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset (or, in the case of clause (d) below, a change to any other Indebtedness of the Obligor, as applicable) which:
USActive 55125247.5    32

(a) reduces or forgives any or all of the principal amount due under such Eligible Loan Asset;
(b) extends or delays the stated maturity date or any scheduled amortization payment for such Eligible Loan Asset, including a Maturity Amendment; provided that such amendment, waiver, modification or supplement shall not be a Material Modification if (i) immediately after giving effect thereto the weighted average life of such Collateral Asset is not more than 0.50 years higher than the weighted average life of such Collateral Asset immediately prior to such amendment, waiver, modification or supplement and such amendment, waiver, modification or supplement is not made for credit-related reasons and (ii) the Servicer shall have certified to the Administrative Agent in writing (including by email) that it reasonably believes that such extension or delay was not undertaken for the purpose of avoiding, delaying, or waiving the occurrence or continuance of, a payment default with respect to such Loan Asset;
(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any Eligible Loan Asset that is a PIK Loan Asset as of the Cut-Off Date) or reduces the amount of interest due (provided that no such reduction shall constitute a Material Modification if the Servicer certifies that such reduction results from an increase in the credit quality of the related Obligor);
(d) (i) in the case of a First Lien Loan or Unitranche Loan, contractually or structurally subordinates such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than "permitted liens" or any comparable definitions or provisions in the Underlying Instruments related to "permitted liens" for such Eligible Loan Asset) on any of the Related Collateral securing such Loan Asset, (ii) in the case of a Second Lien Loan or FLLO Loan, (x) contractually or structurally subordinates such Eligible Loan Asset to any obligation (other than any loan which existed on the Cut-Off Date for such Eligible Loan Asset which is senior to such Eligible Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than "permitted liens" or any comparable definitions or provisions in the Underlying Instruments related to "permitted liens" for such Eligible Loan Asset) on any of the Related Collateral securing such Loan Asset or (y) increases the commitment amount of any loan senior or pari passu with such Loan Asset (except as permitted under the applicable Underlying Instruments existing as of the Cut-Off Date for such Second Lien Loan or FLLO Loan) or (iii) in the case of any Eligible Loan Asset, the Obligor thereof incurs any additional Indebtedness which was not in place as of the Cut-Off Date which is senior to or pari passu with such Eligible Loan Asset (except as permitted under the applicable Underlying Instruments existing on the Cut-Off Date for such Eligible Loan Asset);
(e) substitutes, alters or releases the Related Collateral securing such Eligible Loan Asset and any such substitution, alteration or release, as determined in the reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; provided, that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory
USActive 55125247.5    33

repayment of the loan facility (including the Eligible Loan Asset) with the net proceeds of such Related Collateral; or
(f) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of "Senior Leverage Ratio," "Cash Interest Coverage Ratio," "Total Leverage Ratio," "EBITDA," "Permitted Liens," "Recurring Revenue," "Debt-to-Recurring Revenue Ratio," "LTV," "Loan Asset Liquidity" or any respective comparable definitions in the Underlying Instruments for such Eligible Loan Asset (to the extent such financial covenants or definitions are included in the Underlying Instruments) or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the "Senior Leverage Ratio," "Cash Interest Coverage Ratio," "Total Leverage Ratio," "EBITDA," "Permitted Liens," "Recurring Revenue," "Debt-to-Recurring Revenue Ratio," "LTV," "Loan Asset Liquidity" or any respective comparable definitions for such Eligible Loan Asset, or (iii) any term or provision referenced in or utilized in the calculation of any financial covenant or modifies any of the required maintenance levels of any financial covenant in the Underlying Instrument for such Eligible Loan Asset, in the case of any of clause (i), (ii) or (iii) above, in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to the Lenders or the value of such Eligible Loan Asset.
"Maturity Amendment" means, any amendment to the Underlying Instruments of any Loan Asset which delays or extends the maturity date or any principal payment date for such Loan Asset.
"Maximum Portfolio Advance Rate" means, as of any date of determination, the advance rate corresponding to the applicable Diversity Score of the Eligible Loan Assets included in the Collateral as of such date, as set forth below:

Diversity Score (x)	Maximum Portfolio Advance Rate
x < 5.0	0%
5.0 < x < 7.5	35%
7.5 < x < 10.0	40%
10.0 < x < 15.0	50%
x > 15.0	Weighted Average Advance Rate as of such date, but in no case greater than 60%
"Measurement Date" means each of the following dates: (a) the Closing Date; (b) each Reporting Date; (c) the date as of which an Advance or reduction of the Advances Outstanding is requested; (d) the date as of which a release of Principal Collections is requested pursuant to Section 2.18; (e) the date of any Discretionary Sale described in Section 2.07(a); (f) the date as of which the Servicer obtains actual knowledge of any Value Adjustment Event; (g) the date as of which a Borrowing Base Deficiency occurs and (h) the last day of the Revolving Period.
"Minimum Equity Amount" means the greater of (a) the sum of the Outstanding Balances of all Eligible Loan Assets that are the obligations of the five largest Obligors and (b) 20.0% of the Facility Amount.
USActive 55125247.5    34

“Minimum Utilization” means (a) on any day following February 4, 2021 and prior to the end of the Revolving Period, 50.0% of the Facility Amount, and (b) at all other times, zero.
"Moody's" means Moody's Investors Service, Inc. (or its successors in interest).
"Morgan Stanley" means Morgan Stanley Bank, N.A., and its successors and assigns.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the applicable Person or any ERISA Affiliate of that Person contributed or had any obligation to contribute.
"New Advance" has the meaning assigned to that term in Section 2.19(b).
"New Commitments" has the meaning assigned to that term in Section 2.19(a).
"Non-Approval Event" means an event that (a) will be deemed to have occurred if, during any one-hundred and eighty (180) day period (measured on a rolling basis), the quotient of (i) the number of Eligible Loan Assets (other than with respect to clause 1 of Schedule II) submitted by the Borrower to the Administrative Agent for inclusion as an Eligible Loan Asset which the Administrative Agent has rejected (provided at least twelve Eligible Loan Assets (other than with respect to clause 1 of Schedule II) were reviewed) divided by (ii) the total number Eligible Loan Assets (other than with respect to clause 1 of Schedule II) submitted by the Borrower to the Administrative Agent for inclusion, is 50% or greater and (b) will be continuing until the conditions set forth in clause (a) of this definition are no longer true.
“Non-Consensual Competitor Lender” means any Competitor that becomes a Lender hereunder without the Borrower’s prior written consent in accordance herewith, unless at the time of such assignment to such Competitor an Unmatured Event of Default or an Event of Default had occurred and was continuing at such time.
"Non-Consenting Lender" has the meaning assigned to that term in Section 2.20(d).
"Noteless Loan" means a Loan Asset with respect to which the Underlying Instruments (a) do not require the Obligor to execute and deliver a promissory note to evidence the Indebtedness created under such Loan Asset or (b) require any holder of the Indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan Asset held by the Borrower).
"Notice of Borrowing" means a written notice of borrowing from the Borrower to the Administrative Agent in the form attached hereto as Exhibit D.
"Notice of Exclusive Control" has the meaning given to such term in the Account Agreement.
"Notice of Reduction" means a notice of a reduction of the Advances Outstanding pursuant to Section 2.16, in the form attached hereto as Exhibit E.
USActive 55125247.5    35

"Obligations" means all present and future indebtedness and other liabilities and payment obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Secured Parties, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, all liability for Yield and principal of the Advances Outstanding, Breakage Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Secured Parties and the Account Bank under this Agreement and/or any other Transaction Document, including, the Administrative Agent Fee Letter, any Lender Fee Letter, any Prepayment Premium and documented costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, including attorneys' fees, documented costs and expenses, in accordance with the terms hereof, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
"Obligor" means, with respect to a Loan Asset, the Person who is obligated to repay such Loan Asset (including, if applicable, a guarantor thereof), and whose assets are primarily relied upon by the Borrower at the time such Loan Asset was originated or purchased by the Borrower as the source of repayment of such Loan Asset.
"Obligor Information" means, with respect to any Obligor, (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, organized or incorporated, (c) the audited financial statements for such Obligor for the three prior fiscal years (or such shorter period of time for which such audited financial statements have been prepared and are available), unless the Servicer has notified the Administrative Agent that such audited financial statements are unavailable and the Administrative Agent has waived in writing the requirement to deliver such audited financial statements, (d) the Servicer's internal credit memo with respect to the Obligor and the related Loan Asset, including explanation of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Servicer, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) the financials for the most recent fiscal quarter, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor and (l) Underlying Instruments, unless in each case the Administrative Agent has agreed in writing in its sole discretion to exclude any such information or documentation as Obligor Information for such Obligor (such agreement to so exclude may be included in the related Approval Notice).
"OFAC" means the U.S. Department of the Treasury's Office of Foreign Asset Control.
"Officer's Certificate" means a certificate signed by a Responsible Officer, as an authorized officer, of any Person.
USActive 55125247.5    36

"Opinion of Counsel" means a customary written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Milbank LLP shall be considered acceptable counsel for purposes of this definition.
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes imposed with respect to an assignment that are the result of any other present or former connection between a Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).
"Outstanding Balance" means, as of any date of determination, the outstanding principal balance of a Loan Asset as of such date, exclusive of any PIK Interest or accrued interest on such Loan Asset as of such date; provided that, for purposes of calculating the "Outstanding Balance" of any PIK Loan Asset, principal payments received on such Loan Asset shall first be applied to reducing or eliminating any outstanding PIK Interest or accrued interest; provided further that, unfunded commitments shall be excluded for purposes of calculating the "Outstanding Balance" of any Delayed Draw Loan Asset or Revolving Loan.
"Parent" means BlackRock TCP Capital Corp., a Delaware corporation.
"Parent Stockholders’ Equity" means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of equity holders’ equity for the Parent and its direct and indirect Subsidiaries at such date.
"Participant Register" has the meaning assigned to that term in Section 12.04(e).
"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (signed into law October 26, 2001).
"Payment Date" means the date ten (10) Business Days following the related Determination Date in each calendar month, commencing in September 2020; provided that the final Payment Date shall occur on the Collection Date.
"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
"Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute.
USActive 55125247.5    37

"Permitted Investments" means, as of any date of determination:
(a) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;
(b) demand or time deposits in, bank deposit products of or certificates of deposit of, demand notes of, or bankers' acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment are rated at least "A-1" by S&P and "P-1" by Moody's;
(c) commercial paper that (i) is payable in Dollars and (ii) is rated at least "A-1" by S&P and "P-1" by Moody's; and
(d) units of money market funds rated in the highest credit rating category by any nationally recognized statistical rating organization, including S&P and Moody's.
No Permitted Investment shall have an "f," "r," "p," "pi," "q," "sf" or "t" subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates acts as offeror or provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition); provided that, notwithstanding the foregoing clauses (a) through (d) above, Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of "covered fund" for purposes of the Volcker Rule. The Collateral Agent and Collateral Custodian shall have no obligation to determine or oversee compliance with the foregoing.
"Permitted Liens" means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for Taxes, assessments or other governmental charges or levies if such Taxes, assessments or other governmental charges or levies shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen's, warehousemen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.
USActive 55125247.5    38

"Permitted Working Capital Lien" means, with respect to any Loan Asset, a Lien on the applicable Related Collateral (a) that is first priority under Applicable Law, (b) on specified accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit and investment accounts and (c) that is set forth on the related Approval Notice or otherwise approved by the Administrative Agent in writing in its sole discretion.
"Person" means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
"PIK Interest" means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as cash interest as it accrues.
"PIK Loan Asset" means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.
"Pre-Approved Replacement Servicer" means (i) an established bank or insurance company with a capital amount of at least U.S. $50,000,000 or (ii) a Person listed on Schedule VII, as such schedule may be updated from time to time by the Borrower with the prior consent of the Facility Agent.
"Prepayment Premium" has the meaning assigned to that term in the Lender Fee Letter.
"Principal Collection Subaccount" means a sub-account (account number 92074001 at the Account Bank) of the Collection Account entitled "Principal Collection Subaccount," into which Principal Collections shall be segregated.
"Principal Collections" means with respect to any date of determination, all amounts received by the Borrower during the related Remittance Period that do not constitute Interest Collections and any other amounts that have been designated as Principal Collections pursuant to the terms of this Agreement; provided that Excluded Amounts shall not constitute Principal Collections.
"Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).
"Proceeds" means, with respect to any property included in the Collateral, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to such Collateral including any insurance relating thereto.
USActive 55125247.5    39

"Purchase and Sale Agreements" means, together, the SVCP Purchase and Sale Agreement and the TCPC Funding I Purchase and Sale Agreement.
"Purchase Date" means, with respect to each Loan Asset (or any portion thereof), the settlement date of the acquisition of such Loan Asset (or such portion) by the Borrower.
"Purchase Price" means, with respect to any Loan Asset, an amount (expressed as a percentage of par) equal to the greater of (a) zero and (b) the actual price paid by the Borrower for such Loan Asset; provided that (1) if the actual price paid by the Borrower for such Loan Asset exceeds 100% of par, the Purchase Price shall be deemed to be 100% and (2) any Loan Asset acquired with an original issue discount of 3% of par or less shall be deemed to have been acquired at par.
"Qualified Blackrock Affiliate" means any Affiliate (which shall include without limitation the investment manager of the Servicer, any affiliate of such investment manager and any fund or account managed by the investment manager or its affiliate) of the Servicer (a) that has the ability and experience to professionally and competently perform duties similar to those imposed upon the Servicer under this Agreement, (b) that is legally qualified and has the capacity and applicable licenses or other regulatory qualifications to act as Servicer under this Agreement, (c) that would satisfy the Financial Covenant Test (if such test applied to the Servicer), (d) for which the principal personnel who would perform its duties hereunder as the Servicer are substantially the same individuals who perform such duties immediately prior to such assignment, (e) for which the Administrative Agent has received all "know your customer" documentation and information reasonably and timely requested and (f) that shall assume the obligations of the Servicer.
"Qualified Lender" means a Person that was not formed for the specific purpose of becoming a Lender or beneficial owner of an Advance and that is “qualified purchaser” within the meaning of Section 3(c)(7) of the 1940 Act.
"Ramp-Up Period" means the period beginning on the Closing Date and ending on the six-month anniversary thereof.
“Rate Adjustment” means an adjustment which may be zero or a positive or negative value, and:
(a) if the Applicable Index is LIBOR, then equal to zero;
(b) if the Index Transition is a transition from LIBOR to:
(i) Term SOFR, then the adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition;
(ii) Compounded SOFR, then the adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition;
(iii) the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or
USActive 55125247.5    40

(iv) a Replacement Index other than Term SOFR, Compounded SOFR, or the ISDA Fallback Rate, then an adjustment consistent with Market Practice for handling such Index Transition selected by the Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned); or

(c) if the Index Transition is a transition from an Index other than LIBOR to another Index, then an adjustment consistent with Market Practice for handling such Index Transition selected by the Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned).
"Recipient" means the Administrative Agent and any Lender, as applicable.
"Records" means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Loan Assets or maintained with respect to the Loan Assets and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower has acquired an interest pursuant to a Purchase and Sale Agreement or in which the Borrower otherwise has obtained an interest.
"Recoveries" means, with respect to any Defaulted Loan, the proceeds from the sale of the Related Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset (without duplication) or the Related Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.
"Recurring Revenue" means, with respect to any Eligible Loan Assets that are Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan Asset, or any comparable term for "Revenue", "Recurring Revenue" or "Adjusted Revenue" in the Underlying Instruments for each such Eligible Loan Asset or if there is no such term in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Servicer (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP).
"Recurring Revenue Loan" means any Loan Asset that satisfies all of the requirements set forth in the definition of "First Lien Loan" except that it is underwritten based on the Recurring Revenue of the Obligor, as determined by the Administrative Agent in its sole discretion after consultation with the Servicer and designated as such in the related Approval Notice.
"Redemption Purchaser" has the meaning assigned to that term in Section 7.02(j).
"Register" has the meaning assigned to that term in Section 2.13.
USActive 55125247.5    41

"Registered" means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder.
"Related Asset" means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:
(a) any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;
(b) all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Underlying Instruments;
(c) the controlled accounts with respect to such Related Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;
(d) any Related Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) and all liquidation proceeds;
(e) all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;
(f) all Insurance Policies with respect to any Loan Asset;
(g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;
(h) all records (including computer records) with respect to the foregoing; and
(i) all collections, income, payments, proceeds and other benefits of each of the foregoing.
"Related Collateral" means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.
"Release Date" has the meaning set forth in Section 2.07(b).
"Relevant Governmental Body" means (a) the Federal Reserve Board or the Federal Reserve Bank of New York or (b) a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
USActive 55125247.5    42

"Remittance Period" means, with respect to a Payment Date during which the Applicable Index is (i) LIBOR, (a) as to the initial Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning on and including the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date and (ii) a Replacement Index, a period the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) is consistent with Market Practice in implementing the applicable Index Transition.
"Removed Loan Asset" means any Loan Asset that is no longer an Eligible Loan Asset or that has an Assigned Value of zero, if such Loan Asset is removed and replaced with an Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, that has a par value equal to at least 50% of the par value of such Loan Asset being replaced, and the Administrative Agent in its sole and absolute discretion approves the related Approval Notice for the Eligible Loan Asset delivered in accordance with Section 3.04.
"Replacement Index" means, as of the relevant Index Transition Date and thereafter until a subsequent Index Transition Date or the Facility Maturity Date, the first alternative Index set forth in the order below that the Administrative Agent determines is available, appropriate for the transaction and consistent with Market Practice:
(a) Term SOFR;
(b) Compounded SOFR:
(c) an Index selected or recommended by the Relevant Government Body as the replacement for the then-current Applicable Index;
(d) the ISDA Fallback Rate; or
(e) an Index selected by the Administrative Agent; provided that if the Index selected by the Administrative Agent pursuant to this clause (e) differs from the Index used on more than 50% of the floating rate Loan Assets, such selection shall be made with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned).
"Replacement Servicer" has the meaning assigned to that term in Section 6.01(c).
"Reporting Date" means the date that is three (3) Business Days prior to the Payment Date, commencing in September, 2020.
"Required Lenders" means (a) Morgan Stanley (as a Lender hereunder) and its successors and assigns and (b) the other Lenders, if any, representing, together with Morgan Stanley, an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided
USActive 55125247.5    43

that if at any time there is more than one Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated Lenders shall be required to constitute "Required Lenders".
"Required Loan Documents" means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:
(a) (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document, credit agreement or such other instrument (if and as applicable) relating to such Loan Asset evidencing the (x) assignment of such Loan Asset from any prior third party owner thereof to the Borrower and from the Borrower in blank or (y) the ownership of the Loan Asset by the Borrower;
(b) copies of the executed (i) guaranty (if any), (ii) Underlying Instrument and (iii) if applicable, acquisition agreement (or similar agreement), in each case as set forth on the Loan Asset Checklist;
(c) with respect to any Loan Asset originated by the Transferor or the SPV Transferor, as applicable, and with respect to which the Transferor or the SPV Transferor, as applicable, acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor, as debtor, and the Transferor or the SPV Transferor, as applicable, or other applicable agent, as secured party, and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case, as set forth in the Loan Asset Checklist; and
(d) with respect to any Transferor Participation Interest, a fully executed assignment agreement that (x) shall be delivered as soon as practicable, but in no event later than the Elevation Date applicable to such Transferor Participation Interest or (y) if no assignment agreement is delivered, then other written evidence satisfactory to the Administrative Agent evidencing the Elevation of such Transferor Participation Interest and the recognition of the Borrower as the owner of record by the applicable administrative agent in respect of each applicable Loan Asset related to such Transferor Participation Interest.
unless, in each case, the Administrative Agent has agreed in writing in its sole discretion to exclude any such documents or instruments as a Required Loan Document for such Loan Asset (such agreement to so exclude may be included in the related Approval Notice). The Servicer shall deliver notice of such exclusion to the Collateral Custodian.
"Required Sale Assets" means all assets owned by the Borrower that would disqualify the Borrower from using the "loan securitization exclusion" under the Volcker Rule (as determined by the Administrative Agent in its reasonable discretion).
USActive 55125247.5    44

"Responsible Officer" means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other director or duly authorized officer of such Person to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject or any individual previously designated thereby in writing to the Administrative Agent that has been duly authorized to act on behalf of such Person.
"Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding and (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments, and (z) payment of the purchase price for any Loan Asset transferred by the Transferor or the SPV Transferor, as applicable, to the Borrower shall not constitute Restricted Junior Payments.
"Retained Interest" means, with respect to any Loan Asset that is transferred to the Borrower, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan Asset and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan Asset that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.
"Revenue" means, with respect to any Eligible Loan Assets that are Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan Asset, or any comparable term for "Revenue" or "Adjusted Revenue" in the Underlying Instruments for each such Eligible Loan Asset; provided that if there is no such term in the Underlying Instruments, revenue for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) for the most recent four fiscal quarter period for which financial statements have been delivered.
"Review Criteria" has the meaning assigned to that term in Section 11.02(b)(i).
"Revolving Loan" means a loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed; provided that any such Loan
USActive 55125247.5    45

Asset will no longer be a Revolving Loan once all commitments by the Borrower to make advances to the related Obligor expire or are terminated or reduced to zero.
"Revolving Period" means the period commencing on the Closing Date and ending on the day preceding the earlier to occur of (a) the Commitment Termination Date and (b) the Facility Maturity Date.
"RIC" means any Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.
"S&P" means S&P Global Ratings, an S&P global business (and any successor or successors thereto).
"Sanctions" means economic and trade sanctions administered or enforced by any of the following authorities: OFAC, the U.S. Department of State, the European Union, Her Majesty's Treasury (United Kingdom) or the United Nations Security Council.
"Scheduled Payment" means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Underlying Instruments.
"Second Lien Loan" means any Loan Asset (a) that is secured by a valid and perfected Lien on substantially all of the Obligor's assets constituting Related Collateral for such Loan Asset, subject only to the prior Lien provided to secure the obligations under a "first lien" loan pursuant to typical commercial terms, any Permitted Working Capital Lien and any other expressly permitted Liens under the Underlying Instrument for such Loan Asset, including any "permitted liens" as defined in such Underlying Instrument, or such comparable definition if "permitted liens" is not defined therein, (b) that provides that except for the express lien priority provisions under the documentation of the "first lien" lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) that the Servicer determines in accordance with the Servicing Standard that the value (or the enterprise value) of the Related Collateral securing the Loan Asset on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal or greater seniority secured by the same Related Collateral (including, without limitation, the outstanding principal balance of the "first lien" loan).
"Secured Obligations" has the meaning assigned to that term in Section 2.12(a).
"Secured Party" means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent, the Account Bank and, solely with respect to receiving all amounts owed to it under this Agreement and the other Transaction Documents, the Servicer; provided that amounts owed to the Servicer are subordinated and junior to the amounts owed to the other Secured Parties to the extent set forth in the priorities of payment set forth in Section 2.04(a), (b) and (c).
USActive 55125247.5    46

"Senior Leverage Ratio" means, with respect to any Loan Asset or any portion of any Loan Asset, as applicable, for any period, the meaning of "Senior Leverage Ratio" or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instruments for each such Loan Asset, and in any case that "Senior Leverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including FLLO Loans) less Unrestricted Cash, in each case, as of the applicable test date, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its reasonable discretion, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.
"Servicer" means, as of any date of determination, the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.
"Servicer Certificate" has the meaning assigned to that term in Section 6.08(c).
"Servicer Default" means the occurrence of any one or more of the following events:
(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by any Transaction Documents, which continues unremedied for a period of two (2) Business Days (or three (3) Business Days if such failure is due to an administrative or technical issue that is beyond the Servicer's reasonable control);
(b) the Servicer shall fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $25,000,000 when the same becomes due and payable (after giving effect to any applicable grace period related thereto); (ii) any other default by the Servicer under any agreement, contract, document or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness is in fact declared to be due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;
(c) any failure by the Servicer to deliver any required Servicing Report on or before the date occurring three (3) Business Days after such report is required to be made or given under the terms of this Agreement; provided that the grace period shall not be applicable if such delivery after the due date shall prevent the Collateral Agent from making payments in accordance with Section 2.04;
(d) any Change of Control with respect to the Servicer or any merger of the Servicer into another Person (where the Servicer is not a surviving entity) without the prior written consent of the
USActive 55125247.5    47

Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion;
(e) except for an assignment to a Qualified Blackrock Affiliate, any assignment of the rights or obligations as "Servicer" hereunder to any Person without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion;
(d) any representation, warranty or certification made by the Servicer (in each case, solely in its capacity as Servicer) in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made which incorrect representation, warranty or certification has a material and adverse effect on the validity, enforceability or collectability of this Agreement or any other Transaction Document or any of the Administrative Agent or Lenders' rights hereunder or under any Transaction Documents, and, in each case, the same continues unremedied for a period of 30 days after the earlier to occur of (x) the date on which written notice thereof is given to the Servicer or (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset in accordance with the terms of Section 2.07 shall remedy the failure of any representation, warranty or certification related to such Loan Asset;
(f) except as otherwise provided in this definition of "Servicer Default," any failure on the part of the Servicer (in each case, solely in its capacity as Servicer) duly to (i) observe or perform any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including any delegation of the Servicer's duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply with the Servicing Standard in all material respects regarding the servicing of the Collateral, and, in each case, the same continues unremedied for a period of 30 days after the earlier to occur of (x) the date on which written notice thereof is given to the Servicer or (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset in accordance with the terms of Section 2.07 shall remedy the failure of any covenant related to such Loan Asset being an Eligible Loan Asset;
(h) a Bankruptcy Event shall occur with respect to the Servicer;
(i) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000 against the Servicer, and the Servicer shall not have, within thirty (30) days, either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms, (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (C) provided to the Administrative Agent evidence satisfactory to it that an insurance provider has agreed to satisfy such judgment, decree or order in full (excluding any applicable deductibles); or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer to enforce any such judgment; or
(j) an Event of Default shall occur and be continuing.
USActive 55125247.5    48

"Servicer Removal Notice" has the meaning assigned to that term in Section 6.01(b).
"Servicing Fee" means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (a) 0.25% per annum, (b) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (c) the actual number of days in such Remittance Period, divided by 360; provided that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicing Fee payable on any Payment Date.
"Servicing Report" has the meaning assigned to that term in Section 6.08(b).
"Servicing Standard" means, with respect to any Loan Assets included in the Collateral, to service and administer such Loan Assets in accordance with Applicable Law, the terms of this Agreement, the Underlying Instruments, and, to the extent consistent with the foregoing, (i) if the Servicer is the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer exercises with respect to comparable assets that it manages for itself and its Affiliates having similar investment objectives and restrictions, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.
"Similar Law" has the meaning assigned to that term in Section 4.01(x).
"SOFR" means the secured overnight financing rate published by the Relevant Governmental Body.
"Solvent" means, as to any Person as of any date of determination, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person's property assets would constitute unreasonably small capital.
"Specified Industries" means (i) the “Oil, Gas & Consumable Fuels” Industry Classification and (ii) the “Publishing” sub-industry of the “Media” Industry Classification.
"SPV Transferor" means TCPC Funding I, LLC, a Delaware limited liability company, in its capacity as the seller under the TCPC Funding I Purchase and Sale Agreement and as the
USActive 55125247.5    49

transferor under the TCPC Funding I Master Participation Agreement, together with its successors and assigns in such capacity.
"SPV Transferor Debt Facility" means that certain Loan Financing and Servicing Agreement, dated as of May 15, 2013, among the SPV Transferor, as borrower, the lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto and Wells Fargo Bank, National Association, as collateral agent and collateral custodian (as amended from time to time).
"Standby Investment" means WF Plus Money Market Account.
"State" means one of the fifty states of the United States or the District of Columbia.
"Stated Maturity" means August 4, 2025.
"Structured Finance Obligation" means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.
"Subsidiary" means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that notwithstanding the forgoing, an Obligor with respect to which the Borrower has received equity interests in connection with the exercise of any remedies with respect to a Loan Asset, the exercise of any warrant with respect to a Loan Asset or any exchange offer, work-out or restructuring of a Loan Asset shall not be considered a Subsidiary.
"Substitute Eligible Loan Asset" means each Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(b)(ii).
"SVCP Master Participation Agreement" means that certain master participation agreement, dated the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"SVCP Purchase and Sale Agreement" means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
USActive 55125247.5    50

"Synthetic Security" means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.
"Target Portfolio Amount" means $450,000,000.
"Tax Expense Cap" means, for any Payment Date, a per annum amount equal to $50,000.
"Tax Subsidiary" means an entity treated as a corporation for U.S. federal income tax purposes, 100% of the equity interests in which are directly owned by the Borrower.
"Taxes" means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
"TCPC Funding I Master Participation Agreement" means that certain master participation agreement, dated as of the Closing Date, between the SPV Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"TCPC Funding I Purchase and Sale Agreement" means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the SPV Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.
"Term SOFR" means an Index which the Administrative Agent determines meets each of the following criteria:
(a) is a forward-looking term rate;
(b) is based on SOFR;
(c) has a tenor of one (1) month (disregarding business day adjustment); and
(d) has been selected, recommended or endorsed by the Relevant Governmental Body.
"Termination/Reduction Notice" means each notice required to be delivered by the Borrower in respect of any termination of this Agreement or any permanent reduction of the Facility Amount, in the form of Exhibit F.
"Third Party Bid" has the meaning set forth in the definition of “Assigned Value.”
"Total Borrower Capitalization" means, on any date of determination, the sum of (a) the Outstanding Balances of all Loan Assets plus (b) the aggregate amount on deposit in the Principal Collection Subaccount plus (c) the aggregate amount on deposit in the Unfunded Exposure Account.
USActive 55125247.5    51

"Total Leverage Ratio" means, with respect to any Loan Asset for any period, the meaning of "Total Leverage Ratio" or any comparable definition in the Underlying Instruments for each Loan Asset, and in any case that "Total Leverage Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness less Unrestricted Cash, in each case, as of the applicable test date, to (b) EBITDA, for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan Asset was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its reasonable discretion, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.
"Transaction Documents" means this Agreement, any Assignment and Acceptance, any Joinder Supplement, each Purchase and Sale Agreement, each Master Participation Agreement, the Account Agreement, the Administrative Agent Fee Letter, the Collateral Agent and Collateral Custodian Fee Letter, each Lender Fee Letter and each document, instrument or agreement arising out of any of the foregoing.
"Transfer" has the meaning assigned to that term in Section 12.04(f).
"Transferee" has the meaning assigned to that term in Section 12.04(f).
"Transferor" means Special Value Continuation Partners LLC, a Delaware limited liability company, in its capacity as the Transferor hereunder, as the seller under the SVCP Purchase and Sale Agreement and as the transferor under the SVCP Master Participation Agreement, together with its successors and assigns in such capacity.
"Transferor Participation Interest" means a participation interest in a loan that satisfies each of the following criteria: (a) such participation is included as of the Closing Date, (b) such participation would constitute a Loan Asset were it acquired directly, (c) the seller of such participation is a lender on the underlying loan, (d) the aggregate participation in the loan granted by such participation seller to all participants (including the Borrower) does not exceed the principal amount or commitment with respect to which such participation seller is a lender under such loan, (e) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the selling participation seller holds in the loan or commitment that is the subject of the participation, (f) the entire purchase price for such participation is paid in full (without the benefit of financing from the participation seller, other than any capital contribution deemed made in connection therewith) at the time of the participant’s acquisition, (g) the participation provides the participant with all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (h) such participation is documented under a Loan Syndications and Trading Association or similar market agreement standard for loan participation transactions among institutional market participants (including each Purchase and Sale Agreement or each Master Participation Agreement), (i) such participation is not a sub-participation interest in any loan and (j) such participation interest shall require Elevation (i) with respect to 50% of such Transferor Participation Interests, within 60 calendar days of the Closing Date and (ii) with respect to the
USActive 55125247.5    52

remaining 50% of the Transferor Participation Interests, within 90 calendar days of the Closing Date.
"U.S. Tax Compliance Certificate" has the meaning assigned to that term in Section 2.11(g)(i)(c).
"UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
"Underlying Instruments" means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.
"Unfunded Exposure Account" means a trust account (account number 92074003 at the Account Bank) entitled "Unfunded Exposure Account", in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.
"Unfunded Exposure Amount" means, as of any date of determination, with respect to a Delayed Draw Loan Asset or a Revolving Loan, as applicable, an amount equal to the aggregate amount of all unfunded commitments associated with such Loan Asset as of such date.
“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).
“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to a Delayed Draw Loan Asset or a Revolving Loan, as applicable, an amount equal to the sum of the products of (a) the Unfunded Exposure Amount thereof multiplied by (b) the difference of (x) 100% minus (y) the product of (A) Assigned Value with respect to such Loan Asset multiplied by (B) the Advance Rate applicable to such Loan Asset.
“Unfunded Exposure Test” means a test that will be satisfied as of any date of determination during the Amortization Period if the amounts on deposit in the Unfunded Exposure Account as of such date equals or exceeds the aggregate Unfunded Exposure Amount as of such date; provided that the Unfunded Exposure Test shall be calculated on a pro forma basis to give effect to the acquisition or disposition of any Delayed Draw Loan Asset or Revolving Loan and concurrent funding of or withdrawal from the Unfunded Exposure Account, in each case, on the relevant date of determination.
"United States" means the United States of America.
"United States Tax Person" means a "United States person" as defined in Section 7701(a)(30) of the Code.
USActive 55125247.5    53

"Unitranche Loan" means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor's assets constituting Related Collateral for such Loan Asset, subject to any Permitted Working Capital Lien and expressly permitted Liens, including any "permitted liens" as defined in the Underlying Instrument for such Loan Asset or such comparable definition if "permitted liens" is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) for which no other Indebtedness of the Obligor secured by a Lien on the Related Collateral exists or is outstanding other than any Permitted Working Capital Lien; provided that any Loan Asset that would otherwise constitute a First Lien Loan but for clause (e) of the definition thereof shall constitute a Unitranche Loan.
"Unmatured Event of Default" means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.
"Unrestricted Cash" means, (a) with respect to any Loan Asset, the meaning of "Unrestricted Cash" or any comparable definition in the Underlying Instruments for the applicable Loan Asset and (b) in any case that "Unrestricted Cash" or such comparable definition is not defined in such Underlying Instruments or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.
"Unused Fee" has the meaning assigned to that term in Section 2.09.
"Unused Fee Rate" means a rate equal to 0.35% per annum.
"Value Adjustment Event" means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:
(a) (I) in the case of any Loan Asset other than an Asset Based Loan or a Recurring Revenue Loan, (i) the Cash Interest Coverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument is less than 1.15:1.00, or (ii) either (A) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument, minus the Total Leverage Ratio calculated on the Cut-Off Date equals or exceeds 1.00:1.00 or (B) both (x) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument, minus the Total Leverage Ratio calculated on the Cut-Off Date equals or exceeds 0.60:1.00 and (y) the Total Leverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20% from the same Total Leverage Ratio as calculated on the applicable Cut-Off Date or the date on which the last Value Adjustment Event occurred pursuant to this clause (ii); (II) in the case of any Recurring Revenue Loan, the Debt-to-Recurring-Revenue Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20.0% from the Debt-to-Recurring-Revenue Ratio calculated on the applicable Cut-Off Date; and (III) in the case of any Asset Based Loan, the LTV with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 25.0% from the LTV calculated on the applicable Cut-Off Date;
USActive 55125247.5    54

(b) an Obligor payment default with respect to principal or interest occurs under such Loan Asset that continues and has not been cured after giving effect to the any grace period applicable thereto under the related Underlying Instruments;
(c) any payment default as to the payment of principal and/or interest under any other senior or pari passu obligation for borrowed money of the related Obligor occurs and has not been cured after giving effect to any grace period applicable thereto;
(d) a Bankruptcy Event with respect to the related Obligor (after giving effect to any applicable grace or cure period thereunder);
(e) the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information (i) as required by the Underlying Instruments of such Loan Asset (after giving effect to any applicable grace or cure period thereunder) and (ii) with a frequency of at least quarterly, but which shall in no case exceed seventy five (75) days after the end of each quarter and one hundred and fifty (150) days after the end of each fiscal year unless otherwise agreed to by the Administrative Agent in its sole discretion;
(f) the occurrence of a Material Modification with respect to such Loan Asset that is not previously waived by the Administrative Agent;
(g) the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard; or
(h) with respect to any Recurring Revenue Loan, the related Obligor's last quarter annualized Revenue or Loan Asset Liquidity is less than the minimum covenant, if any, specified in the Underlying Instrument.
"Volcker Rule" means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
"Warranty Breach Event" means, as to any Loan Asset, (a)(1) the discovery that, as of the related Cut-Off Date, such Loan Asset did not satisfy the definition of "Eligible Loan Asset" or there otherwise existed a breach of any representation or warranty relating to such Loan Asset or (2) the Borrower fails to satisfy Section 3.02(a)(ii) or Section 3.04(b), as applicable, with respect to such Loan Asset and (b) such breach under clause (a)(1) occurs or was continuing on the date of the conveyance of such Loan Asset and such breach under clause (a)(2) occurs or was continuing on the date such documents were required to be provided under this Agreement.
"Warranty Breach Loan Asset" means any Loan Asset with respect to which a Warranty Breach Event has occurred.
"Weighted Average Advance Rate" means, as of any date of determination with respect to all Eligible Loan Assets included in the Aggregate Adjusted Borrowing Value, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each
USActive 55125247.5    55

Eligible Loan Asset by (ii) the Adjusted Borrowing Value of such Eligible Loan Asset and dividing (b) such sum by the Aggregate Adjusted Borrowing Value.
"Weighted Average Life" means, as of any date of determination, the number obtained by (a) for each Eligible Loan Asset (other than a Defaulted Loan), multiplying the amount of each scheduled distribution of principal to be paid after such determination date by the number of years (rounded to the nearest hundredth) from such determination date until such scheduled distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a) above; and (c) dividing the sum calculated pursuant to clause (b) above by the sum of all scheduled distributions of principal due on all the Eligible Loan Assets (other than Defaulted Loans) as of such determination date.
"Weighted Average Life Test" means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Loan Assets as of such date is less than or equal to 6.0 years.
"Weighted Average Spread" means, as of any date of determination, a fraction (expressed as a percentage) obtained by (a) multiplying the Outstanding Balance of each floating rate Eligible Loan Asset (excluding, in the case of any Delayed Draw Loan Asset or Revolving Loan, as applicable, the unfunded portion of the commitment thereunder) (other than a Defaulted Loan) included in the Collateral as of such date by its Effective Spread, (b) summing the amounts determined pursuant to clause (a), and (c) dividing the sum determined pursuant to clause (b) above by the aggregate Outstanding Balance of all floating rate Eligible Loan Assets (excluding the unfunded portions of all Delayed Draw Loan Assets and Revolving Loans, as applicable) (other than a Defaulted Loan) included in the Collateral as of such date.
"Weighted Average Spread Test" means a test that will be satisfied on any date of determination if the Weighted Average Spread is greater than or equal to 6.0%.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
"Yield" means the sum of the following, payable on each Payment Date:
(a) with respect to any previously ended Remittance Period, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):
YR x L
D
where: YR = the Yield Rate applicable to such Advance on such day during such Remittance Period;
USActive 55125247.5    56

        L = the outstanding principal amount of such Advance on such day; and
        D = 360;
plus

1.with respect to any previously ended Remittance Period, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):
YR x L
D
where: YR = the Yield Rate applicable on such day;
        L = the greater of (a) the Minimum Utilization minus the Advances Outstanding on such day, and (b) 0; and
        D = 360;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded (and is so rescinded) by the Lender to the Borrower or any other Person for any reason including, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, any provision of the Bankruptcy Code.
"Yield Rate" means, for any Advance, as of any date of determination during any Remittance Period applicable to such Advance, an interest rate per annum equal to the Index Rate for such date plus the Rate Adjustment plus the Applicable Margin plus the Drawn Fee Rate.
"Zero-Coupon Obligation" means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.
Section 1.02 Other Terms.
(a) All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.
(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision and the Administrative Agent consents thereto
USActive 55125247.5    57

(such consent not to be unreasonably withheld, delayed or conditioned) (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose and the Borrower consents thereto (such consent not to be unreasonably withheld, delayed or conditioned)), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.03 Computation of Time Periods
. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."
Section 1.04 Interpretation.
In each Transaction Document, unless a contrary intention appears:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."
(d) The word "will" shall be construed to have the same meaning and effect as the word "shall."
(e) The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.
(f) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (subject to any restrictions on such amendments, modifications, supplements, restatements or replacements set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to
USActive 55125247.5    58

refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(g) Unless expressly stated otherwise, any decision to be made at the discretion of the Administrative Agent (or any Lender) shall be in its sole discretion.
(h) All calculations required to be made hereunder with respect to the Loan Assets and the Borrowing Base shall be made on a trade date basis.
(i) Reference to any time means New York, New York time (unless expressly specified otherwise).
(j) Any reference to "close of business" means 5:00 p.m., New York, New York time.
(k) Any use of the term "knowledge" or "actual knowledge" in this Agreement shall mean actual knowledge of a Responsible Officer of such Person after reasonable inquiry.
(l) Any use of "material" or "materially" or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion; provided that, when making any representations or warranties herein or in any other Transaction Document, or in any document delivered in connection herewith or therewith by the Borrower or the Servicer, the Borrower or the Servicer, as applicable, shall determine materiality in its reasonable discretion with respect to its use of "material" or "materially" or words of similar meaning.
(m) For purposes of this Agreement, an Event of Default or Servicer Default shall be deemed to be continuing until it is waived in accordance with Section 12.01(a).
ARTICLE II.
THE FACILITY
Section 2.01 Advances.
(a) Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Revolving Period, the Borrower (or the Servicer on behalf of the Borrower) may request that the Lenders make Advances secured by the Collateral, in an aggregate amount up to the Availability as of such date, to the Borrower for the purpose of (x) purchasing Eligible Loan Assets, (y) depositing funds in the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount of the related Delayed Draw Loan Asset or Revolving Loan, as applicable or (z) making distributions thereof to the Transferor; provided that, other than pursuant to Section 2.02(f), no Lender shall be obligated to make any Advance on or after the date that is two (2) Business Days prior to the earlier to occur of the Commitment Termination Date or the Facility Maturity Date. Under no circumstances shall any Lender be required to make any Advance if after giving effect
USActive 55125247.5    59

to such Advance and the addition to the Collateral of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default exists or would result therefrom or an Unmatured Event of Default would result therefrom or (ii) a Borrowing Base Deficiency exists or would result therefrom. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed such Lender's unused Commitment then in effect.
(b) Promissory Note. Upon the request of any Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note of the Borrower (in form and substance satisfactory to the Administrative Agent in its sole discretion) evidencing the Advances of such Lender with appropriate insertions as to the date and principal amount.
Section 2.02 Procedure for Advances.
(a) During the Revolving Period, the Lenders will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Section 2.01 and this Section 2.02 and subject to the provisions of Article III hereof.
(b) For each Advance, the Borrower shall deliver a written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender, with a copy to the Collateral Agent and the Collateral Custodian, no later than 2:00 p.m. at least one (1) Business Day before the Business Day on which the Advance is to be made; provided that, if such Notice of Borrowing is delivered later than the time set forth above, such Notice of Borrowing shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and an updated Loan Asset Schedule, and shall specify:
(i) the proposed aggregate amount of such Advance; provided that, except with an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;
(ii) the proposed date of such Advance;
(iii) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied;
iv.the amount of cash, if any, that will be funded by the Transferor or the Borrower into the Unfunded Exposure Account in connection with any Delayed Draw Loan Asset or Revolving Loan, as applicable, funded by such Advance, if applicable; and
v.whether such Advance should be remitted to the Principal Collection Subaccount or the Unfunded Exposure Account.
        On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with the Notice of Borrowing, either make available
USActive 55125247.5    60

to the Borrower, in same day funds, (x) an amount equal to such Lender's Pro Rata Share of such Advance, for deposit by the Collateral Agent into the Principal Collection Subaccount or (y) an amount equal to such Lender's Pro Rata Share of such Advance, for deposit by the Collateral Agent into the Unfunded Exposure Account, as applicable; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender's Pro Rata Share of the Unfunded Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account. For the avoidance of doubt, each Advance and related increase in the Advances Outstanding shall be allocated ratably to each Lender in accordance with their respective Lender's Pro Rata Share as in effect before such increase. Any Lender which fails to remit its Pro Rata Share in connection with any Advance in accordance with this Section 2.02 shall constitute a Defaulting Lender, and the Borrower shall have all rights available to the Borrower pursuant to Section 2.20 of this Agreement.

(c) Each Advance shall bear interest at the applicable Yield Rate.
(d) Subject to Section 2.16 and the other terms, conditions, provisions and limitations set forth herein (including, the payment of the Prepayment Premium, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period.
(e) The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.
(f) If, on the last day of the Revolving Period, the amount on deposit in the Unfunded Exposure Account is less than the aggregate Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the "Unfunded Exposure Amount Shortfall"). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02) other than an Event of Default related to a Bankruptcy Event with respect to the Borrower.
Section 2.03 Determination of Yield. The Administrative Agent shall determine the Yield in respect of all Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof on or prior to the third (3rd) Business Day prior to such Payment Date. The Borrower shall only be liable for payment of Yield in the amount calculated by the Administrative Agent, and no Lender shall have any claim against the Borrower for any miscalculation of Yield by the Administrative Agent or any deficiency in Yield resulting from a miscalculation of Yield by the Administrative Agent and any failure of the Borrower to pay any Yield that would have been due absent a miscalculation of Yield by the Administrative Agent shall not result in an Unmatured Event of Default or Event of Default; provided that the Borrower shall be liable for any amount of Yield it fails to pay
USActive 55125247.5    61

after the Administrative Agent has submitted any written correction of such miscalculation to the Borrower.
Section 2.04 Remittance Procedures. The Servicer shall instruct the Collateral Agent by delivery of the Servicing Report and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control (and prior to the rescission (if any) of such Notice of Exclusive Control), the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.
(a) Interest Payments prior to an Event of Default. In the absence of an Optional Sale or a continuing Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:
(i) to the payment of Taxes, registration and filing fees then due and owing by the Borrower and any Tax Subsidiaries that are attributable solely to the operations of the Borrower or such Tax Subsidiaries; provided that the aggregate amounts payable under this clause (i) shall not exceed the Tax Expense Cap;
(ii) to the payment of accrued and unpaid Administrative Expenses; provided that the aggregate amounts payable under this clause (ii) shall not exceed the Administrative Expense Cap;
(iii) to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;
(iv) pro rata, in accordance with the amounts due under this clause (iv), to each Lender and the Administrative Agent, as applicable, all Yield, the Unused Fee and any Breakage Fees that are accrued and unpaid as of the last day of the related Remittance Period;
(v) pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys' fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;
vi.to pay the Advances Outstanding to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (vi);
vii.to pay the Advances Outstanding, together with any applicable Prepayment Premium not paid pursuant to Section 2.04(b)(ii), in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.16(b), until paid in full;
USActive 55125247.5    62

viii.to the payment of any Taxes, registration and filing fees then due and owing by the Borrower or any Tax Subsidiary that are attributable solely to the operations of the Borrower or any Tax Subsidiary, to the extent not paid pursuant to clause (i);
ix.to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (ii) above due to the limitation contained therein;
x.to pay to the Servicer, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents;
xi.to each Approved Valuation Firm, all accrued and unpaid fees and expenses; and
xii.(a) during an Unmatured Event of Default, to remain in the Interest Collection Account as Interest Collections and (b) otherwise, to the Borrower for distribution to the Transferor, any remaining amounts constituting Interest Collections.
(b) Principal Payments prior to an Event of Default. In the absence of a continuing Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:
(i) to pay amounts due under Section 2.04(a)(i) through 2.04(a)(v), to the extent not paid thereunder;
(ii) (A) during the Revolving Period, to pay amounts due under Section 2.04(a)(vi) but only to the extent not paid in full thereunder and to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (ii); or (B) during the Amortization Period, (1) to the Unfunded Exposure Account in an amount necessary to cause the Unfunded Exposure Test to be satisfied and then (2) to repay the Advances Outstanding, and any accrued and unpaid Prepayment Premium to the extent applicable, until paid in full;
(iii) to the payment of any Taxes, registration and filing fees then due and owing by the Borrower or any Tax Subsidiary that are attributable solely to the operations of the Borrower or any Tax Subsidiary, to the extent not paid pursuant to clause (i);
(iv) to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (i);
(v) to pay amounts due under Section 2.04(a)(x) to the extent not paid thereunder;
USActive 55125247.5    63

(vi) to pay amounts due to each Approved Valuation Firm under Section 2.04(a)(xi) to the extent not paid thereunder; and
(vii) (a) during an Unmatured Event of Default, to remain in the Principal Collection Account as Principal Collections and (b) otherwise, to the Borrower for distribution to the Transferor, any remaining amounts constituting Principal Collections.
(c) Payment on and after the occurrence of an Optional Sale or an Event of Default. If an Optional Sale occurs or Event of Default exists and, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Business Day thereafter the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the prior Business Day, and priority:
(i) to the payment of Taxes, registration and filing fees then due and owing by the Borrower and any Tax Subsidiaries that are attributable solely to the operations of the Borrower or such Tax Subsidiaries; provided that the aggregate amounts payable under this clause (c)(i) shall not exceed the Tax Expense Cap;
(ii) to the payment of accrued and unpaid Administrative Expenses without regard to the Administrative Expense Cap;
(iii) to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;
(iv) pro rata, in accordance with the amounts due under this clause (iv), to each Lender and the Administrative Agent, as applicable, all Yield, the Unused Fee and any Breakage Fees that are accrued and unpaid as of the last day of the related Remittance Period;
(v) pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys' fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;
(vi) to pay the Advances Outstanding, and any applicable Prepayment Premium, until paid in full;
(vii) to the payment of any Taxes, registration and filing fees then due and owing by the Borrower or any Tax Subsidiary that are attributable solely to the operations of the Borrower or any Tax Subsidiary, to the extent not paid pursuant to clause (i);
(viii) to the Servicer, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents;
USActive 55125247.5    64

(ix) to each Approved Valuation Firm, all accrued and unpaid fees and expenses; and
(x) to the Borrower, any remaining amounts.
(d) Unfunded Exposure Account; Delayed Draw Loan Assets; Revolving Loans. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Loan Asset or any Revolving Loan; provided that no Borrowing Base Deficiency shall exist or result therefrom; provided, further, that, during the Amortization Period, all such draw requests shall be funded only from amounts on deposit in the Unfunded Exposure Account or from capital contributions made by the Transferor to the Borrower. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent) in the form of a Disbursement Request, and the Collateral Agent shall instruct the Account Bank to fund such draw request in accordance with the Disbursement Request. Notwithstanding anything to the contrary herein, during the Amortization Period, any Principal Collections paid to the Borrower shall be deposited promptly into the Unfunded Exposure Account to the extent required to cause the Unfunded Exposure Test to be satisfied. In the event that any Delayed Draw Loan Asset or any Revolving Loan is sold by the Borrower or the Unfunded Exposure Amount is irrevocably reduced, the Servicer (or, after delivery of a Notice of Exclusive Control (and prior to the rescission (if any) of such Notice of Exclusive Control), the Administrative Agent) may cause amounts on deposit in the Unfunded Exposure Account in an amount equal to the reduction of such Unfunded Exposure Amount to be deposited into the Principal Collection Subaccount as Principal Collections. In addition, the Servicer (or, after delivery of a Notice of Exclusive Control (and prior to the rescission (if any) of such Notice of Exclusive Control), the Administrative Agent) may at any time cause amounts on deposit in the Unfunded Exposure Account to be withdrawn and deposited into the Principal Collection Subaccount as Principal Collections to the extent that the Unfunded Exposure Test is satisfied after giving effect to such withdrawal.
(e) Insufficiency of Funds. The parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents. The parties further agree that amounts that may be distributed to the Borrower or the holders of any Equity Interest in the Borrower are fully subordinated and junior to the Obligations of the Borrower to the Secured Parties, pursuant to the priorities of payment set forth in this Section 2.04; provided that amounts distributed to the Servicer are subordinated and junior to the Obligations of the Borrower to the other Secured Parties to the extent set forth in the priorities of payment set forth in Section 2.04(a), (b) and (c). In the event the Borrower is subject to a Bankruptcy Event, any claim that the Borrower or the holders of any Equity Interest in the Borrower may have with respect to the such distributions shall, notwithstanding anything to the contrary herein and notwithstanding any objection to, or rescission of, such filing, be fully subordinate in right of payment to the Obligations of the Borrower to the Secured Parties. The foregoing sentence and the provisions of Section 2.04 shall constitute a "subordination agreement" within the meaning of Section 510(a) of the Bankruptcy Code. The Borrower hereby agrees that it may only receive distributions from
USActive 55125247.5    65

amounts available pursuant to Sections 2.04(a)(xii), 2.04(b)(vii) and 2.04(c)(x). The Transferor hereby agrees that it may only receive distributions from (i) amounts available pursuant to Sections 2.04(a)(xii), 2.04(b)(vii) and 2.04(c)(x) or (ii) the proceeds of the Advances; provided that the foregoing shall not restrict the Transferor from receiving the purchase price for any Loan Asset transferred by the Transferor to the Borrower.
(f) Repayment of Obligations. Notwithstanding anything to the contrary contained herein, (i) the Borrower shall repay the Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders in accordance with the Transaction Documents and all other Obligations (other than unmatured contingent obligations) in full on the Facility Maturity Date and (ii) so long as no Event of Default has occurred and is continuing, on any Business Day, the Borrower may, with the consent of the Administrative Agent in its reasonable discretion, direct the Collateral Agent to apply amounts on deposit in the Collection Account to pay Taxes and governmental fees, administrative expenses, Breakage Fees, Increased Costs and Indemnified Amounts, so long as an amount at least sufficient to make the payments required by each item with priority higher than such amounts, on the next Payment Date remains in the applicable Collection Account after such application.
Section 2.05 Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by email), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04 and the Collateral Agent may conclusively rely on such instruction and directions. The Servicer and the Borrower shall immediately transmit to the Administrative Agent by email a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04. The Administrative Agent shall promptly transmit to the Servicer and the Borrower by email a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent pursuant to Section 2.04. If either the Administrative Agent or the Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent or the Administrative Agent, as applicable, in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by the Administrative Agent; provided that the Collateral Agent or Account Bank, as applicable, shall promptly provide notification to the Servicer or the Borrower of such conflicting instructions; provided, further, that any such failure on the part of the Collateral Agent or Account Bank to deliver such notice shall not render such action by the Collateral Agent or Account Bank invalid.
Section 2.06 Borrowing Base Deficiency Payments.
USActive 55125247.5    66

(a) If, on any day prior to the Collection Date, any Borrowing Base Deficiency exists at such time, then the Borrower shall eliminate such Borrowing Base Deficiency in its entirety within two (2) Business Days after the Borrower has actual knowledge or has received notice thereof by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in Dollars into the Principal Collection Subaccount, (ii) repay Advances Outstanding (together with any Breakage Fees in respect of the amount so prepaid), (iii) Grant additional Eligible Loan Assets (including Interest Collections with respect thereto), which Eligible Loan Assets must be satisfactory to the Administrative Agent in its sole discretion, (iv) enter into commitments to sell certain Eligible Loan Assets in accordance with Section 2.07; provided that (A) such Eligible Loan Assets shall not be sold for less than the Assigned Value therefor unless otherwise approved by the Administrative Agent in its sole discretion and (B) such sale shall settle no later than twelve (12) Business Days after the occurrence of such Borrowing Base Deficiency and/or (v) deliver an Equity Cure Notice pursuant to Section 2.06(c) (and after delivery of such Equity Cure Notice, the Borrower shall eliminate such Borrowing Base Deficiency in accordance with such Section 2.06(c)).
(b) No later than 3:00 p.m. on the Business Day prior to the proposed repayment of Advances Outstanding or Grant of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) notice of such repayment or Grant and a duly completed Borrowing Base Certificate, updated to the date such repayment or Grant is being made and giving pro forma effect to such repayment or Grant, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Granted and an updated Loan Asset Schedule. Any notice pertaining to any repayment or any Grant pursuant to this Section 2.06 shall be revocable by the Borrower (x) not later than 3:00 p.m. two (2) Business Days before such prepayment was scheduled to take place, and (y) only to the extent that such prepayment notice states that such prepayment was conditioned upon the effectiveness of some other event not subject to the control of the Borrower, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition to prepayment is not or will not be satisfied.
(c) The Borrower may cure a Borrowing Base Deficiency pursuant to Section 2.06(a)(v) or failure to satisfy the Financial Covenant Test by delivering a notice to the Administrative Agent within two (2) Business Days after such Borrowing Base Deficiency or failure to satisfy the Financial Covenant Test (such notice, an "Equity Cure Notice") and subject to the following requirements:
(i) such Equity Cure Notice sets forth evidence reasonably satisfactory to the Administrative Agent that (A) the Transferor has rights pursuant to its Constituent Documents to request capital from its equityholder in an aggregate amount sufficient to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.06(a)) or failure to satisfy the Financial Covenant Test (after taking into account any other cure options available to the Borrower), (B) the Transferor has made a capital request to its equityholder, and its equityholder has irrevocably agreed to contribute such capital, in an aggregate amount sufficient to cure such Borrowing
USActive 55125247.5    67

Base Deficiency (in combination with the other cures thereof permitted under Section 2.06(a)) or failure to satisfy the Financial Covenant Test and (C) in the case of a Borrowing Base Deficiency, the Transferor intends to contribute such funds to the Borrower in the form of an additional capital contribution;
(ii) in the case of a Borrowing Base Deficiency, the amount necessary to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.06(a)) is contributed from the Transferor to the Borrower in immediately available funds, and such amount shall be applied by the Borrower to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.06(a)) within ten (10) Business Days of the date such Equity Cure Notice is delivered to the Administrative Agent; provided that, if a Borrowing Base Deficiency results from the assignment of a revised Assigned Value determined after a Valuation Agent Dispute, then the amount necessary to cure such Borrowing Base Deficiency shall be applied by the Borrower to cure such Borrowing Base Deficiency within a number of Business Days from the date such Equity Cure Notice is delivered to the Administrative Agent equal to the sum of (a) two (2) and (b) if an AVF Valuation is obtained in fewer than ten (10) Business Days, the number of Business Days by which ten (10) Business Days exceeds the number of Business Days between the date on which the Administrative Agent assigned the Agent Re-Valuation or the Agent Revalued Assigned Value (as applicable) and the date on which the AVF Valuation was obtained; and
(iii) no other Equity Cure Notice has been delivered within the previous two (2) calendar months.
Section 2.07 Sale of Loan Assets; Affiliate Transactions.
(a) Discretionary Sales. The Borrower shall be permitted to sell Loan Assets to Persons, including the Transferor and Affiliates of the Transferor, from time to time prior to the declaration or automatic occurrence of the Facility Maturity Date (such sale, a "Discretionary Sale"); provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) any sale to an Affiliate of the Transferor meets the requirements set forth in Section 2.07(d) below, (iii) after giving effect to any such sale, no Borrowing Base Deficiency shall exist, (iv) except for any sale permitted by the first sentence of Section 2.07(d), no Event of Default has occurred and is continuing or would result from such sale, and no Unmatured Event of Default has occurred and is continuing or would result from such sale (other than, in each case, with respect to any sale of a Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Event of Default or an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency) and (v) after giving effect to any such sale, the Collateral Quality Tests are satisfied or, if not satisfied, would be maintained or improved. The limitations set forth in this Section 2.07(a) shall not apply to a sale of assets pursuant to Section 2.07(b), (f) or (g).
(b) Repurchase or Substitution of Warranty Breach Loan Assets. If on any day a Loan Asset is (or becomes) a Warranty Breach Loan Asset, no later than five (5) Business Days following the earlier of knowledge by the Borrower of such Loan Asset becoming a Warranty Breach
USActive 55125247.5    68

Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:
(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to the sum of (x) (i) the Purchase Price (calculated without giving effect to the proviso in the definition thereof) of such Loan Asset, multiplied by (ii) the Outstanding Balance, plus (y) reasonable and documented expenses or fees, if any, with respect to such Loan Asset and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan Asset of any Applicable Law (an itemized, written notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower) (such amount, the "Repurchase Amount"); provided that (A) the Administrative Agent shall have the right to determine (in a commercially reasonable manner) whether the amount so deposited is sufficient to satisfy the foregoing requirements and (B) the deposit of such funds into the Collection Account may result from the sale of such Warranty Breach Loan Asset pursuant to Section 2.07(a);
(ii) with the prior written consent of the Administrative Agent (with a copy to the Collateral Agent), in its sole discretion, substitute for such Warranty Breach Loan Asset a Substitute Eligible Loan Asset; or
(iii) transfer any such Warranty Breach Loan Asset to the Transferor or the SPV Transferor, as applicable, for a purchase price at least equal to the Repurchase Amount;
Upon confirmation of the deposit of the amounts set forth in Section 2.07(b)(i) or (iii) into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Breach Loan Asset pursuant to Section 2.07(b)(ii) (the date of such confirmation or delivery, the "Release Date"), such Warranty Breach Loan Asset and Related Asset shall be removed from the Collateral and, as applicable, the Substitute Eligible Loan Asset and Related Asset shall be included in the Collateral. On the Release Date of each Warranty Breach Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest in, to and under the Warranty Breach Loan Asset and any Related Asset and all future monies due or to become due with respect thereto and any Lien of the Collateral Agent, for the benefit of the Secured Parties, therein shall be deemed to be released.
(c) Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), or 2.07(b) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):
(i) the Borrower shall deliver a Borrowing Base Certificate and an updated Loan Asset Schedule to the Administrative Agent in connection with such sale, substitution or repurchase;
USActive 55125247.5    69

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted or repurchased;
(iii) no selection procedures were utilized by the Servicer on behalf of the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted that did not comply with the Servicing Standard;
(iv) the Borrower shall (A) with respect to sales and repurchases, give one Business Day's prior notice of such sale, or repurchase to the Administrative Agent and Collateral Agent and (B) with respect to substitutions, have received an Approval Notice (for each Loan Asset added to the Collateral on the related Cut-Off Date);
(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;
(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein), except to the extent relating to an earlier date;
(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.16; and
(viii) the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the reasonable and documented outside legal fees and expenses of the Administrative Agent, each Lender, the Collateral Agent and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties in the Loan Asset in connection with such sale, substitution or repurchase).
(d) Affiliate Transactions. Except for an acquisition by the Redemption Purchaser in accordance with Section 7.02(j), upon the occurrence and during the continuation of an Event of Default, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets of the Borrower without the prior written consent of the Administrative Agent; provided that any such reacquisition and transfer prior to the occurrence of an Event of Default shall in all cases be subject to clause (e) below. Except for any transfer of a Zero Value Asset or a Removed Loan Asset by the Borrower to the Transferor or an Affiliate of the Transferor, any such transfer of a Loan Asset by the Borrower to the Transferor or an Affiliate of the Transferor shall be at arm's-length and subject to the further conditions that (i) all such sales must be at a price for each Loan Asset at least equal to the Outstanding Balance of such Loan Asset multiplied by the respective Assigned Value or, in the event a Value Adjustment Event has occurred with respect to such Loan Asset, the "fair market value" of such
USActive 55125247.5    70

Loan Asset and (ii) before and after giving effect to such sale (and any simultaneous sales or purchases of Loan Assets and/or prepayments in accordance with the terms hereof), no Borrowing Base Deficiency shall exist; provided that the Borrower (or the Servicer on behalf of the Borrower) shall be permitted to sell any Loan Asset pursuant to Section 2.06 in order to cure any Borrowing Base Deficiency so long as no Event of Default would otherwise occur or be continuing after giving effect thereto and to any simultaneous or non-simultaneous sales and/or prepayments effected for the purpose of curing such Borrowing Base Deficiency. Each determination of "fair market value" pursuant to this Section 2.07(d) shall be made by the Servicer in accordance with the Servicing Standard. In addition, each such determination shall be either (x) at least equal to the value of the average of three bid-side quotes obtained by the Servicer and received with respect to the applicable Loan Asset from Approved Brokers/Dealers active in the trading of such assets or (y), if no such bid-side quotes are available, a "fair market value" determined by the Servicer which is acceptable to the Administrative Agent in its sole discretion; provided that if the Administrative Agent and the Servicer cannot agree to an acceptable "fair market value" in accordance with clause (y), the Servicer may retain an Approved Valuation Firm to value such Loan Asset, and such Approved Valuation Firm's valuation shall become the fair market value of such Loan Asset.
(e) Limitations on Sales and Substitutions. The Outstanding Balance of all Loan Assets (other than (w) Warranty Breach Loan Assets, (x) Zero Value Assets, (y) Removed Loan Assets and (z) any Discretionary Sales to Persons other than the Transferor or Affiliates of the Transferor of Loan Assets within 30 days of the applicable Cut-Off Date with respect to the applicable Loan Asset, but only if prior written notice has been given by the Borrower to the Administrative Agent that the Borrower intends to originate and syndicate such Loan Asset that is subject to such Discretionary Sale) sold pursuant to Section 2.07(a) during the preceding period of twelve (12) calendar months (or for the first twelve (12) calendar months after the Closing Date, during the period commencing on the Closing Date), after giving effect to such substitution or sale, is not greater than 25% of the average of the Total Borrower Capitalization during such period; provided that the Outstanding Balance of all Loan Assets (other than Warranty Breach Loan Assets, Zero Value Assets and Removed Loan Assets) sold to Affiliates of the Transferor pursuant to Section 2.07(a) that are not Defaulted Loans or whose Assigned Value was not reduced by the Administrative Agent after the applicable Cut-Off Date during the preceding period of twelve (12) calendar months (or for the first twelve (12) calendar months after the Closing Date, during the period commencing on the Closing Date), after giving effect to such substitution, release or sale, is not greater than 20% of the average of the Total Borrower Capitalization during such period. The Outstanding Balance of all Defaulted Loans and/or Loan Assets whose Assigned Value was reduced by the Administrative Agent after the applicable Cut-Off Date (in each case other than Warranty Breach Loan Assets, Zero Value Assets and Removed Loan Assets) sold pursuant to Section 2.07(a) to the Transferor or an Affiliate during the preceding period of twelve (12) calendar months (or for the first twelve (12) calendar months after the Closing Date, during the period commencing on the Closing Date), after giving effect to such substitution or sale, is not greater than 10% of the average Total Borrower Capitalization during such period. Notwithstanding the foregoing, the Borrower shall be permitted to sell any Defaulted Loan to Persons other than Affiliates of the Transferor pursuant to Section 2.07(a) at any time; provided that, during the continuance of an Event of Default, the prior written consent of the Administrative Agent shall be required for any such sale.
USActive 55125247.5    71

(f) Optional Sales of all Loans. Notwithstanding anything to the contrary in clauses (a), (b), (c), (d), (e) and (g) of this Section 2.07, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right to sell all of the Loan Assets in whole but not in part included in the Collateral (an "Optional Sale") on any Business Day and use the proceeds thereof to pay all Obligations in full, terminate this Agreement and cause the Collection Date to occur pursuant to Section 2.16(b); provided that during the continuance of any such Event of Default, the Borrower shall have the option to solicit interest in or otherwise recommend the purchase of the Collateral by any Person and present any such Optional Sale to the Administrative Agent for consideration in its sole discretion. Any sale of any such Loan Assets to the Transferor or any of its Affiliates shall be conducted on an arm's length basis and at a price no less than its fair market value as determined by the Servicer in accordance with the Servicing Standard. The proceeds of any Optional Sale shall be distributed on the related sale date in accordance with Section 2.04(c).
(g) Sales of specific assets. Notwithstanding anything to the contrary in this Section 2.07, the Borrower shall be permitted to sell any asset (including a Loan Asset) if (1) the Required Lenders have consented to such sale in their sole discretion or (2) such asset is Margin Stock, a Zero Value Asset (provided the conditions set forth in the last paragraph of the definition of “Assigned Value” are satisfied with respect to such sale of such Zero Value Asset), a Removed Loan Asset or an Equity Security; provided that (x) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, and (y) any such sale to an Affiliate of the Borrower shall be subject to the requirements set forth in Section 2.07(d) to the extent applicable thereto. The Transferor shall not be required to make any cash payment for any Zero Value Asset transferred by the Borrower to the Transferor, and such transfer shall be deemed to be an equity distribution to the Transferor permitted hereunder.
Section 2.08 Payments and Computations, Etc.
(a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in Dollars in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Each Advance shall accrue interest at the applicable Yield Rate for each day during each applicable Remittance Period. All computations of interest and all computations with respect to the Yield and the Yield Rate shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed. Each Advance shall accrue interest at the Yield Rate for each day beginning on, and including, the Advance Date with respect to such Advance and ending on, but excluding, the date such Advance is repaid in full.
(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be. To the extent that Available Collections are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.04(a)(v) and Section
USActive 55125247.5    72

2.04(b)(i), such unpaid amounts shall remain due and owing and shall be payable on the next succeeding Payment Date until repaid in full.
(c) If any Advance requested by the Borrower pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence, bad faith or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto, to the extent reasonable and documented, (other than any such loss, cost or expenses due to the gross negligence, bad faith, willful misconduct or failure to fund such Advance on the part of the Lenders) including, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.
Section 2.09 Unused Fee. The Borrower shall pay, during the Revolving Period in accordance with Section 2.04, pro rata to each Lender, an unused fee calculated by the Administrative Agent (the "Unused Fee") payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (a) one divided by three hundred and sixty (360), (b) the applicable Unused Fee Rate and (c) the positive difference, if any, of the Facility Amount less the greater of (i) the Advances Outstanding on such date and (ii) the Minimum Utilization.
Section 2.10 Increased Costs; Capital Adequacy.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, assessment, fee, Tax (other than Indemnified Taxes and Excluded Taxes), insurance charge, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an "Affected Party");
(ii) impose on any Affected Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances or participation therein or the obligation or right of any Lender to make Advances hereunder; or
(iii) change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party;
and the result of any of the foregoing shall be to increase the cost to or impose a cost upon such Affected Party of funding or making or maintaining any Advance or of maintaining its obligation to make any such Advance or to increase the cost to such Affected Party or to reduce the amount of any sum received or receivable by such Affected Party, whether of principal, interest or otherwise or to require any payment calculated by reference to the amount of interest or loans received or held by such Affected Party, then the Borrower will pay to such Affected Party such
USActive 55125247.5    73

additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered.
(b) If any Affected Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Party's capital or on the capital of Affected Party's holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Party to a level below that which such Affected Party or Affected Party's holding company could have achieved but for such Change in Law (taking into consideration such Affected Party's policies and the policies of such Affected Party's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or Affected Party's holding company for any such reduction suffered.
(c) A certificate of an Affected Party providing an explanation of the applicable Change in Law and setting forth the amount or amounts necessary to compensate such Affected Party or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining any amount provided for in this Section 2.10, the Affected Party will act reasonably and in good faith and will use any reasonable averaging and attribution methods. The Borrower shall pay such Affected Party the amount shown as due on any such certificate on the Payment Date following receipt thereof.
(d) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of any Affected Party's right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section 2.10 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Affected Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e) Any participant with respect to a participation interest in an Advance shall be entitled to the benefit of this Section 2.10 (subject to the requirements and limitations herein) to the same extent as if it was a Lender and had acquired its interest in the Advance by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.
Section 2.11 Taxes.
(a) Any and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as may be required by Applicable Law. If any Taxes are required by Applicable Law to be withheld from any amounts payable to any Recipient, then the
USActive 55125247.5    74

applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower to such Person will be increased as necessary (the amount of such increase, the "Additional Amount") such that every net payment made under this Agreement after withholding or deduction for or on account of any Taxes (including, any Taxes on such Additional Amount) is not less than the amount that would have been paid had no such deduction or withholding been made.
(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent or a Lender timely reimburse it for the payment of, any Other Taxes.
(c) Reserved.
(d) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented expenses arising therefrom or with respect thereto, except and solely to the extent that any such Indemnified Taxes are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Recipient. All payments in respect of this indemnification shall be made within ten (10) days from the date a written demand therefor is delivered to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11(e).
(f) Within thirty (30) days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.
USActive 55125247.5    75

(g) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g)(i), (ii) and (iii)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:
(i) If any Lender is not a United States Tax Person, such Lender shall deliver to the Borrower, to the extent legally entitled to do so, with a copy to the Administrative Agent and the Collateral Agent, (x) on or prior to the date such Lender becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
a. in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, copies of executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
b. copies of executed IRS Form W-8ECI;
c. in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) copies of executed IRS Form W-8BEN or W-8BEN-E; or
d. to the extent a Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or
USActive 55125247.5    76

more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;
(ii) If a Lender is a United States Tax Person, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent and the Collateral Agent, on or prior to the date such Lender becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (or such other number as may from time to time be prescribed by Applicable Law) copies of duly executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(iii) Each Lender shall deliver to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(iv) If any Lender is not a United States Tax Person, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (with a copy of the Collateral Agent) (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(v) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.11(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified or paid Additional Amounts pursuant to this Section 2.11, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.11 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid
USActive 55125247.5    77

by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(h), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or Additional Amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Each party's obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
(j) If at any time the Borrower shall be liable for the payment of any Additional Amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.16(b)); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof; provided, further, that in no event shall the Borrower incur any prepayment premium or penalty in connection with any termination of this Agreement pursuant to this clause (j).
(k) Without duplication with Section 2.10(e), the Borrower agrees that each participant of an interest in any Advance shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(g) (it being understood that the documentation required under Section 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a); provided that such participant shall not be entitled to receive any greater payment under Sections 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.
Section 2.12 Grant of a Security Interest; Collateral Assignment of Agreements.
(a) To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent (collectively, the "Secured Obligations"), the Borrower hereby (i) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties and (ii) Grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower's right, title and interest in, to and under (but none of the obligations under) all of the Collateral, whether now
USActive 55125247.5    78

existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral shall not include any Excluded Amounts or Retained Interest, and the Borrower does not hereby assign, pledge or Grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (x) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (y) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (z) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
The foregoing Grant shall, for the purpose of determining the property subject to the Lien of this Agreement, be deemed to include any securities and any investments Granted to the Collateral Agent by or on behalf of the Borrower, whether or not such securities or investments satisfy the criteria set forth in the definitions of "Eligible Loan Asset" or "Permitted Investments," as the case may be.
(b) As security for the Secured Obligations, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower's right and title to and interest in, to and under (but not any obligations under) each Purchase and Sale Agreement (and any UCC financing statements filed under or in connection therewith), the Underlying Instruments related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the "Assigned Documents"). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under each Purchase and Sale Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right (other than, prior to an Event of Default, the Borrower) to enforce the Borrower's rights and remedies under each Purchase and Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.
The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.
Section 2.13 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of the Borrower, at its address referred to in Section 12.02 a copy of each Assignment and Acceptance and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (including principal amounts and stated interest on the Advances) (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register as a Lender (or participant, as applicable) under this Agreement for all purposes of this Agreement. The Register shall
USActive 55125247.5    79

be available for inspection by the Borrower or any Lender at any reasonable time during business hours and from time to time upon reasonable prior notice; provided, that no part of the Register relating to any participants shall be required to be provided to the Borrower except to extent necessary to establish that the Advances and/or such participant are Registered and such Lender and/or Participant is not a Competitor. No Advance hereunder shall be assigned or sold, in whole or in part without registering such assignment or sale on the Register.
Section 2.14 Release of Loan Assets. The Lien granted created pursuant to this Agreement shall be automatically released with the respect to the following: (a) any Loan Asset (and the Related Asset) sold or substituted in accordance with the applicable provisions of Section 2.07, (b) any Loan Asset (and the Related Asset) with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account and (c) the entire Collateral following the Collection Date in accordance with the applicable provisions of Section 12.18. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit J) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.
Section 2.15 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.
Section 2.16 Prepayment; Termination; Reduction; Increase of the Facility Amount.
(a) Except as expressly permitted or required herein, Advances Outstanding may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate and which notice may at the option of the Servicer be delivered simultaneously with any other notices, including any Equity Cure Notice) to the Administrative Agent and the Collateral Agent at least one (1) Business Day, or in the case of any prepayment in whole, at least three (3) Business Days, prior to such prepayment. Upon any prepayment, the Borrower shall also pay in full all accrued and unpaid Yield, any Breakage Fees, Increased Costs and all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Advances Outstanding may be prepaid pursuant to this Section 2.16(a) in order to cure a Borrowing Base Deficiency. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.16(a) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any Notice of Reduction relating to any repayment pursuant to this Section 2.16(a) shall be revocable by the Borrower (x) not later than 3:00 p.m. on the Business Day such written Notice of Reduction was
USActive 55125247.5    80

required to be delivered, or (y) only to the extent that such Notice of Reduction states that such prepayment was conditioned upon the effectiveness of some other event not subject to the control of the Borrower, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition to prepayment is not or will not be satisfied.
(b) The Borrower may, at its option and upon three (3) Business Days' prior written notice of such termination or permanent reduction in the form of Exhibit F to the Administrative Agent and the Collateral Agent, either (i) terminate this Agreement and the other Transaction Documents upon payment in full of all Advances Outstanding, all accrued and unpaid Yield and Fees, any Breakage Fees, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent, Collateral Agent, Collateral Custodian and Lenders payable pursuant to the terms of the Transaction Documents, payment of the Prepayment Premium pro rata to each Lender and payment of all other Obligations (other than unmatured contingent indemnification obligations), or (ii) permanently reduce in part the Facility Amount upon payment in full of such portion of the Advances Outstanding, all accrued and unpaid Yield and Unused Fees (pro rata with respect to the portion of the Facility Amount so reduced), any Breakage Fees, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent, Collateral Agent, Collateral Custodian and Lenders payable pursuant to the terms of the Transaction Documents and the Prepayment Premium pro rata to each Lender. Any Termination/Reduction Notice relating to any reduction or termination pursuant to this Section 2.16(b) shall be revocable by the Borrower (x) not later than 3:00 p.m. on the Business Day such Termination/Reduction Notice was required to be delivered, or (y) only to the extent that such Termination/Reduction Notice states that such termination or permanent reduction was conditioned upon the effectiveness of some other event not subject to the control of the Borrower, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition to prepayment is not or will not be satisfied.
(c) The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.16(b).
(d) If the Borrower terminates the Commitments in whole pursuant to this Section 2.16, then once the Obligations outstanding are reduced to zero, the Collection Date shall occur and the Collateral shall be released in accordance with Section 2.14 and Section 12.18.
(e) The Borrower hereby acknowledges and agrees that the Prepayment Premium constitutes additional consideration for the Lenders to enter into this Agreement.
(f) Notwithstanding anything herein to the contrary, no Prepayment Premium shall be due and payable in connection with any prepayment or repayment in any of the following circumstances: (i) if a Non-Approval Event has occurred and is continuing, (ii) on or after the two (2)-year anniversary of the Closing Date or (iii) if such prepayment or repayment is pursuant to Section 2.16(a).
USActive 55125247.5    81

Section 2.17 Collections and Allocations.
(a) The Collateral Agent shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections and shall segregate all Interest Collections and Principal Collections and transfer the same to the Interest Collection Subaccount and the Principal Collection Subaccount, respectively. The Servicer shall comply with its obligations specified in Section 5.03(o). If, notwithstanding such compliance, the Servicer receives any collections directly, the Servicer shall transfer, or cause to be transferred, any such collections received directly by it (if any) to the Collection Account by the close of business within two (2) Business Days after such Interest Collections and Principal Collections are received; provided that the Servicer shall identify to the Collateral Agent any collections received directly by the Servicer as being on account of Interest Collections or Principal Collections. The Collateral Agent shall further provide to the Servicer a statement as to the amount of Interest Collections and Principal Collections on deposit in the Interest Collection Subaccount and the Principal Collection Subaccount no later than three (3) Business Days after each Determination Date for inclusion in the Servicing Report delivered pursuant to Section 6.08(b). It is understood and agreed that the Servicer shall remain liable for the proper allocation of the aforementioned Interest Collections and Principal Collections into the appropriate accounts.
(b) Within two (2) Business Days of the Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) with respect to any Loan Asset, the Servicer will deposit or will cause the Borrower to deposit into the Collection Account all Available Collections received on and after the Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) in respect of such Eligible Loan Asset being transferred to and included as part of the Collateral on such date.
(c) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and the Collateral Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent in its reasonable discretion.
(d) Prior to the delivery of a Notice of Exclusive Control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall be invested in the Standby Investment. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Collateral Agent. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. None of the Account Bank, the Collateral Agent, the Administrative
USActive 55125247.5    82

Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account. The parties hereto acknowledge that the Collateral Agent, the Administrative Agent, a Lender or any of their respective Affiliates may receive compensation with respect to the Permitted Investments.
(e) Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04, Section 2.17(c) or Section 2.18.
Section 2.18 Reinvestment of Principal Collections.
On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent and the Administrative Agent, prior to the end of the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Subaccount:
(a) direct the Account Bank to withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Granted hereunder; provided that the following conditions are satisfied:
i.all conditions precedent set forth in Section 3.02 and Section 3.04 have been satisfied;
ii.no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;
iii.the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein), except to the extent relating to an earlier date; and
iv.delivery of a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; or
(b) direct the Account Bank to withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.16.
Upon the satisfaction of the applicable conditions set forth in this Section 2.18 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Servicer or, after the delivery of a Notice of Exclusive Control which has not been revoked, the Collateral Agent, will instruct the Account Bank to release funds from the Principal Collection Subaccount as directed by the Servicer in an amount not to exceed the lesser of (x) the amount requested by
USActive 55125247.5    83

the Servicer for reinvestment or repayment and (y) the amount on deposit in the Principal Collection Subaccount on such day.
Section 2.19 Incremental Facilities.
(a) The Borrower may, by written notice to the Administrative Agent and each Lender, request, prior to the last day of the Revolving Period, an increase to the existing Commitments (any such increase, the “New Commitments”) by an amount (x) with the consent of the Administrative Agent and each Lender whose Commitment is being increased thereby in their respective sole discretion and subject to any internal approvals, which would increase the Facility Amount to $250,000,000 or (y) with the consent of the Administrative Agent, the Required Lenders and each Lender whose Commitment is being increased thereby in their respective sole discretion and subject to any internal approvals, which would increase the Facility Amount to an amount greater than $250,000,000. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective and approved in writing by the Administrative Agent and (ii) the identity of each Lender or other Person (each, an “Increasing Lender”) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations (if then known). Such New Commitments shall become effective as of such Increased Amount Date if the Administrative Agent, the Required Lenders and each Lender whose Commitment is being increased thereby has consented thereto in their respective sole discretion and subject to any internal approvals; provided that (A) no Event of Default or Borrowing Base Deficiency shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (B) the New Commitments shall be effected pursuant to an Assignment and Acceptance for each existing Lender or one or more Joinder Supplements for any new Lender executed and delivered by the Borrower, such new Lender and the Administrative Agent, and each of which shall be recorded in the Register; (C) the Borrower shall pay any applicable Breakage Fees in connection with the New Commitments and shall pay any other required fees in connection with the New Commitments; (D) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents (substantially consistent with the documents set forth in Section 3.01) reasonably requested by Administrative Agent or an Increasing Lender in connection with any such transaction; and (E) the effectiveness of any allocation of New Commitments to a nonLender shall be subject to (i) the prior written consent of the Administrative Agent and (ii) the Collateral Agent's receipt of all documentation necessary for purposes of compliance with the applicable "know your customer" requirements under the Patriot Act or other applicable Anti-Money Laundering Laws.
(b) On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the Increasing Lenders, and each of the Increasing Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Advances Outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances will be held by existing Lenders and Increasing Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed, for all purposes, a Commitment and each Advance made thereunder (a “New Advance”) shall be deemed, for
USActive 55125247.5    84

all purposes, an Advance and (iii) each new Lender shall become a Lender with respect to the Commitments and all matters relating thereto.
(c) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the Increasing Lenders and (ii) in the case of each notice to any Lender, the respective interests in such Lender’s Advances, in each case subject to the assignments contemplated by this Section 2.19.
(d) The terms and provisions of the New Advances shall be identical to the Advances. Each Assignment and Acceptance or each Joinder Supplement, as applicable, may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Transaction Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, and consented to by the Borrower, to effect the provisions of this Section 2.19. The effectiveness of any New Commitments shall be conditioned upon any such amendment being entered into by the parties hereto.
Section 2.20 Defaulting Lenders.
(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then:
(i) the Unused Fee shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender,
(ii) the portion of the Advances funded by such Defaulting Lender shall not be included in determining whether Required Lenders have taken or may take any action hereunder and the Defaulting Lender shall not be included in determining whether all Lenders have taken or may have taken any action hereunder; provided that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender differently than other affected Lenders or Lenders shall require the consent of such Defaulting Lender, as applicable, and
(iii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.04) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Collateral Agent and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (B) second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (C) third, held in a non-interest bearing deposit account maintained by the Collateral Agent as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (D) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, (E) fifth, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts
USActive 55125247.5    85

owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, and (F) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Advances and (y) made at a time when the conditions set forth in Section 3.02 are satisfied, such payment shall be applied solely to prepay the Advances of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Advances of any Defaulting Lender in accordance with clauses (A) through (F) above, without the payment of any penalty, fee or premium.
(b) In the event that the Administrative Agent, and, so long as no Event of Default exists, the Borrower, determine (such determination not to be unreasonably withheld) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender will cease to be a Defaulting Lender and the provisions of clause (a) shall, from and after such determination, cease to be of further force or effect with respect to such Lender; provided that no change hereunder from Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c) Replacement of a Lender.
(i) If any Lender is a Defaulting Lender, a Non-Consenting Lender (as defined below) or a Non-Consensual Competitor Lender, then the Borrower may, at its sole expense and effort, upon not less than five (5) Business Days advance notice to the Administrative Agent and (if different) the related Lender, (x) require such Lender (including the Administrative Agent in its capacity as a Lender) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not unreasonably be withheld, (B) the assignee shall not be an Affiliate of any of the Borrower, the Servicer or the Transferor, (C) such assigning Lender shall have received payment of an amount equal to all outstanding Advances funded or maintained by such Lender, together with all accrued interest thereon and all accrued Fees, and (D) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable consent, waiver or amendment of the Transaction Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the portion of the Advance held by such Lender as of such termination date, without the payment of any penalty, fee or premium (including the Prepayment Premium). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to exist.
USActive 55125247.5    86

(ii) Any Lender being replaced pursuant to Section 2.20(c)(i) above shall execute and deliver an Assignment and Acceptance with respect to such Lender's applicable Commitment and outstanding portion of the Advance funded by such Lender. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender's Commitment and outstanding portion of the Advance and (B) all obligations of the Borrower owing to the assigning Lender relating to the Advance and Commitments so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance, the assignee Lender shall become a Lender hereunder and under each of the Transaction Documents and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned portion of the Advance and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender, Non-Consensual Competitor Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, Non-Consensual Competitor Lender or Defaulting Lender, then such Non-Consenting Lender, Non-Consensual Competitor Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender, Non-Consensual Competitor Lender or Defaulting Lender.
(d) In the event that the Borrower or the Administrative Agent has requested any consent, waiver or amendment by any Lender or the Lenders to any matter pursuant to this Agreement, and such consent, waiver or amendment in question requires the agreement of all affected Lenders, the Lenders or the Required Lenders, then any Lender who does not agree to such consent, waiver or amendment within five (5) Business Days' written notice to such Lender that such amendment has been agreed to by the Required Lenders shall be deemed a "Non-Consenting Lender". For the avoidance of doubt, (x) Non-Consenting Lender shall not include any Lender that abstains from voting on any consent, waiver or amendment if the vote of such Lender would not be required in order for such consent, waiver or amendment to be approved pursuant to this Agreement, and (y) if the Administrative Agent is also a Lender, any failure of the Administrative Agent, acting in its capacity as Administrative Agent, to grant any consent, waiver or amendment shall not result in the Administrative Agent, acting in its capacity as a Lender, being deemed to be a Non-Consenting Lender. In the event that the Administrative Agent in its individual capacity is a Non-Consenting Lender and the Borrower have replaced the Administrative Agent in its capacity as a Non-Consenting Lender pursuant to this Section 2.20, then the Borrower shall have the right to remove and replace the Administrative Agent in accordance with Section 9.01(h).
Section 2.21 Capital Contributions. The Transferor may contribute cash or other property as a capital contribution to the Borrower; provided that no direct or indirect owner of the Borrower shall be obligated to make a capital contribution in cash or other property to the Borrower at any time.
USActive 55125247.5    87

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness.
(a) This Agreement shall be effective upon satisfaction of the conditions precedent that:
(i) all acts and conditions (including, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all Applicable Law;
(ii) in the judgment of the Administrative Agent, there has not been any change in Applicable Law which adversely affects any Lender's or the Administrative Agent's ability to enter into the transactions contemplated by the Transaction Documents;
(iii) any and all information submitted to each Lender and the Administrative Agent by the Parent, the Borrower, the Transferor or the Servicer or any of their Affiliates is true, accurate and complete in all material respects and is not misleading in any material respect;
(iv) each Lender shall have received all documentation and other information requested by such Lender in its sole discretion and/or required by regulatory authorities with respect to the Parent, the Borrower, the Transferor and the Servicer under applicable "know your customer" and Anti-Money Laundering Laws, including, the Patriot Act, all in form and substance satisfactory to each Lender;
v.at least five (5) days prior to the Closing Date, the Borrower shall deliver a Beneficial Ownership Certification;
vi.the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender;
vii.in the reasonable judgment of the Administrative Agent and each Lender, there shall have been no material adverse change in the Borrower's (or the Servicer's) underwriting, servicing, collection, operating and reporting procedures and systems since the completion of due diligence by the Administrative Agent and each Lender;
USActive 55125247.5    88

viii.the results of the Administrative Agent's financial, legal, tax and accounting due diligence relating to the Parent, the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to the Administrative Agent; and
ix.the Borrower shall have paid (or contemporaneously with the effectiveness of this Agreement but prior to the funding of any Advance shall pay) in full all fees then required to be paid thereby, including all fees required hereunder and under the applicable Lender Fee Letters, the Administrative Agent Fee Letter and the Collateral Agent and Collateral Custodian Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, the Collateral Custodian (only to the extent reimbursable by it under the Transaction Documents), the Account Bank and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent.
(b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 (other than such conditions precedent (i) subject to the judgment or satisfaction of the Administrative Agent or any Lender or (ii) otherwise waived) have been satisfied. By its execution and delivery of this Agreement, the Administrative Agent and each Lender hereby acknowledges and agrees that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 that are subject to the judgment or satisfaction of the Administrative Agent or each such Lender, as applicable, have been satisfied.
Section 3.02 Conditions Precedent to All Advances. Each Advance to the Borrower from the Lenders shall be subject to the further conditions precedent that:
(a) On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:
(i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent), no later than 2:00 p.m. on the date that is one (1) Business Day prior to the related Advance Date for any Advance: (A) a Notice of Borrowing and an Officer's Certificate (which may be included as part of the Notice of Borrowing) computed as of the proposed Advance Date and after giving effect thereto and to the purchase by the Borrower of the Eligible Loan Assets to be purchased by it on such Advance Date, demonstrating that the Investment Criteria are satisfied on the date on which the Borrower (or the Servicer on its behalf) commits to purchase such Eligible Loan Asset (and after giving effect to such commitment), (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule, (D) an Approval Notice (for any such Loan Asset added to the Collateral on the related Advance Date) and (E) except with respect to an Advance under Section 2.02(f), such additional information, approvals, documents, certificates and reports as may be reasonably requested by the
USActive 55125247.5    89

Administrative Agent and, on the related Cut-Off Date, either (x) an executed copy of each assignment and assumption agreement, transfer document or other instrument (including any Loan Assignment), in each case, to the extent reasonably available to the Borrower or the Servicer at such time, relating to each Loan Asset to be Granted evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination) or (y) solely for any Loan Asset acquired from any prior third party owner thereof, a copy of the electronic screenshot provided by IHS Markit Ltd’s “ClearPar” evidencing that the Borrower has entered into a legally enforceable trade with respect to such Loan Asset; provided that in the case of this clause (y), (1) the Borrower shall deliver an executed assignment and assumption agreement no later than the settlement date for the related Eligible Loan Asset (subject to clause (y)(2)(ii) below), and (2) if such Eligible Loan Asset is acquired with the proceeds of an Advance that will be pre-funded before the settlement date of such Eligible Loan Asset, (i) such Advance proceeds shall only be released from the Principal Collection Subaccount to acquire such Eligible Loan Asset to the entity that will be the agent under such Eligible Loan Asset (in such capacity, the “Escrow Agent”), (ii) such Advance proceeds must be subject to an escrow arrangement with the Escrow Agent that provides that the Escrow Agent shall not release such funds until it receives the executed assignment and assumption agreement on the settlement date for such Eligible Loan Asset and that the Escrow Agent shall be required to return such amounts as directed by the Borrower and (iii) if the settlement date for such Eligible Loan Asset has not occurred within five (5) Business Days after the proceeds of the Advance were released to the Escrow Agent (the “Mandatory Return Date”), then the Borrower shall request that the Escrow Agent return such amount to the Borrower on the Mandatory Return Date, and the Borrower shall refund the Advance from such returned amount on the Business Day immediately following the day that the Borrower receives such amount; provided that, (I) in the event that the settlement date for such Eligible Loan Asset which was pre-funded pursuant to this clause has not occurred by the Mandatory Return Date, such Loan Asset shall cease to be an “Eligible Loan Asset” until the settlement date thereof and (II) in the event that there is a Borrowing Base Deficiency occurring on the Mandatory Return Date (including after giving effect to the related Loan Asset ceasing to be an “Eligible Loan Asset” pursuant to clause (I) above), the Borrower shall be obligated to refund the Advance used to pre-fund such Loan Asset pursuant to this clause by the close of business on the Business Day immediately following the Mandatory Return Date regardless of whether the Escrow Agent returns such pre-funded amounts;
(ii) except with respect to an Advance under Section 2.02(f), the Borrower (x) shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), promptly upon receipt but in no event later than three (3) Business Days after the related Cut-Off Date, an emailed copy of the duly executed original promissory notes of the Loan Assets (or, in the case of any Noteless Loan, a fully executed assignment agreement or credit agreement or such other executed document or instrument evidencing the ownership of such Loan Asset by the Borrower, as applicable) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit G) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents and (y) shall cause the Loan Asset Checklist and the Required Loan Documents to be in the
USActive 55125247.5    90

possession of the Collateral Custodian not later than three (3) Business Days after the related Cut-Off Date as to any Loan Assets; provided that no such Advance shall be made unless and until (A) the documents set forth in clause (x) and clause (y) shall have been delivered to the Collateral Custodian or (B) the Administrative Agent shall have received reasonably satisfactory evidence that the documents set forth in clause (x) and clause (y) will be delivered within three (3) Business Days after the related Advance Date (which evidence may be in the form of an email from the relevant closing counsel confirming that such documents have been executed in escrow and the Borrower is prepared to release any required funds in connection with the closing of the related transaction);
(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein), and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);
(iv) no Event of Default has occurred and is continuing, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;
(v) the BDC Asset Coverage of the Parent is greater than 1.54:1.00;
(vi) since the later of the Closing Date or the date of the last financial statements (or the last day of the period covered by such financial statements) delivered pursuant to Section 6.08(d), there has been no material adverse change in the ability of the Transferor or, if Loan Assets are being acquired from the SPV Transferor in connection with such Advance, as applicable, to perform their respective obligations under any Transaction Document, including, without limitation, the ability of the Transferor or the SPV Transferor, as applicable, to satisfy its obligation under Article VI of the applicable Purchase and Sale Agreement;
(vii) no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Granted on such Advance Date;
(viii) if any Eligible Loan Asset is acquired by the Borrower pursuant to a Purchase and Sale Agreement or a Master Participation Agreement, as applicable, then all terms and conditions of such Purchase and Sale Agreement or such Master Participation Agreement, as applicable, required to be satisfied in connection with the assignment of each Eligible Loan Asset (and the Related Asset) being Granted hereunder on such Advance Date, including, the perfection of the Borrower's interests therein, shall have been satisfied in full, and all filings (including, UCC filings) required to be made by any Person and all other actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security
USActive 55125247.5    91

interest (subject only to Permitted Liens) in the Collateral, including such Eligible Loan Assets and the Related Asset and the proceeds thereof shall have been made, taken or performed; and
(ix) the Loan Asset to be acquired with the proceeds of such Advance is an Eligible Loan Asset as of the date of funding.
(b) The Borrower shall have provided a request for an Approval Notice for each Loan Asset intended to be included in the Collateral in connection with the applicable Advance Date (and such information in respect of each such Loan Asset that is requested by the Administrative Agent) no later than 2:00 p.m. on the date that is no fewer than one (1) Business Day prior to the applicable Advance Date for any Advance. The Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral on the applicable Advance Date.
(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Grant of Eligible Loan Assets in accordance with the provisions hereof.
(d) The proposed Advance Date shall take place during the Revolving Period.
(e) The Borrower shall have paid (or contemporaneously with but in no event later than the making of such Advance shall pay) in full all fees then due and payable hereunder and under the applicable Lender Fee Letters, the Administrative Agent Fee Letter and the Collateral Agent and Collateral Custodian Fee Letter.
Section 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender's obligation to make such an advance unless such waiver is in writing and executed by such Lender.
Section 3.04 Conditions to Acquisition of Loan Assets. Each Grant of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(b), an additional Eligible Loan Asset pursuant to Section 2.18 or any other Grant of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):
(a) the Borrower (or the Servicer on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent) no later than 2:00 p.m. on the date that is one (1) Business Day prior to the related Cut-Off Date: (i) a Borrowing Base Certificate, (ii) a Loan Asset Schedule, (iii) an Approval Notice (for each Loan Asset added to the Collateral on the related Cut-Off Date) and (iv) such additional information, approvals, documents, certificates and reports as may be reasonably requested by the Administrative Agent and, on the related Cut-Off Date, either (A) an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Loan Assignment), in each case, to the extent reasonably available to the Borrower or the Servicer at such time, relating to each Loan Asset to be
USActive 55125247.5    92

pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination) or (B) solely for any Loan Asset acquired from any prior third party owner thereof, a copy of the electronic screenshot provided by IHS Markit Ltd’s “ClearPar” evidencing that the Borrower has entered into a legally enforceable trade with respect to such Loan Asset; provided that in the case of this clause (B), (1) the Borrower shall deliver an executed assignment and assumption agreement no later than the settlement date for the related Eligible Loan Asset (subject to clause (B)(2)(ii) below), and (2) if such Eligible Loan Asset is acquired with Principal Collections on deposit in the Principal Collection Subaccount in accordance with Section 2.18 which will be pre-funded before the settlement date of such Eligible Loan Asset, (i) such Principal Collections shall only be released from the Principal Collection Subaccount to acquire such Eligible Loan Asset to the entity that will be the agent under such Eligible Loan Asset (in such capacity, the “Escrow Agent”), (ii) such Principal Collections must be subject to an escrow arrangement with the Escrow Agent that provides that the Escrow Agent shall not release such funds until it receives the executed assignment and assumption agreement on the settlement date for such Eligible Loan Asset and that the Escrow Agent shall be required to return such amounts as directed by the Borrower and (iii) if the settlement date for such Eligible Loan Asset has not occurred within five (5) Business Days after the Principal Collections were released from the Principal Collection Subaccount to the Escrow Agent (the “Mandatory Recall Date”), then the Borrower shall request that the Escrow Agent return such amount to the Borrower on the Mandatory Recall Date and the Borrower shall deposit such returned amount as Principal Collections into the Principal Collection Subaccount upon receipt thereof; provided that, (I) in the event that the settlement date for such Eligible Loan Asset which was pre-funded pursuant to this clause has not occurred by the Mandatory Recall Date, such Loan Asset shall cease to be an “Eligible Loan Asset” until the settlement date thereof and (II) in the event that there is a Borrowing Base Deficiency occurring on the Mandatory Recall Date (including after giving effect to the related Loan Asset ceasing to be an “Eligible Loan Asset” pursuant to clause (I) above), the Borrower shall be obligated to deposit an amount equal to the amount of Principal Collections used to pre-fund such Loan Asset pursuant to this clause by the close of business on the Business Day immediately following the Mandatory Recall Date regardless of whether the Escrow Agent returns such pre-funded amounts;
(b) the Borrower (or the Servicer on behalf of the Borrower) (x) shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), promptly upon receipt but in no event later than three (3) Business Days after the related Cut-Off Date (provided that any financing statement or other document required to be file stamped by a Governmental Authority shall be delivered as soon as they are reasonably available (even if not within three (3) Business Days of the related Cut-Off Date)), an emailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan, a fully executed assignment agreement or credit agreement or such other executed document or instrument evidencing the ownership of such Loan Asset by the Borrower, as applicable) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit G) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents and (y) shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian not later than three (3) Business Days after the related Cut-Off Date as to any Loan Assets; provided that no such Grant, substitution or addition of a Loan Asset shall be considered effective unless and until the documents set forth in clause (x) and clause (y) shall have been delivered to the Collateral Custodian;
USActive 55125247.5    93

(c) with respect to Eligible Loan Assets purchased with Advances and available Principal Collections, the Investment Criteria are satisfied on the date on which the Borrower (or the Servicer on its behalf) commits to purchase such Eligible Loan Asset (and after giving effect to such commitment);
(d) no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Granted on such Cut-Off Date;
(e) if any Eligible Loan Asset is acquired by the Borrower pursuant to a Purchase and Sale Agreement, then all terms and conditions of such Purchase and Sale Agreements and each Master Participation Agreement, as applicable, required to be satisfied in connection with the assignment of each Eligible Loan Asset being Granted hereunder on such Cut-Off Date (and the Related Asset), including, the perfection of the Borrower's interests therein, shall have been satisfied in full, and all filings (including, UCC filings) required to be made by any Person and all other actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Related Asset and the proceeds thereof shall have been made, taken or performed;
(f) the Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral on the applicable Cut-Off Date;
(g) no Event of Default has occurred and is continuing, or would result from such Grant, and no Unmatured Event of Default exists, or would result from such Grant (other than, in each case, with respect to any Grant of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Event of Default or an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and
(h) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein), and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Grant to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
USActive 55125247.5    94

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and, except where failure to do so would not cause a Material Adverse Effect, all licenses necessary to own its assets and to transact the business in which it is engaged and, except where failure to do so would not cause a Material Adverse Effect, is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Collateral requires such qualification.
(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement, subject to Permitted Liens.
(c) Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).
(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than in each case (x) such as have been met or obtained and are in full force and effect and (y) any consents, approvals, licenses, authorizations, registrations or declarations which the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.
(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto, in each case, in connection with the Grant of the Collateral will not (i) create any Lien on the Collateral other than Permitted Liens or (ii) violate any Applicable Law in any material respect or the Constituent Documents of the Borrower or (iii) violate any material contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party or (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other
USActive 55125247.5    95

Transaction Document to which the Borrower is a party, that, in each case, would reasonably be expected to have a Material Adverse Effect.
(g) Selection Procedures. In selecting the Loan Assets to be Granted pursuant to this Agreement, no selection procedures were employed that did not comply with the Servicing Standard.
(h) EEA Financial Institution. The Borrower is not an EEA Financial Institution.
(i) Grant of Collateral. The Borrower has good and marketable title to all of the Collateral. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Grant of such Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.
(j) Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents, (ii) Indebtedness incurred under the terms of any Delayed Draw Loan Asset or any Revolving Loan, and (iii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.
(k) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and such other actions as permitted or required by the Transaction Documents, including agreements entered into with service providers of the Borrower in connection with the transactions contemplated hereunder and entering into transactions relating to the Loan Assets and the other Collateral.
(l) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower's performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
(m) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same), and has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established reserves in accordance with GAAP on its books or to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed that could reasonably be expected to cause a Material Adverse Effect, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower in connection with the execution and delivery of
USActive 55125247.5    96

this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
(n) Location. The Borrower's location (within the meaning of Article 9 of the UCC) is the State of Delaware. The location of the Borrower's records regarding the Collateral (other than those delivered to the Collateral Custodian) is located at the address set forth in Section 12.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).
(o) Tradenames. The Borrower has not changed its name since its formation and does not have tradenames, fictitious names, assumed names or "doing business as" names under which it has done or is doing business, unless the Administrative Agent has consented thereto.
(p) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
(q) No Subsidiaries. The Borrower (i) has no Subsidiaries (other than any Tax Subsidiaries) and (ii) does not own any equity interest in any other entity (other than in Tax Subsidiaries and equity interests in Obligors acquired in connection with the exercise of any remedies with respect to a Loan Asset, the exercise of any warrant with respect to a Loan Asset or any exchange offer, work-out or restructuring of a Loan Asset); provided that with respect to clause (ii) above, the Administrative Agent in its sole discretion may require the Borrower to sell or otherwise dispose of such equity interest within thirty (30) days of such equity interest being acquired by the Borrower.
(r) Value Given. The Borrower has given fair consideration and reasonably equivalent value to (i) the Transferor in exchange for the purchase of the Loan Assets (or any number of them) from the Transferor pursuant to the SVCP Purchase and Sale Agreement and (ii) the SPV Transferor in exchange for the purchase of the Loan Assets (or any number of them) from the SPV Transferor pursuant to the TCPC Funding I Purchase and Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor or to the SPV Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(s) Reports Accurate. All Servicer's Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower (or the Servicer on its behalf) to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with the Transaction Documents (other than any projections or other forward-looking statements) are, as of their date, when taken as a whole, accurate, true and correct in all material respects and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, in each case, solely with respect to information furnished by the Borrower or the Servicer which was
USActive 55125247.5    97

provided to the Borrower or the Servicer from an Obligor with respect to a Loan Asset or information that was not prepared by or under the direction of the Borrower or the Servicer or any of their respective Affiliates, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower or the Servicer, as the case may be.
(t) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, the use of proceeds of the Advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend "purpose credit" within the meaning of Regulation U.
(u) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by the Grant.
(v) Event of Default/Unmatured Event of Default. No event has occurred and is continuing which constitutes an Event of Default or an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).
(w) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the Servicing Standard.
(x) ERISA.
(i) Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all benefits vested under each Pension Plan does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect.
(ii) The Borrower does not maintain or have any obligation in respect of any Foreign Plan.
(iii) The Borrower (a) is not a Benefit Plan Investor and (b) is not a "governmental plan" within the meaning of Section 3(32) of ERISA ("Governmental Plan"), and neither the Borrower nor any transactions by or with the Borrower are subject to state statutes regulating investments of and fiduciary obligations with respect to Governmental Plans or to state statutes that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code ("Similar Law").
USActive 55125247.5    98

(y) Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be disregarded as an entity separate from the Parent for U.S. federal income tax purposes.
(z) Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(aa) Instructions to Obligors. The Collection Account is the only account to which Obligors, agent banks or administrative agents on the Loan Assets have been instructed by the Borrower, or the Servicer on the Borrower's behalf, to send Principal Collections and Interest Collections on the Collateral. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, a Lien on the Collection Account.
(bb) Investment Company Status. The Borrower is not required to register as an "investment company" under the provisions of the 1940 Act.
(cc) Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it is subject. The Borrower has not received any notice that it is not in compliance in any material respect with any Applicable Law to which it is subject. The Borrower has maintained all records required to be maintained by any applicable Governmental Authority.
(dd) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Granted hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.
(ee) Set-Off, etc. No Eligible Loan Asset in the Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor, the SPV Transferor or the Obligor thereof (unless the Obligor thereof effected such change without the consent or agreement of the Borrower and in accordance with the Underlying Instruments), and no Eligible Loan Asset in the Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower, the Transferor, the SPV Transferor or the Obligor (unless the Obligor thereof took such action without the consent or agreement of the Borrower and in accordance with the Underlying Instruments) with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard.
(ff) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.
USActive 55125247.5    99

(gg) Environmental. As of the applicable Cut-Off Date for the Loan Asset in connection with any Related Collateral, no Responsible Officer of the Borrower possesses actual knowledge of the non-compliance of the related Obligor's operations in any material respect with any applicable Environmental Laws.  As of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, the Borrower has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral of any Loan Asset, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
(hh) Anti-Terrorism; OFAC; Anti-Corruption.
(i) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC's list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.
(ii) The Borrower is not a foreign shell bank. For purposes of the forgoing, "foreign shell bank" means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.
(iii) No part of the proceeds of any Advance will be used by the Borrower or any of its Affiliates, or to the knowledge of the Borrower, permitted to be used by any other Person (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation by the Borrower of applicable anti-money laundering laws, rules or regulations, including the Patriot Act, as amended (collectively, "Anti-Money Laundering Laws"); or (iii) to fund any activities or business of or with any Person that, at the time of such funding, is the subject or target of Sanctions, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions broadly prohibiting dealings in such country or territory, or in any other manner that would result in a violation by any party hereto of any Sanctions.
(iv) To the knowledge of the Borrower, as of the applicable Cut-Off Date for each Loan Asset, no Collateral or any portion thereof related to such Loan Asset that
USActive 55125247.5    100

is becoming part of the Collateral on such Cut-Off Date consists of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.
(v) The Borrower acknowledges by executing this Agreement that Lenders (or the Administrative Agent on their behalf) have notified the Borrower that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Borrower or any Person owning twenty-five percent (25%) or more of the direct or indirect Equity Interests of the Borrower (including the name and address of such Person) in accordance with the Patriot Act.
(ii) Confirmation from Transferor. The Borrower has not received in writing from the Transferor an indication that the Transferor will cause the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code.
(jj) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein).
(kk) Security Interest.
(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;
(ii) the Collateral is comprised of "instruments," "security entitlements," "general intangibles," "accounts," "certificated securities," "uncertificated securities," "securities accounts," "deposit accounts," "supporting obligations" or "insurance" (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(kk);
(iii) with respect to Collateral that constitute "security entitlements":
a. all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as "financial assets" within the meaning of the applicable UCC;
b. the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and
USActive 55125247.5    101

c. the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a "securities account" under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent) and until such Notice of Exclusive Control has been rescinded, the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;
(iv) [reserved];
(v) with respect to any Controlled Account which constitutes a "deposit account" as defined in the applicable UCC, the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account without further consent of the Borrower;
(vi) the Borrower owns and has good and marketable title to (or, with respect to assets securing any Loan Assets, a valid security interest (through the underlying loan agent) in) the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;
(vii) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;
(viii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;
(ix) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interests granted to the Borrower under any Purchase and Sale Agreement and/or any Master Participation Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;
USActive 55125247.5    102

(x) all original executed copies of each underlying promissory note that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;
(xi) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 11.11 may serve as such acknowledgement;
(xii) none of the underlying promissory notes (if any) that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;
(xiii) with respect to any Collateral that constitutes a "certificated security," such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and
(xiv) with respect to any Collateral that constitutes an "uncertificated security," that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.
(ll) Substitutions and Sales of Loan Assets to Affiliates. In connection with each sale of a Loan Asset to the Transferor (or an Affiliate thereof) pursuant to Section 2.07(a), as applicable, the Borrower has determined, in its reasonable business judgment (and without consideration of any benefits to the Transferor (or such Affiliate thereof)), that such sale or substitution, as applicable, is in the Borrower's best business interest.
(mm) Borrower LLC Agreement in Effect. The Borrower LLC Agreement remains in full force and effect and there exists no breach of, default under, or threatened breach of, the Borrower LLC Agreement by the Borrower or the Transferor.
(nn) Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.02 Representations and Warranties of the Borrower Relating to this Agreement and the Collateral. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date (solely with respect to the relevant Loan Assets being pledged as of such Cut-
USActive 55125247.5    103

Off Date), as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral to the Collateral Agent, for the benefit of the Secured Parties, which is a valid and first priority perfected security interest in the Collateral (including in that portion of the Collateral in which a security interest may be perfected by filing) (subject in each case only to Permitted Liens). No Person claiming through or under the Borrower shall have any claim to or interest in the Controlled Accounts.
(b) Eligibility of Collateral. (i) The Loan Asset Schedule, and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset, (iii) with respect to each Loan Asset included as an Eligible Loan Asset, the Investment Criteria was satisfied on the date on which the Borrower (or the Servicer on its behalf) committed to purchase such Eligible Loan Asset (and after giving effect to such commitment), and (iv) with respect to each item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. Any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under any other Transaction Document shall not constitute an Event of Default if the Borrower complies with Section 2.07(b) hereunder.
(c) No Fraud. With respect to any Loan Asset originated by the Transferor or the SPV Transferor, as applicable, such Loan Asset was originated without any fraud or misrepresentation by the Transferor or the SPV Transferor, as applicable, or, to the Borrower's knowledge, on the part of the Obligor. With respect to any Loan Asset originated by the any third party not Affiliated with the Transferor or the SPV Transferor, as applicable, to the Borrower's knowledge, such Loan Asset was originated without any fraud or misrepresentation by any such third party or on the part of the Obligor.
Section 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):
(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware, with all requisite corporate power and, except where failure to do so would not cause a Material Adverse Effect, authority to own or lease its properties and to conduct its business as such business is presently
USActive 55125247.5    104

conducted and to enter into and perform its obligations pursuant to this Agreement, and for which the applicable certificates set forth on Schedule I have been delivered.
(b) Due Qualification. The Servicer has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals in each case, except where failure to do so would not cause a Material Adverse Effect.
(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer's Constituent Documents or any contractual obligation of the Servicer except to the extent that such conflict or breach of such contractual obligation would not reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien upon any of the Servicer's properties pursuant to the terms of any contractual obligation, other than this Agreement and Permitted Liens, or (iii) violate any Applicable Law in any material respects.
(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party or (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party; that, in each case, would reasonably be expected to have a Material Adverse Effect.
(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained, other than such approvals, authorizations, consents, orders, licenses or other actions that, if not obtained, would not reasonably be expected to cause a Material Adverse Effect.
USActive 55125247.5    105

(h) Reports Accurate. All Servicer's Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with the Transaction Documents are (other than any projections or other forward-looking statements ), as of their date, when taken as a whole, accurate, true and correct in all material respects and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, in each case, solely with respect to information furnished by the Borrower or the Servicer which was provided to the Borrower or the Servicer from an Obligor with respect to a Loan Asset or information that was not prepared by or under the direction of the Borrower or the Servicer or any of their respective Affiliates, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower or the Servicer, as the case may be.
(i) Servicing Standard. The Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Loan Assets.
(j) Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral transferred or Granted hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days after its receipt as required herein.
(k) Solvency. The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.
(l) Taxes. The Servicer has filed or caused to be filed on a timely basis all tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer or to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect), and no Tax lien (other than a Permitted Lien) has been filed and no claim is being asserted, with respect to any such Tax, assessment or other charge.
(m) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, the use of the proceeds of the Advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
(n) Security Interest. The Servicer will take all steps necessary to ensure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon
USActive 55125247.5    106

execution and delivery of this Agreement and such security interest is a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, such UCC filings) as are necessary for the perfection of the Secured Parties' security interest in the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.
(o) ERISA. The Servicer (a) is not a Benefit Plan Investor and (b) is not a Governmental Plan and neither the Servicer nor any transactions by or with the Servicer are subject to state statutes regulating investments of and fiduciary obligations with respect to Governmental Plans or to state statutes that impose prohibitions under Similar Law.
(p) Anti-Terrorism; OFAC; Anti-Corruption.
(i) Neither the Servicer nor, to the knowledge of the Servicer, any of its Affiliates (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC's list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.
(ii) The Servicer is not a foreign shell bank. For purposes of the forgoing, "foreign shell bank" means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.
(iii) No part of the proceeds of any Advance will be used by the Servicer or any of its Affiliates or, to the knowledge of the Servicer, permitted to be used by any other Person, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation by the Servicer of applicable Anti-Money Laundering Laws; or (iii) to fund any activities or business of or with any Person that, at the time of such funding, is the subject or target of Sanctions, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions broadly prohibiting dealings in such country or territory, or in any other manner that would result in a violation by any party hereto of any Sanctions.
(iv) To the knowledge of the Servicer, as of the applicable Cut-Off Date for each Loan Asset, no Collateral or any portion thereof related to such Loan Asset that
USActive 55125247.5    107

is becoming part of the Collateral on such Cut-Off Date consists of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.
(v) The Servicer acknowledges by executing this Agreement that Lenders (or the Administrative Agent on their behalf) have notified the Servicer that, pursuant to the requirements of the Patriot Act, each Lender is required to obtain, verify and record such information as may be necessary to identify the Servicer or any Person owning twenty-five percent (25%) or more of the direct or indirect Equity Interests of the Servicer (including the name and address of such Person) in accordance with the Patriot Act.
(q) Environmental. As of the applicable Cut-Off Date for the Loan Asset in connection with any Related Collateral, no Responsible Officer of the Servicer possesses actual knowledge of the non-compliance of the related Obligor's operations in any material respects with any applicable Environmental Laws.  The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral of any Loan Asset, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened.
(r) No Injunctions. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Servicer's performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
(s) Instructions to Obligors. The Collection Account is the only account to which Obligors, agent banks or administrative agents on the Loan Assets have been instructed by the Servicer on the Borrower's behalf to send Principal Collections and Interest Collections on the Collateral.
(t) Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be disregarded as an entity separate from the Parent for U.S. federal income tax purposes.
(u) Servicer Default. No event has occurred and is continuing which constitutes a Servicer Default (other than any Servicer Default which has previously been disclosed to the Administrative Agent as such).
(v) Broker/Dealer. The Servicer is not a broker/dealer or subject to the Securities Investor Protection Act of 1970, as amended.
(w) Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it is subject.
(x) EEA Financial Institution. The Servicer is not an EEA Financial Institution.
USActive 55125247.5    108

(y) Investment Company Status. The Servicer is not required to register as an "investment company" under the provisions of the 1940 Act.
Section 4.04 Representations and Warranties of the Collateral Agent. The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:
(a) Organization; Power and Authority. It is a duly organized and validly existing limited purpose national banking association with trust powers in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.
(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.
(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.
(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.
(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
Section 4.05 Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:
(a) Organization; Power and Authority. It is a duly organized and validly existing limited purpose national banking association with trust powers in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.
USActive 55125247.5    109

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.
(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.
(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.
(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.
(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).
ARTICLE V.

GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Borrower.
From the Closing Date until the Collection Date:
(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its Constituent Documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Related Assets and the related assets in the Collateral; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing its obligations under the Transaction Documents to which it is a party; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with
USActive 55125247.5    110

respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.
(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one (1) Independent Manager of the Borrower; (ii) maintain its own separate books and records and bank accounts; (iii) other than for U.S. federal income tax purposes, hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person; (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (v) not commingle its assets with assets of any other Person; (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements, except to the extent that the Borrower's financial and operating results are consolidated under GAAP with those of the Parent and/or the Transferor in consolidated financial statements; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower's assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person; (viii) pay its own liabilities only out of its own funds; (ix) maintain an arm's-length relationship with its Affiliates and not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm's length transaction (except for capital contributions or capital distributions permitted under the terms and conditions of the Borrower's organizational documents and properly reflected on the books and records of the Borrower) provided that, with regard to this clause (ix), the Transferor may contribute cash or other property as a capital contribution to the Borrower; (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used, use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; (xviii) not acquire the obligations or any securities issued by any of its Affiliates other than in connection with the formation of a Tax Subsidiary; (xix) not have its obligations guaranteed by the Transferor or any other Person and not hold out the credit or assets of the Transferor or any other Person as being available to satisfy the its obligations; (xx) maintain its assets in such a manner that its individual assets and liabilities can be readily and inexpensively ascertained as separate from those of the Transferor and any other Person; (xxi) not identify itself as a department or division of the Transferor or any other Person; (xxii) not operate or purport to operate as a single, legal entity with respect to the Transferor or any other Person and (xix) not divide or permit any division of the Borrower.
USActive 55125247.5    111

Where necessary, the Borrower will obtain proper authorization from its member(s), manager or managers, as applicable, for its limited liability company actions.
(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law where the failure to preserve and maintain such qualification would reasonably be expected to have a Material Adverse Effect.
(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Milbank LLP, as special counsel to the Borrower and the Transferor, issued in connection with the Purchase and Sale Agreements and relating to the issues of substantive consolidation and true sale of the Loan Assets.
(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lenders the purchase price for each Loan Asset proposed to be acquired by the Borrower.
(g) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent and the Lenders within two (2) Business Days of the Borrower's or the Servicer's actual knowledge of the occurrence of any default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset.
(h) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian a hard copy or electronic copy of the Required Loan Documents (as applicable) and the Loan Asset Checklist pertaining to each Loan Asset not later than three (3) Business Days following the Cut-Off Date pertaining to such Loan Asset; provided that any financing statement or other document required to be file stamped by a Governmental Authority shall be delivered as soon as they are reasonably available (even if not within three (3) Business Days of the related Cut-Off Date).
(i) Taxes. The Borrower will file or cause to be filed its tax returns, if any, and pay any and all Taxes imposed on it or its property as required by the Transaction Documents except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established reserves in accordance with GAAP on its books or to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(j) Notice of Event of Default. The Borrower shall notify the Administrative Agent, the Collateral Agent and each Lender of the occurrence of any Event of Default under this Agreement promptly, and in any event within two (2) Business Days, upon obtaining knowledge or receiving notice of such event. In addition, no later than two (2) Business Days following the
USActive 55125247.5    112

Borrower’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent and each Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.
(k) Notice of Material Events. The Borrower shall promptly, and in any event within two (2) Business Days, of obtaining knowledge or receiving notice of such event, notify the Administrative Agent and each Lender of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.
(l) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent and each Lender telephonic or email notice within ten (10) Business Days (confirmed in writing within five (5) Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of the Transferor in an amount equal to or greater than $2,500,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.
(m) Notice of Auditors' Management Letters. The Borrower shall promptly notify the Administrative Agent and each Lender after the receipt of any auditors' management letters received by the Borrower or by its accountants.
(n) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
(o) Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreements and the Master Participation Agreements. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under any Purchase and Sale Agreement or any Master Participation Agreement, as applicable, or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.
(p) Notice of Proceedings. The Borrower shall notify the Administrative Agent and each Lender, as soon as possible and in any event within five (5) Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy,
USActive 55125247.5    113

litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would result in the occurrence of an Event of Default or otherwise could be reasonably expected to have a Material Adverse Effect on the Collateral, the Transaction Documents, the Collateral Agent's security interest in the Collateral, or the Borrower.
(q) Notice of ERISA Events. The Borrower shall promptly notify the Administrative Agent and each Lender (i) in the event that a Lien is imposed on any asset of the Borrower with respect to any Pension Plan or Multiemployer Plan or (ii) in the event any ERISA Event occurs that would reasonably be expected to have a Material Adverse Effect.
(r) Notice of Benefit Plan Investor Status or Prohibited Transaction. The Borrower shall promptly notify the Administrative Agent and each Lender in the event the Borrower becomes a Benefit Plan Investor, in the event the Borrower becomes subject to state statutes regulating investments of or fiduciary obligations with respect to such governmental plans or to state statutes that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code or in the event the Borrower has knowledge that this Agreement or any other action or transaction in connection with this Agreement or any other Transaction Document will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of Similar Law.
(s) Notice of Accounting Changes. Promptly, but in no event later than fifteen (15) days after the effective date thereof, the Borrower will provide to the Administrative Agent and each Lender notice of any material change in the accounting policies of the Borrower.
(t) Additional Documents. The Borrower shall provide the Administrative Agent and each Lender with (i) copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the applicable "know your customer" requirements under the Patriot Act or other applicable Anti-Money Laundering Laws.
(u) Protection of Security Interest. With respect to the Collateral acquired or originated by the Borrower, the Borrower will (i) with respect to Collateral acquired pursuant to a Purchase and Sale Agreement, acquire such Collateral pursuant to and in accordance with the terms of such Purchase and Sale Agreement, (ii) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower's ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, (A) with respect to Collateral acquired pursuant to a Purchase and Sale Agreement, effective precautionary financing statements against the Transferor or the SPV Transferor, as applicable, in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured
USActive 55125247.5    114

Parties) in the Borrower's interests in all of the Collateral being Granted hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an "all asset" filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, in each case, other than (I) documents, books, records marked as protected by the attorney client privilege, and (II) documents, books, records and other information which such Person may not disclose without violating Applicable Law; provided that, other than after the occurrence and during the continuance of an Event of Default, such inspections shall be limited to once per year and (v) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder. So long as no Event of Default or Servicer Default has occurred and is continuing, no more than one such visit or inspection shall be at the expense of the Borrower (which such visit, inspection or audit shall be consolidated with any visit, inspection or audit under Section 6.10, Section 6.11 and Section 11.10 and under Section 10.15 of the applicable Purchase and Sale Agreement).
(v) Liens. The Borrower will promptly, and in any event within two (2) Business Days, upon obtaining knowledge or receiving notice, notify the Administrative Agent and the Lenders of the existence of any Lien on the Collateral (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties.
(w) Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest in the Collateral (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).
(x) Compliance with Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including Environmental Laws), and the Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect all licenses material to its business.
(y) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with
USActive 55125247.5    115

GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.
(z) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.
(aa) Performance of Covenants. The Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for Permitted Liens and any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(bb) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness for U.S. federal income tax purposes and shall file any and all tax forms in a manner consistent therewith, except as otherwise required by applicable law.
(cc) Maintenance of Records. The Borrower will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by the Borrower for its own account and not subject to the terms of the Transaction Documents and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent, information with respect to the Collateral and the conduct and operation of its business.
(dd) Obligor Notification Forms. The Borrower or the Servicer on behalf of the Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney, substantially in the form of Exhibit L or Exhibit M, as applicable, to send (at the Administrative Agent's discretion on the Collateral Agent's behalf, during the continuance of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent's interest in the Collateral and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent's behalf.
(ee) Officer's Certificate. On each five (5) year anniversary of the date of this Agreement, the Borrower shall deliver:
(i) an Officer's Certificate, in form and substance acceptable to the Lenders and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches
USActive 55125247.5    116

satisfactory to the Administrative Agent, that there is no other interest in the Collateral based on any tax or judgment lien; and
(ii) deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lenders an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
(ff) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred, authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.
(gg) Tax Classification. For U.S. federal income tax purposes, the Borrower will treat itself: (i) for so long as it has a single member, as a disregarded entity, and (ii) for so long as it has more than a single member, as a partnership (other than a publicly traded partnership). The Borrower shall not elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes and shall not permit any actions that would cause it to be treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not permit any person that is not a United States Tax Person to be its member.
(hh) Anti-Terrorism; OFAC; Anti-Corruption. The Borrower shall promptly notify the Administrative Agent and each Lender if it receives notice or has knowledge of the Collateral or any portion thereof consisting of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.
(ii) Other Reporting. The Borrower shall provide the Administrative Agent and each Lender, simultaneously with delivery to the Transferor, copies of all other financial statements, appraisal reports, notices, and other matters at any time or from time to time prepared by the Borrower and furnished to the Transferor, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Borrower LLC Agreement, and any notice relating in any way to the misconduct of the Borrower or the Servicer. In respect of the foregoing, the Borrower shall disseminate such information to the Administrative Agent and each Lender either through mailings, email delivery or by posting such information on its website and giving the Administrative Agent and each Lender access thereto.
(jj) Other Information. The Borrower shall deliver, (i) promptly following the Administrative Agent's request, in any event within ten (10) days after such request or such later time as is agreed to by the Administrative Agent and the Borrower, such other information, financial or
USActive 55125247.5    117

otherwise, with respect to the Borrower and the Collateral in each case in its possession and/or reasonably obtainable without undue burden, as the Administrative Agent may reasonably request from time to time and (ii) promptly following any change in the information required by the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, an updated Beneficial Ownership Certification.
(kk) Tax Subsidiaries. With respect to any Tax Subsidiary:
(i) the Borrower shall not permit such Tax Subsidiary to incur any Indebtedness;
(ii) the Constituent Documents of such Tax Subsidiary shall provide that (A) recourse with respect to the costs, expenses or other liabilities of such Tax Subsidiary shall be solely to the assets of such Tax Subsidiary and no creditor of such Tax Subsidiary shall have any recourse whatsoever to the Borrower or its assets except to the extent otherwise required under applicable law, (B) the activities and business purposes of such Tax Subsidiary shall be limited to holding securities or obligations and activities reasonably incidental thereto, (C) such Tax Subsidiary will not create, incur, assume or permit to exist any Lien (other than a Permitted Lien) on any of its assets, or, except to the extent the Borrower would be permitted to do so, sell, transfer or otherwise dispose of (but not purchase or exchange) any of its assets, or assign or sell any income or revenues or rights in respect thereof, (D) such Tax Subsidiary will be subject to the limitations on powers set forth in the Borrower's Constituent Documents, (E) if such Tax Subsidiary is a foreign corporation for U.S. federal income tax purposes, such Tax Subsidiary shall file a U.S. federal income tax return reporting all effectively connected income, if any, arising as a result of owning the permitted assets of such Tax Subsidiary, (F) after paying Taxes and expenses payable by such Tax Subsidiary or setting aside adequate reserves for the payment of such Taxes and expenses, such Tax Subsidiary will distribute 100% of the proceeds of the assets acquired by it (net of such Taxes, expenses and reserves) to the Borrower and (G) such Tax Subsidiary will not form or own any subsidiary or any interest in any other entity other than another Tax Subsidiary;
(iii) the Constituent Documents of such Tax Subsidiary shall provide that such Tax Subsidiary will (A) maintain books and records separate from any other Person, (B) maintain its accounts separate from those of any other Person, (C) not commingle its assets with those of any other Person, (D) conduct its own business in its own name, (E) maintain separate financial statements, except to the extent that such Tax Subsidiary’s financial and operating results are consolidated under GAAP with those of the Borrower, the Transferor and/or the Parent in consolidated financial statements; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Tax Subsidiary from the Borrower, the Transferor and/or the Parent, (F) pay its own liabilities out of its own funds, (G) observe all corporate formalities and other formalities in its Constituent Documents, (H) maintain an arm's length relationship with its Affiliates, (I) not have any employees, (J) not guarantee or become obligated for the debts of any other person (other than the Borrower) or hold out its credit as being available to satisfy the
USActive 55125247.5    118

obligations of others (other than the Borrower), (K) not acquire obligations or securities of the Borrower, (L) allocate fairly and reasonably any overhead for shared office space, (M) use separate stationery, invoices and checks, (N) not pledge its assets for the benefit of any other Person (other than the Collateral Agent for the benefit of the Secured Parties) or make any loans or advance to any Person, (O) hold itself out as a separate Person, (P) correct any known misunderstanding regarding its separate identity and (Q) maintain adequate capital in light of its contemplated business operations;
(iv) the Constituent Documents of such Tax Subsidiary shall provide that the business of such Tax Subsidiary shall be managed by or under the direction of a board of at least one director and that at least one such director shall be a person who is not at the time of appointment and for the five years prior thereto has not been (A) a direct or indirect legal or beneficial owner of the Servicer, such Tax Subsidiary or any of their respective Affiliates (excluding de minimis ownership), (B) a creditor, supplier, officer, manager, or contractor of the Servicer, such Tax Subsidiary or any of their respective Affiliates (other than his or her service as an independent manager or director of such Tax Subsidiary, the Borrower or Affiliates of the Borrower that are structured to be "bankruptcy remote") or (C) a person who controls (whether directly, indirectly or otherwise) the Servicer, such Tax Subsidiary or any of their respective Affiliates or any creditor, supplier, officer, manager or contractor of the Servicer, such Tax Subsidiary or any of their respective Affiliates (other than his or her service as an independent manager or director of such Tax Subsidiary, the Borrower or Affiliates of the Borrower that are structured to be "bankruptcy remote");
(v) the Constituent Documents of such Tax Subsidiary shall provide that, so long as the Tax Subsidiary is owned directly or indirectly by the Borrower, upon the date of any voluntary or involuntary dissolution, liquidation or winding-up of the Borrower, (x) the Borrower shall sell or otherwise dispose of all of its equity interests in such Tax Subsidiary within a reasonable time or (y) such Tax Subsidiary shall (A) sell or otherwise dispose of all of its property, (B) make provision for the filing of a tax return and any action required in connection with winding up such Tax Subsidiary, (C) liquidate and (D) distribute the proceeds of liquidation to its stockholders;
(vi) to the extent payable by the Borrower, with respect to any Tax Subsidiary, any expenses related to such Tax Subsidiary will be considered Administrative Expenses of the Borrower payable pursuant to Section 2.04; and
(vii) the Borrower shall cause each Tax Subsidiary to enter into a guarantee and security agreement between such Tax Subsidiary and the Collateral Agent pursuant to which such Tax Subsidiary grants a perfected, first-priority continuing security interest in all of its property (subject only to Permitted Liens) to secure its obligations under such guarantee.
The Borrower, the Servicer, the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Lenders hereby agree not to institute against any Tax Subsidiary any proceeding seeking a judgment of insolvency or bankruptcy or any other
USActive 55125247.5    119

relief under any bankruptcy or insolvency law or other similar law, or a petition for its winding-up or liquidation (other than a winding-up or liquidation of a Tax Subsidiary that no longer holds any assets), until the termination of the Commitment and the payment in full of all Obligations and the expiration of a period equal to one year and one day or, if longer, the applicable preference period then in effect plus one day, following such payment in full.
Section 5.02 Negative Covenants of the Borrower.
From the Closing Date until the Collection Date:
(a) Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under or in accordance with the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents (including any securities or other instruments acquired in connection with a Tax Subsidiary) and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Borrower's business other than such activities as are expressly permitted pursuant to this Agreement; (vii) create, form or otherwise acquire any Subsidiaries other than any Tax Subsidiary permitted by this Agreement or own any equity interest in any other entity (other than equity interests in Obligors acquired in connection with the exercise of any remedies with respect to a Loan Asset, the exercise of any warrant with respect to a Loan Asset or any exchange offer, work-out or restructuring of a Loan Asset); or (viii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.
(b) Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower's organizational documents shall reflect) that the unanimous consent of all managers (including the consent of the Independent Manager(s)) is required for the Borrower to (i) file any insolvency, or reorganization case or proceeding, (ii) institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, (iv) seek any relief under any law relating to relief from debts or the protection of debtors, (v) consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, (vi) file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy or insolvency, (vii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower, or a substantial part of its property, (viii) make any assignment for the benefit of its creditors, (ix) admit in writing its inability to pay its debts generally as they become due, or (x) take any action in furtherance of any of the foregoing.
USActive 55125247.5    120

(c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect the Borrower's title to the Collateral other than sales and transfers thereof that are expressly permitted pursuant to this Agreement.
(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.
(e) Liens. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.
(f) Organizational Documents. The Borrower shall not amend, modify or terminate any of the Constituent Documents of the Borrower, except in accordance therewith and after giving notice thereof to the Administrative Agent, whose prior written consent shall be required for any such amendment, modification or termination that is adverse to the Lenders.
(g) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Required Lenders.
(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (i) to finance the origination of Collateral or the purchase by the Borrower, on a "true sale" basis, of Collateral, (ii) to pay fees and expenses in connection with the transactions contemplated under this Agreement and the other Transaction Documents, (iii) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Delayed Draw Loan Assets and Revolving Loans included in the Collateral or to directly fund any Revolving Loan or Delayed Draw Loan Asset, (iv) for deposit in the Principal Collection Subaccount in connection with the cure of any Borrowing Base Deficiency, (v) to distribute such proceeds to the Transferor or (vi) solely with respect to the proceeds of the initial Advance, to repay or prepay, in whole or in part, the outstanding obligations under the SPV Transferor Debt Facility.
(i) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral.
(j) Tax Treatment. The Borrower shall not take or consent to any action (including the filing of an IRS Form 8832 electing to be classified as an association taxable as a corporation) that would cause it to be treated as other than a partnership or entity that is disregarded as separate from its owner for U.S. federal income tax purposes.
USActive 55125247.5    121

(k) Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Related Collateral).
(l) Purchase and Sale Agreements. Subject to Section 12.21, the Borrower will not amend, modify, waive or terminate any provision of any Purchase and Sale Agreement without the prior written consent of the Administrative Agent.
(m) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as the Facility Maturity Date has not been declared or automatically occurred and no Unmatured Event of Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make Restricted Junior Payments to the holders of its membership interests from amounts available pursuant to Sections 2.04(a)(xii), 2.04(b)(vii) and 2.04(c)(x) or in accordance with Section 5.02(h) or may transfer any Zero Value Asset to the Transferor as an equity distribution; provided that:
(i) if no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrower may declare and pay dividends and other distributions to the Parent or the Transferor, in either case in cash or other property in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed 110% of the amounts that are required to be distributed by the Parent to (1) allow the Parent to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (2) reduce to zero for any such taxable year its liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (3) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto); and
(ii) the Borrower shall be permitted to make or declare a Restricted Junior Payment if at the time of any such Restricted Junior Payment and after giving effect thereto (A) no Unmatured Event of Default or Event of Default has occurred and is continuing and (B) the Advances Outstanding on such date do not exceed the Borrowing Base after giving effect to such Restricted Junior Payment..
(n) ERISA Matters. The Borrower will not (i) take, and will exercise its best efforts not to permit any ERISA Affiliate to take, any action that could reasonably be expected to result in an ERISA Event that would reasonably be expected to have a Material Adverse Effect, (ii) take, and will exercise its best efforts not to permit any ERISA Affiliate to take, any action that could result in the imposition of a Lien on any asset of the Borrower with respect to any Pension Plan or Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, or (iii) become, at any time while the Obligations are outstanding a Benefit Plan Investor, a Governmental Plan, or subject to Similar Law.
USActive 55125247.5    122

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors, agent banks or administrative agents on the Loan Assets regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.
(p) Change of Jurisdiction, Location, Names or Location of Loan Files. The Borrower shall not change the jurisdiction of its formation, make any change to its name or use any tradenames, fictitious names, assumed names, "doing business as" names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Files from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing and the Servicer shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith.
(q) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be a partnership or disregarded as an entity separate from the Parent for U.S. federal income tax purposes.
(r) Anti-Terrorism; OFAC; Anti-Corruption.
(i) The Borrower shall not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (B) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would result in a violation by the Borrower of applicable Anti-Money Laundering Laws; or (C) to fund any activities or business (1) of or with any Person, that, at the time of such funding, is the subject or target of Sanctions, (2) in any country or territory that, at the time of such funding, is, or whose government is, the subject or target of comprehensive Sanctions broadly prohibiting dealings in such country or territory or (3) in any other manner that would result in a violation by any party hereto of any Sanctions.
(ii) The Borrower shall not be a foreign shell bank.
USActive 55125247.5    123

Section 5.03 Affirmative Covenants of the Servicer.
From the Closing Date until the Collection Date:
(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral or any part thereof.
(b) Preservation of Company Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect.
(c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with its limited recourse undertaking as the Servicer or in its capacity as the Transferor under the SVCP Purchase and Sale Agreement or as the purchaser under the SVCP Master Participation Agreement, as applicable.
(d) Keeping of Records and Books of Account.
(i) The Servicer will maintain and implement administrative and operating procedures (including, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.
(ii) Subject to Section 6.11, the Servicer shall permit the Administrative Agent, each Lender or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral and the Servicer's servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters; provided that, at the Servicer's expense, (i) prior to the occurrence of an Event of Default, the Agent and the Lenders shall be entitled to one (1) such visit in the aggregate during each calendar year and, (ii) after the occurrence and during the continuance of an Event of Default, the Agent and the Lenders shall be entitled to such number of visits per annum and at such times as it shall require in its reasonable discretion.
(iii) The Servicer will on or prior to the Closing Date, mark its internal records to reflect the ownership of the Collateral by the Borrower.
USActive 55125247.5    124

(e) Preservation of Security Interest. The Servicer (at the Borrower's expense) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing (subject only to Permitted Liens).
(f) Events of Default. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than two (2) Business Days following the earlier of Servicer's knowledge or notice of the occurrence of an Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of a Responsible Officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.
(g) Taxes. The Servicer will file its tax returns, if any, and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(l)).
(h) Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.
(i) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within three (3) Business Days after the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect on the Transferor or the Servicer or the Transaction Documents. For purposes of this Section 5.03(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents in excess of $1,000,000 shall be deemed to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Transferor in excess of $25,000,000 shall be deemed to have such a Material Adverse Effect.
(j) Deposit of Collections. The Servicer shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.
USActive 55125247.5    125

(k) Special Purpose Entity Requirements. At the Borrower's expense, the Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and 5.01(b) and 5.02(a) and 5.02(b); provided that, for the avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause the Borrower to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvi).
(l) Accounting Changes. The Servicer will promptly, but in no event later than fifteen (15) days after such event, notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or the Transferor.
(m) Proceedings Related to the Collateral. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within three (3) Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral. For purposes of this Section 5.03(m), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral or the Collateral Agent's or the Secured Parties' interest in the Collateral in excess of $500,000 or more shall be deemed to be expected to have such a Material Adverse Effect.
(n) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Milbank LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets; provided that this clause (n) shall not be construed to require the Servicer to make any capital contributions to the Borrower for purposes of maintaining the solvency of the Borrower.
(o) Instructions to Agents and Obligors. Subject to Section 6.04(d), the Servicer shall direct, or shall cause the Transferor or the SPV Transferor, as applicable, to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Servicer shall take steps consistent with the Servicing Standard to ensure, and shall cause the Transferor or the SPV Transferor, to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.
(p) Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.
(q) Notice of Breaches of Representations and Warranties under the Purchase and Sale Agreements and the Master Participation Agreements. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty,
USActive 55125247.5    126

agreement or covenant under any Purchase and Sale Agreement or any Master Participation Agreement, as applicable, or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.
(r) Audits. Subject to the remainder of this clause (r), periodically after the Closing Date, the Servicer shall allow the Administrative Agent (during normal office hours and upon advance notice) to review the Servicer's collection and administration of the Collateral in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents, and to conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time; provided that, at the Servicer's expense, (i) prior to the occurrence of an Event of Default, the Agent shall be entitled to one (1) such audit during each calendar year, and, (ii) after the occurrence and during the continuation of an Event of Default, the Agent shall be entitled to such number of audits per annum and at such times as it shall require in its reasonable discretion.
(s) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall promptly, upon the earlier of receipt of notice or discovery thereof, notify the Administrative Agent and the Lenders if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent and the Lenders in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.
(t) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies (if any) of the Borrower and the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Underlying Instruments); provided that the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a loan facility to preserve the rights of such lender.
(u) Tax Classification of the Borrower. For U.S. federal income tax purposes, the Servicer intends the Borrower to be treated: (i) for so long as it has a single member, as a disregarded entity, and (ii) for so long as it has more than a single member, as a partnership (other than a publicly traded partnership). The Servicer (or any other Person on its behalf) shall not cause the Borrower to make an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
(v) Anti-Terrorism; OFAC; Anti-Corruption. The Servicer shall promptly notify the Administrative Agent and each Lender if it receives notice or has knowledge of the Collateral or any portion thereof consisting of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.
USActive 55125247.5    127

(w) Value Adjustment Event. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with prompt written notice of the occurrence of any Value Adjustment Event with respect to any Eligible Loan Asset of which the Servicer has knowledge or has received notice.
(x) Financial Covenant Test. The Servicer will provide the Administrative Agent (with a copy to the Collateral Agent) with prompt (and in any event within one (1) Business Day of obtaining knowledge thereof) written notice of the occurrence of an Unmatured Event of Default in respect of Section 7.01(t).
Section 5.04 Negative Covenants of the Servicer.
From the Closing Date until the Collection Date:
(a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
(i) the Servicer has delivered to the Administrative Agent and each Lender an Officer's Certificate and an Opinion of Counsel (which may rely on an Officer's Certificate as to factual matters) each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;
(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender;
(iii) after giving effect thereto, no Event of Default or Servicer Default or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Default shall exist; and
(iv) the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.
(b) Change of Name or Location of Loan Files. The Servicer shall not change its name, move the location of its registered office, change the offices where it keeps records concerning the Collateral from the address set forth in Section 12.02, or change the jurisdiction of its formation unless the Servicer shall have given at least 30 days prior written notice thereof to the Administrative Agent. The Servicer will not consent to move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Files from the location thereof on the initial Advance Date (or relevant date of delivery), unless the Administrative Agent shall consent of such change or move in writing and the Servicer shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith and
USActive 55125247.5    128

has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral (subject only to Permitted Liens).
(c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors, agent banks or administrative agents on the Loan Assets regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.
(d) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Eligible Loan Asset (including the Related Collateral).
(e) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be disregarded as an entity separate from the Parent for U.S. federal income tax purposes.
(f) Anti-Terrorism; OFAC; Anti-Corruption.
(i) The Servicer shall not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (B) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would result in a violation by the Servicer of applicable Anti-Money Laundering Laws; or (C) to fund any activities or business (1) of or with any Person, that, at the time of such funding, is the subject or target of Sanctions, (2) in any country or territory that, at the time of such funding, is, or whose government is, the subject or target of comprehensive Sanctions broadly prohibiting dealings in such country or territory or (3) in any other manner that would result in a violation by any party hereto of any Sanctions.
(ii) The Servicer shall not be a foreign shell bank.
(g) ERISA Matters. The Servicer will not become, at any time while the Obligations are outstanding a Benefit Plan Investor, a Governmental Plan, or subject to Similar Law.
Section 5.05 Affirmative Covenants of the Collateral Agent.
From the Closing Date until the Collection Date:
USActive 55125247.5    129

(a) Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.
(b) Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
Section 5.06 Negative Covenants of the Collateral Agent.
From the Closing Date until the Collection Date, the Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent.
Section 5.07 Affirmative Covenants of the Collateral Custodian.
From the Closing Date until the Collection Date:
(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.
(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
Section 5.08 Negative Covenants of the Collateral Custodian.
From the Closing Date until the Collection Date:
(a) No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.
ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01 Appointment and Designation of the Servicer.
(a) Initial Servicer. The Borrower hereby appoints Special Value Continuation Partners LLC, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral and Special Value Continuation Partners LLC hereby accepts such appointment and agrees to
USActive 55125247.5    130

perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder. The parties hereto acknowledge and agree that, for so long as Special Value Continuation Partners LLC is the Servicer, all duties and obligations of the Servicer hereunder may be performed by Tennenbaum Capital Partners, LLC on behalf of the Servicer; provided that the Servicer shall be remain liable for all such duties and obligations required to be performed hereunder.
(b) Servicer Removal Notice. The Borrower, the Servicer, each Lender and the Administrative Agent hereby agree that, upon the occurrence and during the continuance of a Servicer Default due to the actions or inactions of the Servicer, the Administrative Agent, by written notice (which notice shall include a statement specifying the reason or reasons for taking such action) to the Servicer (with a copy to the Collateral Agent) (a "Servicer Removal Notice"), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement other than with respect to the rights of the Servicer under Section 7.02(j). On and after the receipt by the Servicer of a Servicer Removal Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform (to the extent legally permitted to do so) all servicing functions under this Agreement until the date specified in the Servicer Removal Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Removal Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fee therefor accrued until and including such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer's obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its commercially reasonable efforts to assist the successor Servicer in assuming such obligations.
(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Removal Notice, the Administrative Agent may appoint a replacement servicer that is (i) a Pre-Approved Replacement Servicer or (ii) with the prior written consent of the Borrower, an entity other than a Pre-Approved Replacement Servicer (the "Replacement Servicer"), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. Upon the appointment of a Replacement Servicer, the initial Servicer shall have no liability with respect to any action performed by the Replacement Servicer on or after the date that the Replacement Servicer becomes the successor to the Servicer.
(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any
USActive 55125247.5    131

claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.
(e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.
(f) Subcontracts. The Servicer may, with the prior written consent of the Required Lenders (not to be unreasonably withheld, delayed or conditioned), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Default.
(g) Waiver. The Borrower acknowledges that, after delivery of a Servicer Removal Notice, the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or, if appointed in accordance with Section 6.01(c), the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender, the Collateral Agent, the Servicer and any of their respective Affiliates (other than in each case claims relating to such party's gross negligence, bad faith, or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates, in each case, to the extent performed in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.
Section 6.02 Duties of the Servicer.
(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the effectiveness of the removal of the Servicer pursuant to Section 6.01(b), but subject to the terms of this Agreement (including, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with
USActive 55125247.5    132

respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Servicer shall include the following:
(i) supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;
(ii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request;
(iii) maintaining and implementing administrative and operating procedures (including, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;
(iv) promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, Collateral Custodian or the Collateral Agent may from time to time reasonably request;
(v) identifying each Loan Asset in its internal servicing records to reflect the ownership of such Loan Asset by the Borrower;
(vi) maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;
(vii) maintaining the Loan File with respect to Loan Assets included as part of the Collateral; provided that, if the Servicer is in possession of any Required Loan Documents in physical form, the Servicer will hold such physical Required Loan Documents in a fireproof safe or fireproof file cabinet, except while such Required Loan Documents are in the process of being delivered to or received from the Collateral Custodian;
(viii) directing the Collateral Agent to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;
(ix) (x) directing the sale or substitution of Collateral in accordance with Section 2.07 and executing trade documentation related thereto on behalf of the Borrower and (y) directing the acquisition of Collateral in accordance herewith and executing trade documentation related thereto on behalf of the Borrower;
USActive 55125247.5    133

x.providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;
xi.instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;
xii.delivering the Loan Files and a Loan Asset Schedule to the Collateral Custodian;
xiii.preparing and delivering (or causing the preparation and delivery of) to the Borrower, the Collateral Agent and the Administrative Agent on each Measurement Date a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of such Measurement Date; and
xiv.complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.
It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor, the SPV Transferor or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Underlying Instruments has the right to do so.
(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer (unless replaced by a Replacement Servicer), the Transferor, the SPV Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder, unless one of them becomes a Replacement Servicer hereunder.
(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due, provided such obligation is not on non-accrual) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
Section 6.03 Authorization of the Servicer.
(a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps consistent with the Servicing Standard in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral by the Transferor or the SPV Transferor to the Borrower under the applicable Purchase and Sale Agreement and, thereafter, the Grant by the
USActive 55125247.5    134

Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Transferor, the SPV Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party's express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Required Lenders' consent.
(b) After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.
Section 6.04 Collection of Payments; Accounts.
(a) Collection Efforts, Modification of Collateral.
(i) The Servicer will collect, or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral as and when the same become due, all in accordance with the Servicing Standard.
(ii) In the performance of its obligations hereunder, the Borrower (or the Servicer on its behalf) may enter into any amendment or waiver of or supplement to any Underlying Instrument (other than with respect to Maturity Amendments as described below), all in accordance with the Servicing Standard; provided that (subject to clause (iii) below with respect to Maturity Amendments) the prior written consent of the Required Lenders shall be required with respect to any amendment, waiver or supplement of any Eligible Loan Asset if (a) an Event of Default or a Borrowing Base Deficiency has occurred and is continuing or would result from such amendment, waiver or supplement, or (b) such amendment, waiver or supplement either (x) would cause such Eligible Loan Asset to no longer qualify as an Eligible Loan Asset or (y) would allow the Obligor of any Eligible Loan
USActive 55125247.5    135

Asset to incur any additional debt which was not in place as of the Cut-Off Date which is pari passu or senior with such Eligible Loan Asset.
(iii) Notwithstanding the foregoing, the Borrower (or the Servicer on the Borrower's behalf) may vote in favor of a Maturity Amendment with respect to an Eligible Loan Asset only if (a) during the Revolving Period, the Weighted Average Life Test will be satisfied; and (b) during the Amortization Period, the Required Lenders have provided prior written consent.
(b) [Reserved].
(c) Taxes and other Amounts. The Servicer will use efforts consistent with the Servicing Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.
(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the "lead borrower" or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.
(e) Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a "securities account" or "deposit account" within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Account Agreement, prior to the delivery of a Notice of Exclusive Control, the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account; provided that, after the delivery of a Notice of Exclusive Control and until such Notice of Exclusive Control has been rescinded, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). The Administrative Agent shall not, and shall not direct the Collateral Agent to, provide nor exercise Notice of Exclusive Control prior to the occurrence of an Event of Default and the Administrative Agent shall, or shall direct the Collateral Agent to, promptly rescind the Notice of Exclusive Control upon an Event of Default ceasing to exist upon written notice from the Borrower. Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) regardless of any provision in any other agreement, for purposes of the UCC and, to the extent a securities account, for purposes of the Hague Convention on the law applicable to certain rights in respect of securities held with an intermediary (the "Hague Convention"), with respect to the Controlled Accounts, New York shall be deemed to be the Account Bank's jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary's jurisdiction (within the meaning of Section 8-110 of the UCC) and New York shall govern the issues
USActive 55125247.5    136

specified in Article 2(1) of the Hague Convention. All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.
(f) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a "securities intermediary" as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Grant by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset Granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.
(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or a Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.
Section 6.05 Realization Upon Loan Assets. The Servicer will use efforts consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Collateral relating to a Defaulted Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, the Servicer may, consistent with the Servicing Standard and subject to the terms of this Agreement, cause the Borrower to sell or otherwise transfer or, if it deems advisable to maximize recoveries, hold any Defaulted Loan, equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Related Collateral, and employ practices and procedures consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary pursuant to Section 7.02, the Servicer may cause the sale of any such Related Collateral to the Servicer or its
USActive 55125247.5    137

Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Related Collateral, the sale price of the Related Collateral and certifying that such sale price is the fair value of such Related Collateral. In any case in which any such Related Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Collateral unless it determines at the time of such expenditure consistent with the Servicing Standard that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit, or cause to be remitted, to the Collection Account the Recoveries received in connection with the sale or disposition of Related Collateral relating to a Defaulted Loan.
Section 6.06 Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fee (to the extent not waived or deferred by the Servicer) and (subject to Section 6.07 below) reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.
Section 6.07 Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower; provided that the Servicer will be reimbursed for any reasonable outofpocket expenses incurred hereunder (including outofpocket expenses paid by the Servicer on behalf of the Borrower, any Taxes incurred in the performance of its duties (but not in respect of any Taxes payable by the Servicer on its compensation) and reasonable documented attorney's fees), subject to the availability of funds pursuant to Section 2.04.
Section 6.08 Reports to the Administrative Agent; Account Statements; Servicer Information.
(a) Borrowing Base Certificate. On each Measurement Date, the Borrower (or the Servicer on its behalf) will provide a Borrowing Base Certificate, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent). Promptly after the Assigned Value of an Eligible Loan Asset is changed (but in no event later than (x) 5 p.m. EST on the date that the Assigned Value of an Eligible Loan Asset is changed if notice thereof is provided to the Borrower before 10 a.m. EST, and (y) otherwise, 10 a.m. EST on the following Business Day), the Borrower (or the Servicer on its behalf) will deliver an adjusted Borrowing Base Certificate to the Administrative Agent and each Lender (provided that for purposes of a Borrowing Base Certificate delivered in connection with a change to an Assigned Value, the Borrowing Base will only be modified by the Assigned Value change of the applicable Eligible Loan Asset). The Administrative Agent may provide notice of a Borrowing Base Deficiency to the Borrower at any time regardless of when the Borrower has provided an updated Borrowing Base Certificate pursuant to this Section 6.08(a).
(b) Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a monthly statement including (i) a Borrowing Base Certificate, (ii) a Loan Asset Schedule, (iii) a calculation of each Collateral Quality Test and, solely during the Amortization Period, a calculation of the Unfunded
USActive 55125247.5    138

Exposure Test, (iv) a list of Loan Assets acquired, sold, substituted or released since the previous report, and (v) amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment, if such wiring instructions have changed since the prior Servicing Report and the Servicer has been notified of such change in writing; until written notice of such change, the Collateral Agent shall be entitled to rely on the most recent wiring instructions provided) (such monthly statement, a "Servicing Report"), with respect to the last calendar day of the previous calendar month in the case of clauses (i) through (v) signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit H-1. Each Servicing Report shall constitute instructions by the Servicer (or after delivery of a Notice of Exclusive Control, the Administrative Agent) to the Collateral Agent to withdraw on the related Payment Date from the applicable Collection Account and pay or transfer amounts set forth in such report in the manner specified herein. The Servicer shall notify the Administrative Agent on the Reporting Date if the Servicing Report will not be delivered to the Lenders, the Administrative Agent and the Collateral Agent on such Reporting Date.
(c) Servicer's Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit I (a "Servicer Certificate"), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default, Servicer Default or Unmatured Event of Default has occurred (other than any such Event of Default, Servicer Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent in writing).
(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender and the Collateral Agent, (i) within ninety (90) days after the end of each of its first three (3) fiscal quarters of each fiscal year of the Parent and the Transferor, as applicable, commencing September 2020, consolidated unaudited financial statements of the Parent and the Transferor, as applicable, for the most recent fiscal quarter, and (ii) within one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ended December 2020, consolidated audited financial statements of the Parent and the Transferor, as applicable, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.
(e) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Agent, with respect to each Obligor, (i) to the extent received by the Servicer or Borrower, all documents and information required to be delivered by the Obligor under the Underlying Instruments with respect to each Loan Asset, and the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any financial statements, management discussion and analysis (if applicable), executed covenant compliance certificates (if applicable) and related covenant calculations (if applicable) with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to the Borrower and/or the Servicer quarterly by such Obligor, which delivery shall be made within fifteen (15) Business Days after receipt (which financial reporting package shall include, at minimum, sufficient details to determine Cash Interest Coverage Ratio, Senior Leverage Ratio, Total Leverage Ratio and EBITDA, as applicable, for such Obligor), (ii) the annual budget (along with subsequent changes thereto) with respect to such Obligor and provided to the Borrower and/or the
USActive 55125247.5    139

Servicer by such Obligor, which delivery shall be made within ten (10) Business Days after receipt by the Borrower and/or the Servicer as specified in the related Underlying Instruments and (iii) on a quarterly basis, the Servicer's quarterly rating report with respect to each Loan Asset. Upon demand by the Administrative Agent, the Servicer will provide such other information as the Administrative Agent may reasonably request with respect to any Obligor, provided the Servicer is in possession of or can reasonably obtain such information.
(f) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.
(g) Electronic Format. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(h) and this Article VI shall be delivered to such Secured Party in an electronic format acceptable to the Administrative Agent.
(h) Obligor Reports. If requested by the Administrative Agent, the Servicer shall furnish to the Administrative Agent:
(i) within twenty (20) Business Days of the completion of the Servicer's portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly) (A) any financial reporting packages with respect to such Obligor and with respect to each Loan Asset for each Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Servicer as of the date of the Servicer's most recent portfolio review and (B) the internal monitoring report prepared by the Servicer with respect to each Obligor. The Servicer shall not be obligated hereunder to deliver such Obligor reports to the Administrative Agent more than once per calendar month. Upon demand by the Administrative Agent, the Servicer will provide such other information as the Administrative Agent may reasonably request with respect to any Loan Asset or Obligor (to the extent reasonably available to the Servicer); and
(ii) within twenty (20) Business Days of each one (1)-year anniversary of the Cut-Off Date of such Loan Asset, updated Obligor Information for such Obligor.
Section 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender and the Collateral Agent within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2020, a certificate signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer for the fiscal period ending on the last day of such fiscal year has been made under such Person's supervision and (b) the Servicer has performed or has caused to be performed in accordance with the Servicing Standard all of its obligations under this Agreement throughout such year and no Servicer Default has occurred (other than any such Servicer Default which has previously been disclosed to the Administrative Agent in writing).
USActive 55125247.5    140

Section 6.10 Annual Independent Public Accountant's Servicing Reports. The Servicer will cause a nationally recognized auditing firm (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Collateral Agent within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2020, a report covering such fiscal year to the effect that such auditors have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule III, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule III, acceptable to each of the Servicer and the Administrative Agent, reflecting any further amendments to such Schedule III prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule III) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer's Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such auditors that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such auditors shall believe to be immaterial and such other exceptions as shall be set forth in such statement. So long as no Event of Default or Servicer Default has occurred and is continuing, no more than one such visit or inspection shall be at the expense of the Borrower (which such visit, inspection or audit shall be consolidated with any visit, inspection or audit under Section 5.01(u), Section 6.11 and Section 11.10 and under Section 10.15 of the applicable Purchase and Sale Agreement).
Section 6.11 Procedural Review of Loan Assets; Access to Servicer and Servicer's Records.
(a) Subject to the remainder of this clause (a), the Borrower and the Servicer shall permit both (i) the Administrative Agent (who may be accompanied by any Lender (at its sole discretion)) and (ii) the duly appointed representatives of the Administrative Agent, each at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Loan Assets and (B) to visit its properties in connection with the collection, processing or servicing of the Loan Assets for the purpose of examining such records, and to discuss matters relating to the Loan Assets or such Person's performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. Each of the Borrower and the Servicer agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Servicer's business and operations. So long as no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing, (1) such visits and inspections shall occur only (x) upon two (2) Business Days' prior written notice, (y) during normal business hours and (z) once per year and (2) no more than one such visit or inspection shall be at the expense of the Borrower. So long as no Event of Default or Servicer Default has occurred and is continuing, no more than one such visit or inspection shall be at the expense of the Borrower (which such visit, inspection or audit shall be consolidated with any visit, inspection or audit under Section 5.01(u), Section 6.10, this Section 6.11 and Section 11.10 and under Section 10.15 of the applicable Purchase and Sale Agreement). The Administrative Agent agrees to use good faith efforts to provide the Lenders at least ten (10) Business Days advance notice of any inspection or visit under this Section 6.11(a) so that the Lenders may accompany the Administrative Agent at their option.
USActive 55125247.5    141

(b) The Borrower (or the Servicer on behalf of the Borrower) shall provide to the Administrative Agent access to the Loan Assets and all other documents regarding the Loan Assets included as part of the Collateral in its possession, in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days' prior written notice (so long as no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing), (ii) during normal business hours and (iii) once per year. So long as no Event of Default or Servicer Default has occurred and is continuing, no more than one such visit or inspection shall be at the expense of the Borrower (which such visit, inspection or audit shall be consolidated with any visit, inspection or audit under Section 5.01(u), Section 6.10, this Section 6.11 and Section 11.10 and under Section 10.15 of the applicable Purchase and Sale Agreement). Upon the occurrence and during the existence of an Unmatured Event of Default, an Event of Default or a Servicer Default, there shall be no limit on the number of such inspections and no prior notice will be required before any inspection. From time to time following the Closing Date and periodically thereafter at the reasonable discretion of the Administrative Agent, the Administrative Agent may review the Borrower's collection and administration of the Loan Assets in order to assess compliance by the Servicer with the Servicer's written policies and procedures, as well as this Agreement and may conduct an audit of the Loan Assets and Records in conjunction with such review.
(c) Neither the Servicer nor the Borrower shall, unless an Event of Default, Unmatured Event of Default or Servicer Default has occurred and is continuing, be required to pay a combined total amount of more than $50,000 in any twelve-month period in connection with the visits, inspections and/or audits conducted pursuant to Section 5.01(u), Section 6.10, this Section 6.11 and Section 11.10 and under Section 10.15 of the applicable Purchase and Sale Agreement.
Section 6.12 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer's determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.
Section 6.12 Required Sale Assets. Notwithstanding anything else in this Agreement to the contrary, the Servicer shall divest the Borrower of all Required Sale Assets within two (2) Business Days of the acquisition thereof or of such asset becoming a Required Sale Asset, as the case may be. For the avoidance of doubt, the Borrower's divestment of the Required Sale Assets shall not be subject to the terms of Section 2.07 or included in determining the Borrower's compliance with the requirements therein in connection with the sale of any other Loan Asset.
ARTICLE VII.
EVENTS OF DEFAULT
USActive 55125247.5    142

Section 7.01 Events of Default. If any of the following events (each, an "Event of Default") shall occur:
(a) a default in the payment when due of (i) any principal of any Advance or (ii) any other amount payable by the Borrower or the Transferor under the Transaction Documents, including any Yield, any Unused Fee or any other fee and in the case of this clause (ii), such failure to pay is not cured within two (2) Business Days after the same becomes due, unless such failure to pay is due to administrative error or omission by any of the Collateral Agent, the Account Bank or the Collateral Custodian, in which case such failure to pay is not cured within three (3) Business Days after such Person receives written notice or has actual knowledge of such administrative error or omission and so notifies the Borrower; or
(b) any failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Prepayment Premium; or
(c) the failure on any Payment Date to disburse amounts in the Collection Account in accordance with Section 2.04 and such failure to pay is not cured within two (2) Business Days after the same becomes due, unless such failure to pay is due to administrative error or omission by any of the Collateral Agent, the Account Bank or the Collateral Custodian, in which case such failure to pay is not cured within three (3) Business Days after such Person receives written notice or has actual knowledge of such administrative error or omission and so notifies the Borrower; or
(d) (i) any of the Borrower or the Transferor shall, (x) with respect to the Borrower, fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations) and in the case of this clause (i)(x), such failure to pay is not cured within two (2) Business Days after the same becomes due, unless such failure to pay is due to administrative error or omission by any of the Collateral Agent, the Account Bank or the Collateral Custodian, in which case such failure to pay is not cured within three (3) Business Days after such Person receives written notice or has actual knowledge of such administrative error or omission and so notifies the Borrower, and (y) with respect to the Transferor, fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations) in an aggregate principal amount in excess of $25,000,000 when the same becomes due and payable (after giving effect to any applicable grace period); (ii) any other default by any of the Borrower or the Transferor under any agreement, contract, document or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness is in fact declared to be due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or
(e) except as otherwise provided in this definition of "Event of Default," any failure in any material respects or, if qualified as to materiality or Material Adverse Effect, in all respects, on the part of (i) the Borrower to observe the covenants set forth in Section 5.01(b), Section 5.01(c), Section 5.01(d), Section 5.01(j), Section 5.01(v), Section  5.02(a), Section  5.02(b), Section  5.02(c), Section  5.02(d), Section  5.02(e), Section 5.02(g) or Section  5.02(n)(iii), Section  5.02(q) (if the Borrower or the Servicer has made a payment of any Taxes, fees, assessments or other governmental
USActive 55125247.5    143

charges on behalf of the other pursuant to an agreement or understanding prohibited by Section 5.02(q)) or Section 5.03(n), as to which no additional grace periods shall apply; or (ii) the Borrower in the performance, or breach, of any other covenant or other agreement in the Transaction Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that the failure to satisfy any Collateral Quality Test is not, in and of itself, an Event of Default and the existence of a Borrowing Base Deficiency is not, in and of itself, an Event of Default except to the extent provided in clause (k) below) and such default or breach continues for thirty (30) days following the earlier of (x) receipt of notice thereof by the Borrower and (y) the Borrower obtaining knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset in accordance with the terms of Section 2.07 shall remedy the failure of any covenant related to such Loan Asset being an Eligible Loan Asset; or
(f) the occurrence of a Bankruptcy Event relating to the Borrower or the Transferor; or
(g) the occurrence of a Servicer Default; or
(h) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Borrower or (y) $25,000,000 against the Transferor, as applicable, and the Borrower or the Transferor, as applicable, shall not have, within thirty (30) days, either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms, (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (C) provided to the Administrative Agent evidence satisfactory to it that an insurance provider has agreed to satisfy such judgment, decree or order in full (excluding any applicable deductibles); or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or the Transferor to enforce any such judgment; or
(i) [reserved]; or
(j) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor, the SPV Transferor or the Servicer to the extent that the Borrower, the Transferor, the SPV Transferor or the Servicer is a party to such Transaction Document or subject to such lien or security interest,
(2) the Borrower, the Transferor, the SPV Transferor or the Servicer or any other party to the Transaction Documents (other than any of the Administrative Agent, the Lenders or any other party to the Transaction Documents acting at the direction of the Administrative Agent or the Lenders) shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or
(3) any security interest in any Collateral securing any Obligation shall, in whole or in part, cease to be a first priority perfected security interest (subject to
USActive 55125247.5    144

Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or
(k) a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.06 within the time period set forth therein; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.04(c); or
(l) either (i) the Borrower shall become required to register as an "investment company" in accordance with the 1940 Act or (ii) unless the Administrative Agent has consented thereto, the Parent ceases to be either a “business development company” in accordance with the 1940 Act or a registered “investment company” under the 1940 Act; or
(m) the Internal Revenue Service shall file notice of a Lien (other than a Permitted Lien) pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Transferor or the SPV Transferor and such Lien shall not have been released within five (5) Business Days, or the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Transferor or the SPV Transferor and such Lien shall not have been released within five (5) Business Days; or
(n) the occurrence of an ERISA Event that would reasonably be expected to have a Material Adverse Effect; or
(o) any Change of Control shall occur; or
(p) any representation, warranty or certification made by the Borrower, the Transferor or the SPV Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made (or, in the case of any representation and warranty that is already qualified by materiality, subject to the materiality standard set forth therein) and continues to be unremedied for thirty (30) days following the earlier of (i) receipt of notice thereof by the Borrower, the Transferor or the SPV Transferor (as applicable) and (ii) the Borrower, the Transferor or the SPV Transferor (as applicable) obtaining knowledge thereof; it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset pursuant to the terms of Section 2.07 shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset; or
(q) the Borrower ceases to have a valid ownership interest (or a perfected, first priority precautionary back-up security interest (subject only to Permitted Liens) granted by the Transferor or the SPV Transferor, as applicable (which the Borrower shall have collaterally assigned to the Collateral Agent)) in all of the Collateral except as expressly permitted under the Transaction Documents; or
(r) (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager of the Borrower without "cause" (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative
USActive 55125247.5    145

Agent or (iii) an Independent Manager of the Borrower is appointed without the consent of the Administrative Agent; or
(s) at any time prior to the date on which the Servicer delivers the financial statements of the Parent to the Administrative Agent in accordance with Section 6.08(d) and so long as there are any Advances Outstanding hereunder, the occurrence of an Unmatured Event of Default in respect of clause (t) below and such condition continues unremedied for three (3) Business Days following the earlier of (i) receipt of notice thereof by the Borrower, the Transferor or the Servicer (as applicable) and (ii) the Borrower, the Transferor or the Servicer (as applicable) obtaining knowledge thereof; provided that, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Borrower on a Payment Date shall be made under Section 2.04; or
(t) notwithstanding anything to the contrary in clause (s) above. the failure to satisfy the Financial Covenant Test during such time as there are any Advances Outstanding hereunder and such condition continues unremedied for two (2) consecutive Business Days or, if the Borrower delivers an Equity Cure Notice with respect to such event, for ten (10) consecutive Business Days, in each case from the date of delivery of the relevant financial statements; provided that, during the period of time that such event remains unremedied, no additional Advances will be made under this Agreement and any payments required to be made by the Borrower on a Payment Date shall be made under Section 2.04; provided, further, that if the Servicer delivers evidence satisfactory to the Administrative Agent in its sole discretion within two (2) Business Days from the date of such delivery that reflects satisfaction of the Financial Covenant Test on a pro forma basis as of such date, an Event of Default as set forth hereunder shall be deemed not to have occurred;
(u) the failure to satisfy the Unfunded Exposure Test during the Amortization Period for more than two (2) Business Days; or
(v) the Borrower, the Transferor or the SPV Transferor makes or attempts to make any assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in its sole and absolute discretion;
then the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, declare the "Facility Maturity Date" to have occurred; provided that, in the case of any event described in Section 7.01(f) above, the "Facility Maturity Date" shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Revolving Period shall end and the Borrower shall cease purchasing Loan Assets from the Transferor or the SPV Transferor, as applicable, under the applicable Purchase and Sale Agreement or from any other third party and shall cease originating Loan Assets, (ii) the Administrative Agent or the Required Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, (iii) the Administrative Agent may terminate the Servicer by providing a Servicer Removal Notice in accordance with Section 6.01(b), and (iv) all proceeds
USActive 55125247.5    146

and distributions in respect of the Collateral shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately in accordance with Section 2.04(e)). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise but subject to Section 7.02(j), all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including, the Servicer), during the continuance of an Event of Default, shall, at its option, have the sole right to enforce the Borrower's rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Collateral Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, Applicable Margin shall be increased pursuant to the definition thereof, effective as of the date of the occurrence of such Event of Default, and shall apply on each day after the occurrence and during the continuation of such Event of Default.
Section 7.02 Additional Remedies of the Administrative Agent.
(a) If, upon the declaration or automatic occurrence of the Facility Maturity Date (including, the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01), the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, but subject to the Transferor's (and its Affiliates') rights in Section 7.02(j), shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Borrower's expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral and apply the proceeds thereof to the Obligations.
(b) The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Administrative Agent may, subject to Section 7.02(j), elect, in its sole discretion, the time and manner of liquidating any of the Collateral, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral on the date the Administrative Agent or all of the Lenders declare the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral in the same manner or on the same Business Day.
(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable,
USActive 55125247.5    147

the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information relating to the Collateral subject to sale, including, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), (A) any bidder is informed of any information which it is required by law or contract to keep confidential and, as a condition to any such disclosure, agrees for the benefit of the Borrower and the Servicer to hold such information confidential, and (B) if after such bidder takes such actions as set forth in clause (A) above, the Borrower or the Servicer is still required by Applicable Law or pursuant to contractual obligation to keep any such information confidential, neither the Borrower nor the Servicer shall be required to disclose such information to such bidder.
(d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine. The Borrower, Transfer and Servicer hereby agree, pursuant to the UCC, that none of them shall assert that the purchase of Collateral by any Secured Party in a foreclosure sale is not commercially reasonable on the grounds that such Secured Party is purchasing the Collateral at such a sale.
(e) Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.
(f) Subject to Section 7.02(j), the Administrative Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower. Without limiting the foregoing, the Administrative Agent and the Lenders and each of their respective Affiliates is hereby authorized after the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever
USActive 55125247.5    148

currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Administrative Agent, any such Lender or any such Affiliate, to or for the credit or the account of the Borrower or the Transferor, as applicable, against any and all of the obligations of the Borrower or the Transferor, as applicable, now or hereafter existing under this Agreement or any other Transaction Document to the Administrative Agent, any such Lender or their respective Affiliates, irrespective of whether or not the Administrative Agent, any such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Borrower or the Transferor, as applicable, may be contingent or unmatured or are owed to a branch, office or Affiliate of the Administrative Agent or any such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent and the Lenders and their respective Affiliates under this section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, any such Lender or their respective Affiliates may have. The Administrative Agent and the Lenders agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
(h) Each of the Borrower and the Servicer hereby irrevocably appoints, during the continuance of an Event of Default and at all times following the Facility Maturity Date, each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents (other than any amendment to any Transaction Document) in order to enforce the Borrower's rights and obligations under or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that no right under any power of attorney furnished under this Section 7.02(h) may be exercised except during the continuance of an Event of Default.
(i) The Administrative Agent is hereby authorized and empowered, upon and during the existence of an Event of Default and at all times following the Facility Maturity Date, on behalf of the Borrower, to endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction, or other document or agreement or item, coming into the Administrative Agent's possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The
USActive 55125247.5    149

Administrative Agent is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of the Borrower either before or after demand of payment on the Obligations but only during the existence of an Event of Default, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to preserve the security interests and Liens in the Collateral or to secure the repayment of the Obligations, and the Administrative Agent shall not incur any liability, in the absence of gross negligence, bad faith, fraud or willful misconduct, in connection with or arising from its exercise of such power of attorney. The application by the Administrative Agent of such funds shall be the same as set forth in Section 2.04(c) hereof.
(i) In connection with and prior to (x) any liquidation in full of the Collateral, including without limitation, (1) upon the termination of the Commitments following the occurrence and during the continuation of an Event of Default or (2) at the Facility Maturity Date or (y) any sale of all or substantially all of the Loan Assets (in a single transaction or a series of transactions) by a Replacement Servicer (each of the actions set forth in clauses (x) and (y), a "Liquidation Sale"), the Transferor (or its designated equityholder or other designated fund or separately managed account managed by BlackRock Advisors LLC, Tennenbaum Capital Partners, LLC or their respective Affiliates) shall, subject to the additional requirements set forth in this Section 7.02(j), have the right to purchase all (but not less than all) of the Loan Assets included in the Collateral at a purchase price at least equal to the sum of the then outstanding Obligations, as determined by the Administrative Agent (the "Exercise Notice Purchase Price" and any such Person exercising such right, the “Redemption Purchaser”). The Redemption Purchaser may exercise such right by providing written notice (the "Exercise Notice") to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) of its election to exercise such right which shall include the Exercise Notice Purchase Price and shall be delivered not later than 5:00 p.m. on the third Business Day following the date on which the Transferor receives notice from (x) the Administrative Agent of the declaration or automatic occurrence of the Facility Maturity Date and acceleration of the Obligations, as applicable, or (y) the Administrative Agent or the Replacement Servicer of a proposed sale of all or substantially all of the Loan Assets (in a single transaction or a series of transactions) by a Replacement Servicer, as the case may be. Once an Exercise Notice is given by the Redemption Purchaser (subject to the immediately succeeding sentence), the Redemption Purchaser shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the Exercise Notice Purchase Price referenced in such Exercise Notice, for settlement within the normal settlement period for such Collateral. The Exercise Notice Purchase Price must be received by the Administrative Agent, or its designee, in immediately available funds no later than ten (10) Business Days following delivery of the Exercise Notice hereunder, or, if earlier, the date of settlement for such Collateral. In the event that the Exercise Notice is not timely provided and/or the Exercise Notice Purchase Price is not timely received, each pursuant to the conditions set forth in this Section 7.02(j), the Administrative Agent may forthwith liquidate the Loan Assets and may, in its sole discretion, appoint a Replacement Servicer to sell such specified Loan Assets, as the case may be. Notwithstanding anything herein or any other Transaction Document to the contrary, no Liquidation Sale shall occur (x) until the earlier of (1) the expiration of the time period for any prospective Redemption Purchaser to provide the Exercise Notice in accordance with this Section 7.02(j) or (2) the confirmation by the Transferor that neither it nor any other prospective Redemption Purchaser intends to provide an Exercise Notice, or (y) if a Redemption Purchaser timely provides such Exercise Notice, until
USActive 55125247.5    150

the expiration of the time period specified in this Section 7.02(j) for the Redemption Purchaser to timely pay the Exercise Notice Purchase Price. For the avoidance of doubt, if a Redemption Purchaser timely provides the Exercise Notice and timely pays the Exercise Notice Purchase Price in accordance with this Section 7.02(j), none of the Administrative Agent, the Collateral Agent, any Lender, any Replacement Servicer or any other Person may effect, or take any action to effect, a Liquidation Sale and no Liquidation Sale shall occur.
ARTICLE VIII.

INDEMNIFICATION
Section 8.01 Indemnities by the Borrower.
(a) Except for Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an "Indemnified Party" for purposes of this Article VIII) against, and to hold each Indemnified Party harmless from, any and all damages, losses, claims, liabilities and related reasonable and documented costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or actually incurred by such Indemnified Party arising out of, in any way connected with, or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates or shareholders); provided that Indemnified Amounts shall not be available to an Indemnified Party to the extent that such damages, losses, claims, liabilities and related costs and expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct on the part of such Indemnified Party.
(b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within two (2) Business Days following the Administrative Agent's written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate (solely based on information provided by such Indemnified Party if not the Administrative Agent) setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent manifest error.
(c) If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect
USActive 55125247.5    151

of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.
(e) The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Account Bank or the Collateral Custodian, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, the Servicer, the Account Bank or the Collateral Custodian and the termination of this Agreement.
(f) Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that the Borrower shall remain liable to the Collateral Agent, the Account Bank and the Collateral Custodian for such damages in respect of any claim brought by any Person (other than the Borrower) arising out of or related to the transactions contemplated by this Agreement.
Section 8.02 Indemnities by Servicer.
(a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any acts or omissions of the Servicer arising out of a breach of its obligations and duties under this Agreement or any other Transaction Document to which it is a party; provided that Indemnified Amounts shall not be available to an Indemnified Party to the extent that such Indemnified Amounts are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct on the part of such Indemnified Party claiming indemnification hereunder; provided, further, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, the Servicer hereby further agrees to indemnify the Administrative Agent from any indemnification expenses the Administrative Agent may incur under any rating agency engagement letter executed by the Administrative Agent as a result of any written information furnished by the Borrower or the Servicer to such rating agency or to the Administrative Agent expressly for the purpose of the Administrative Agent furnishing such information to such rating agency.
(b) Any Indemnified Amounts shall be paid by the Servicer to the Administrative Agent, for the benefit of the applicable Indemnified Party, within two (2) Business Days following
USActive 55125247.5    152

receipt by the Servicer of the Administrative Agent's written demand therefor (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts).
(c) If the Servicer has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.
(d) The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank or the Collateral Custodian, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, the Borrower, the Account Bank or the Collateral Custodian and the termination of this Agreement.
(e) Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral.
(f) Notwithstanding anything herein to the contrary, each Indemnified Party hereby agrees to not seek payment from the Servicer with respect to any indemnification pursuant to this Section 8.02 prior to seeking payment from the Borrower (provided no payment shall need to be sought from the Borrower if the Borrower is insolvent or if the applicable party is stayed from such request under applicable Bankruptcy Laws) with respect to such indemnity; provided that if the Borrower is unable to make such payment, any Indemnified Party may then seek payment from the Servicer in accordance with this Section 8.02.
(g) Notwithstanding anything to the contrary contained herein, in no event shall the Servicer be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.
Section 8.03 Waiver of Certain Claims. To the extent permitted by Applicable Law, none of the Borrower or the Servicer shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the Transaction Documents.
Section 8.04 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an "Action") for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the "Indemnifying Party") in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations
USActive 55125247.5    153

hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in Section 8.01(a) and/or Section 8.02(a) and/or Section 8.02(h), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party; provided that, if any Action asserts any liability of Wells Fargo in its individual capacity or in any of its capacities hereunder, Wells Fargo shall have the right to retain its own counsel, at the expense of the Indemnifying Party, to defend itself in such Action. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable and documented out-of-pocket outside legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.
ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01 The Administrative Agent.
(a) Appointment. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender. Each Lender further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants,
USActive 55125247.5    154

functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.
(c) Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except, subject to Section 9.01(b), for its or their own gross negligence, willful misconduct, fraud or bad faith (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except, subject to Section 9.01(b), for its or their own gross negligence, willful misconduct, fraud or bad faith (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement by any other party hereto; (iii) other than as expressly set forth herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, the SPV Transferor or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, the SPV Transferor or the Servicer; (iv) other than with respect to itself, shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by email) believed by it to be genuine and signed or sent by the proper party or parties; (vi) shall not be responsible for or have any duty to ascertain or inquire into the contents of any certificate, report or other document delivered thereunder or in connection therewith by any other party; and (vii) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.
USActive 55125247.5    155

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person's receipt of such request, then such Lender shall be deemed to have rejected the relevant action.
(e) Notice of Event of Default, Unmatured Event of Default or Servicer Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Default and stating that such notice is a "Notice of Event of Default," "Notice of Unmatured Event of Default" or "Notice of Servicer Default," as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Default as may be requested by the Required Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.
(f) Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent's Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent's Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other
USActive 55125247.5    156

condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.
(g) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or, if the Servicer is liable for any such reimbursement hereunder, the Servicer), ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.
(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days' written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Required Lenders shall appoint a successor Administrative Agent, subject to the approval of the Borrower or the Servicer on behalf of the Borrower (which approval shall not be (i) unreasonably withheld, conditioned or delayed or (ii) required at any time during the continuance of an Event of Default or after the declaration or automatic occurrence of the Facility Maturity Date). Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (x) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (y) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
USActive 55125247.5    157

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender's most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 1:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.
(j) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure by any Person other than any Lender that is the same entity as the Administrative Agent or that is an Affiliate of the Administrative Agent of confidential information, to any Competitor.
ARTICLE X.
COLLATERAL AGENT

Section 10.01 Designation of Collateral Agent.
(a) Initial Collateral Agent. Each of the Lenders and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.
(b) Successor Collateral Agent. Upon the Collateral Agent's receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.
(c) Secured Party. The Administrative Agent and the Lenders hereby appoint Wells Fargo, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral. Wells Fargo, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).
Section 10.02 Duties of Collateral Agent.
USActive 55125247.5    158

(a) Appointment. The Lenders and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
(b) Duties. On or before the initial Advance Date, and until its removal and/or replacement pursuant to Section 10.05 or Section 10.07, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:
(i) The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent's calculations and the Servicing Report (such dispute to be resolved in accordance with Section 2.05);
(ii) The Collateral Agent shall make payments pursuant to the terms of the Servicing Report or as otherwise directed in accordance with Sections 2.04 or 2.05.
(iii) The Collateral Agent shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence and continuation of an Event of Default, or the Administrative Agent, after the occurrence of, and during the continuation of, an Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.
(iv) The Collateral Agent shall create a database (the "Collateral Database") with respect to the Loan Assets held by the Borrower on the Closing Date, which Collateral Database shall include all information reasonably requested by the Administrative Agent with respect to the Loan Assets and the Collateral, on an individual Loan Asset basis and on a portfolio basis. The Collateral Agent shall permit access to the information in the Collateral Database by the Servicer, the Borrower and the Administrative Agent no later than the Closing Date. The Collateral Agent shall prepare, for review and approval by the Servicer and the Administrative Agent: (a) by no later than the 15th of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), as of the preceding Determination Date, a report containing the information described in Section A of the report attached hereto as Exhibit H-2; provided that such information relating to the priority of payments set forth in Section 2.04 shall be prepared no later than each Payment Date, as of the preceding Determination Date, (b) on each Business Day and in accordance with Section 10.02(b)(vi) below, a daily report containing the information described in Section B of the report attached hereto as Exhibit H-2; and (c) by no later than any date on which a Restricted Junior Payment occurs (subject to the Collateral Agent’s receipt of notice of such Restricted Junior Payment and any other information reasonably needed by the Collateral Agent by
USActive 55125247.5    159

12:00 p.m. at least two (2) Business Days prior), as of two (2) Business Days prior to the date on which such Restricted Junior Payment is to be made, a report containing the information specified in Section C of the Report attached hereto as Exhibit H-2, in each case based on information contained in the Collateral Database or as provided by the Borrower, the Administrative Agent, the Servicer or other third-party sources, as applicable. Upon receipt of such report, each of the Borrower, the Administrative Agent, and the Servicer shall identify any discrepancy. In the event of any discrepancy between the information set forth in such report provided by the Collateral Agent to the Borrower, the Administrative Agent and the Servicer and any information contained in the books, records or reports of Borrower, the Administrative Agent and the Servicer, such party shall promptly notify the Collateral Agent thereof and the parties shall cooperate to resolve the discrepancy. For the avoidance of doubt, (1) any final determination of the calculation of Yield shall be made by the Administrative Agent, and (2) any final determination of the Borrowing Base calculation, the Value Adjustment Event summary, and the priority of payments for each Payment Date shall be made by the Servicer. The Collateral Agent shall provide a daily report to the Servicer, the Borrower and the Administrative Agent, in an electronic format and in scope mutually acceptable to the Collateral Agent, the Servicer, the Borrower and the Administrative Agent, that summarizes the material information contained in the Collateral Database, including, without limitation, the Excess Concentration Amount (and details thereof), the Outstanding Balance of the Collateral and balances of the Controlled Accounts. The Collateral Agent shall update the Collateral Database promptly for Loan Assets and Permitted Investments acquired or sold or otherwise disposed of and for any amendments or changes to Loan Asset amounts or interest rates.
(v) The Collateral Agent shall establish the Collection Account and the Unfunded Exposure Account in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties.
(vi) The Collateral Agent shall track the receipt and daily allocation of cash to the Interest Collection Subaccount and Principal Collection Subaccount and any withdrawals therefrom and, on each Business Day, provide to the Servicer daily reports reflecting such actions to the Interest Collection Subaccount and Principal Collection Subaccount as of the close of business on the preceding Business Day.
(vii) The Collateral Agent shall assist and reasonably cooperate with the independent certified public accountants in the preparation of those reports required under Section 6.10.
(viii) The Collateral Agent shall provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Agent.
(c) (i) The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.
USActive 55125247.5    160

In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.01(u).
(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) expressly so directed by the Administrative Agent. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.
(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of
USActive 55125247.5    161

action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.
(e) The Collateral Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care (other than any agent or attorney in fact that is an Affiliate of the Collateral Agent or an employee of the Collateral Agent or an Affiliate thereof).
(f) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Agreement. For the avoidance of doubt, all of the Collateral Agent's rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Agreement in such capacity.
(g) The Collateral Agent shall have no responsibility for the accuracy of any data, information and notice provided to it by the Servicer, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.
Section 10.03 Merger or Consolidation. Any Person (a) into which the Collateral Agent may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (c) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.
Section 10.04 Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent's entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (a) its removal as Collateral Agent pursuant to Section 10.05 or (b) the termination of this Agreement.
Section 10.05 Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent upon thirty (30) days’ notice given in writing to the Collateral Agent (the "Collateral Agent Termination Notice"); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent
USActive 55125247.5    162

hereunder; provided, further, that the Collateral Agent shall continue to receive compensation of its reasonable and documented fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.
Section 10.06 Limitation on Liability.
(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.
(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, fraud or grossly negligent performance or omission of its duties.
(d) The Collateral Agent makes no warranty or representation, shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement by any other party hereto, and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, perfection, priority, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.
(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.
USActive 55125247.5    163

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, except during the continuance of an Event of Default or after the Facility Maturity Date, request instructions from the Servicer and may, during the continuance of an Event of Default or after the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.
(j) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulation) or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.
(k) The Collateral Agent: (i) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Servicer or to inspect the property (including the books and records) of the Borrower or the Servicer; and (ii) shall not be responsible (other than on behalf of itself) for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto.
(l) The Collateral Agent shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.
(m) The rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the entity serving as the Collateral Agent in each of its capacities hereunder and in each of its capacities as under any related document whether or not specifically set forth therein
USActive 55125247.5    164

and each agent, custodian and other Person employed to act hereunder and under any related document, as the case may be, including, without limitation, the Collateral Custodian and the Account Bank.
(n) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the Patriot Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The Borrower and the Servicer hereby agrees that it shall provide the Collateral Agent with such information as it may reasonably request including, but not limited to, the Borrower’s or the Servicer’s name, physical address, tax identification number and other information that will help the Collateral Agent to identify and verify the Borrower’s or the Servicer’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.
Section 10.07 Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than ninety (90) days' written notice thereof to the Administrative Agent. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XI.
COLLATERAL CUSTODIAN

Section 11.01 Designation of Collateral Custodian.
(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 11.01. The Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.
(b) Successor Collateral Custodian. Upon the Collateral Custodian's receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a
USActive 55125247.5    165

successor Collateral Custodian pursuant to the provisions of Section 11.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.
Section 11.02 Duties of Collateral Custodian.
(a) Appointment. The Administrative Agent hereby appoints Wells Fargo to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
(b) Duties. From the Closing Date until its removal and/or replacement pursuant to Section 11.05 or Section 11.07, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:
(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist (provided, however, that if more than one hundred (100) Required Loan Documents are delivered at one time to the Collateral Custodian, the Collateral Custodian shall have additional time as mutually agreed to by the Collateral Custodian, the Servicer and the Administrative Agent), the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) if listed on the Loan Asset Checklist, filed stamped copies of the UCC and other filings (required by the Required Loan Documents) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy (or evidence thereof) with respect to any real or personal property constituting the Related Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule, and whether there is any discrepancy between the original balance of such Loan Asset and the amount set forth on such Loan Asset Schedule (such items (A) through (D) collectively, the "Review Criteria"). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian's obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist and the Collateral Custodian shall be under no duty or obligation to inspect, review or examine any such documents, instruments or certificates to independently determine that they are genuine, enforceable, duly authorized or appropriate for the represented purpose, any assignment or endorsement is in proper form, or any
USActive 55125247.5    166

document is other than what it purports to be on its face. If, at the conclusion of such review, the Collateral Custodian shall determine that any Review Criteria is not satisfied, the Collateral Custodian shall within one (1) Business Day notify the Servicer and the Administrative Agent of such determination and provide the Servicer and the Administrative Agent with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five (5) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit J) by the Servicer and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian's delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset Checklist delivered to it in electronic form.
(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Collateral Custodian's duties shall be limited to those expressly contemplated herein.
(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the address of the Collateral Custodian located at 425 Hennepin Ave., Minneapolis, MN 55414, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least thirty (30) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Transferor and its Affiliates and subsidiaries.
(iv) On the Reporting Date of each month, the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent, the Servicer and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.
(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other
USActive 55125247.5    167

parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.
(c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit J), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.
(ii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.
(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.
Section 11.03 Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the
USActive 55125247.5    168

successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.
Section 11.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian's entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to Section 11.05, (b) its resignation as Collateral Custodian pursuant to Section 11.07 of this Agreement or (c) the termination of this Agreement.
Section 11.05 Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, with the consent of the Servicer, upon thirty (30) days’ notice given in writing to the Collateral Custodian (the "Collateral Custodian Termination Notice"); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder; provided, further, that the Collateral Custodian shall continue to receive compensation of its reasonable and documented fees and expenses in accordance with Section 11.04 above while so serving as the Collateral Custodian prior to a successor Collateral Custodian being appointed.
Section 11.06 Limitation on Liability.
(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.
(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its bad faith, fraud, willful misconduct or grossly negligent performance or omission of its duties.
(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, perfection, priority, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral
USActive 55125247.5    169

Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.
(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.
(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
(h) Subject in all cases to the last sentence of Section 11.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, except during the continuance of an Event of Default or after the Facility Maturity Date, request instructions from the Servicer and may, during the continuance of an Event of Default or after the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent, the Servicer or the Borrower. In no event shall the Collateral Custodian be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i) The Collateral Custodian shall have no responsibility for the accuracy of any data, information and notice provided to it by the Servicer, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Custodian to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.
(j) In no event shall the Collateral Custodian be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.
(k) The Collateral Custodian may assume the genuineness of any Required Loan Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each Required Loan Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the
USActive 55125247.5    170

UCC, respectively, is or shall be or become available with respect to any Collateral to be held by the Collateral Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Custodian, and the Collateral Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral or to compel or cause delivery thereof to the Collateral Custodian.
(l) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the Patriot Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower and the Servicer hereby agrees that it shall provide the Collateral Custodian with such information as it may reasonably request including, but not limited to, the Borrower’s or the Servicer’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify the Borrower’s or the Servicer’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.
Section 11.07 Collateral Custodian Resignation. The Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than ninety (90) days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit J. If no successor collateral custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.
Section 11.08 Release of Documents.
(a) Release for Servicer. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent following the occurrence, and during the continuance, of an Event of Default), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit J, to release to the Servicer within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the
USActive 55125247.5    171

Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer's need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit J.
(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon receipt by the Collateral Custodian of the written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.
(c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer's request for release of documents and receipt in the form annexed hereto as Exhibit J (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.
Section 11.09 Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.14, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit J hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.
Section 11.10 Access to Certain Documentation and Information Regarding the Collateral. The Collateral Custodian shall provide to the Administrative Agent and each Lender access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (a) upon two (2) Business Days' prior written request, (b) during normal business hours and (c) subject to the Servicer's and the Collateral Custodian's normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 11.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative
USActive 55125247.5    172

Agent to conduct, at the expense of the Borrower, a review of the Required Loan Documents and all other documentation regarding the Collateral; provided that, prior to the occurrence of an Event of Default, such review shall be conducted no more than once in any calendar year. So long as no Event of Default or Servicer Default has occurred and is continuing, no more than one such visit or inspection shall be at the expense of the Borrower (which such visit, inspection or audit shall be consolidated with any visit, inspection or audit under Section 5.01(u), Section 6.10 and Section 6.11 and under Section 10.15 of the applicable Purchase and Sale Agreement).

Section 11.11 Bailment. The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent's security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC (subject to Permitted Liens).
Section 11.12 Reallocation of Advances. Any reallocation of Advances among Lenders pursuant to an Assignment and Acceptance executed by such Lender and its assignee(s) and delivered pursuant to Section 12.04 or pursuant to a Joinder Agreement executed and delivered pursuant to Section 12.04 in each case shall be wired by the applicable purchasing Lender(s) to the Collateral Custodian pursuant to the wiring instructions provided by the Collateral Custodian, and the Collateral Custodian shall subsequently wire the funds related to such Advances (pro rata in accordance with each such Lender’s Commitment) to the applicable selling Lender(s) pursuant to the wiring instructions provided by such each selling Lender; provided that the Collateral Custodian shall not fund such wire until it has received an executed Assignment and Acceptance or Joinder Agreement, as applicable.
Section 11.13 Required Loan Documents.
(a) Location of Required Loan Documents. Subject to this Article XI, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at its address located at 425 Hennepin Ave., Minneapolis, MN 55414, unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.
(b) Disposal of Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.
USActive 55125247.5    173

ARTICLE XII.
MISCELLANEOUS
Section 12.01 Amendments and Waivers.
(a) (i) No amendment or modification of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Servicer, the Required Lenders (or the Administrative Agent on their behalf), the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent, the Account Bank or the Collateral Custodian, the written agreement of the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable; and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written consent of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b) Notwithstanding the provisions of Section 12.01(a) but subject to the other provisions hereof, the written consent of all of the Lenders (unless otherwise noted) shall be required for any amendment, modification or waiver:
(i) reducing the principal amount of the Advances Outstanding or the Yield (or the rate of the Yield) thereon;
(ii) increasing or extending the term of the aggregate Commitments or the Facility Amount (other than in accordance with Section 2.19);
(iii) solely with the consent of each Lender affected thereby, waiving or postponing any date for any payment of any Advance, all or any portion of the Yield thereon or any fees or other amounts due to the Lenders (or any of them);
(iv) modifying the provisions of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(v) modifying the provisions of Section 2.04(a), (b) or (c) or any related definitions or provisions that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby;
(vi) extending the Stated Maturity or clause (a) of the definition of "Commitment Termination Date";
(vii) except as permitted by the Transaction Documents, releasing all or substantially all of the Collateral;
USActive 55125247.5    174

(viii) modifying the definition of the terms "Adjusted Borrowing Value,” "Advance Rate," "Assigned Value," "Borrowing Base," "Concentration Limitations," "Maximum Portfolio Advance Rate," or “Minimum Equity Amount," or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion; or
(ix) modifying any provision of any Transaction Document that would alter the reporting requirements in Section 6.08, Section 6.09, Section 6.10 and Section 6.11.
(c) Upon the Administrative Agent’s determination that an Index Transition Event has occurred: (i) the Administrative Agent shall, within three (3) Business Days, provide an Index Transition Notice to the Borrower; (ii) the Applicable Index shall transition, as of the Index Transition Date, to a Replacement Index identified in accordance with the definition thereof and the provisions hereof; and (iii) the Rate Adjustment shall transition in accordance with the definition thereof. Notwithstanding anything to the contrary herein or in any other Transaction Document, with respect to LIBOR, the Administrative Agent shall make LIBOR Successor Rate Conforming Changes to the Transaction Documents from time to time and such LIBOR Successor Rate Conforming Changes shall become effective without any further action or consent.
Section 12.02 Notices, Etc. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges paid, by electronic mail ("email") or by hand delivery, to such party's address set forth below:
BORROWER: TCPC Funding II, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attn: Patrick Wolfe
Email: Patrick.Wolfe@blackrock.com; tcpfundoperations@blackrock.com

ServicER and Transferor: Special Value Continuation Partners LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attn: Patrick Wolfe
Email: Patrick.Wolfe@blackrock.com; tcpfundoperations@blackrock.com

Administrative Agent: Morgan Stanley Asset Funding Inc.
1585 Broadway, 24th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
USActive 55125247.5    175

Email: (for all other purposes) mmloanapprovals@morganstanley.com

With a copy to:
Morgan Stanley Bank, N.A.
1300 Thames Street Wharf
Baltimore, MD 21231
Attention: CLO Team
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
Email: (for all other purposes) mmloanapprovals@morganstanley.com together with a copy of all Notices posted to the Borrower dataroom established and maintained by the Administrative Agent

Collateral Agent AND
COLLATERAL CUSTODIAN: Wells Fargo Bank, National Association
9062 Old Annapolis Rd
Columbia, MD 21045
Attention: CDO Trust Services – TCPC Funding II, LLC
Email: TennenbaumLFF@wellsfargo.com
Account Bank: Wells Fargo Bank, National Association
9062 Old Annapolis Rd
Columbia, MD 21045
Attention: CDO Trust Services – TCPC Funding II, LLC
Email: TennenbaumLFF@wellsfargo.com
LENDERS: Morgan Stanley Bank, N.A.
201 South Main Street
Salt Lake City, Utah 84111-2215
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

With copies to:

Morgan Stanley Bank, N.A.
1585 Broadway, 24th Floor
New York, New York 10036
USActive 55125247.5    176

Attention: FID Secured Lending Group
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

Morgan Stanley Bank, N.A.
1300 Thames Street, Thames Street Wharf
Baltimore, Maryland 21231

Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by email, when received.
Section 12.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 12.04 Binding Effect; Assignability; Multiple Lenders.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent (unless such assignment is to an Affiliate of a Lender or is otherwise required by Applicable Law), each Lender and their respective successors and assigns may assign, grant a security interest or sell a participation interest in (i) this Agreement and such Lender's rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person (excluding any natural person); provided that, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrower (or the Servicer on behalf of the Borrower) has provided its written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such assignment to (x) any Competitor, (y) any Person (including a Lender or an Affiliate of a Lender) if, after giving effect to such assignment, Morgan Stanley would cease to be a Lender or would be the Lender with respect to less than 30% of the aggregate Commitments of the Lenders, or (z) any Person that is not a Lender or an Affiliate of a Lender (such consent under this clause (z) to be required only during the Revolving Period); provided, further,
USActive 55125247.5    177

that no such consent of the Borrower (or the Servicer on behalf of the Borrower) shall be required for (1) any grant of a security interest or sale of a participation interest to any Person (other than, prior to the occurrence and continuation of an Unmatured Event of Default or Event of Default, a Competitor), (2) an assignment to a Lender or an Affiliate of a Lender if the conditions set forth in clause (y) above are not met, or (3) an assignment that is required by Applicable Law (and, prior to the occurrence and continuation of an Unmatured Event of Default or Event of Default, such Lender agrees to use reasonable efforts to assign to a Person that is not a Competitor). Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed assignment and acceptance agreement in the form of Exhibit K hereto (a "Assignment and Acceptance") or a fullyexecuted Joinder Supplement, as applicable. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Transferor, the SPV Transferor or the Servicer may assign, or permit any Lien (except Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent, other than any assignment effected in connection with a transaction that meets the requirements of Section 5.04(a).
(b) Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.
(c) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.
(d) Upon the effectiveness of any assignment by any Lender of all or any of its rights and obligations under the Transaction Documents pursuant to Section 12.04(a) and the delivery to the Administrative Agent of all assignment documentation and the Assignment and Acceptance, the Administrative Agent shall revise Annex A to reflect such assignment.
(e) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all
USActive 55125247.5    178

purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f) Each Transferee (as defined below), represents and warrants to the Borrower that it is a Qualified Lender. Neither any Lender nor any Transferee may assign, sell any participation in or otherwise transfer (any such transaction, a "Transfer") any of its rights or obligations under this Agreement or any other Transaction Document to any Person (a "Transferee"), unless (A) the Transferee shall have represented and agreed in writing that it is a Qualified Lender at the time of such Transfer, (B) the Transferee agrees that it will be bound by the restrictions on Transfer contained in this Section 12.04(f), (C) a copy of any such representations or agreements shall have been furnished to the Borrower and (D) any such representations or agreements shall run to the benefit of and be enforceable by the Borrower.
Section 12.05 Term of This Agreement. This Agreement, including, the Borrower's representations and covenants set forth in Articles IV and V and the Servicer's representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII, IX and Article XII and the provisions of Section 2.10, Section 2.11, Section 12.07 and Section 12.09 shall be continuing and shall survive any termination of this Agreement.
Section 12.06 GOVERNING LAW; JURY WAIVER.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b) BY EXECUTION AND DELIVERY OF EACH Transaction DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
USActive 55125247.5    179

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS Section 12.06. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(e) JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY (i) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (1) THIS AGREEMENT; (2) ANY OTHER TRANSACTION DOCUMENT; OR (3) ANY CONDUCT, ACTS OR OMISSIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OF BORROWER, THE ADMINISTRATIVE AGENT, A LENDER, the collateral agent, the collateral custodian, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADMINISTRATIVE AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
Section 12.07 Costs and Expenses.
(a) In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof but without duplication of Section 6.11(c), the Borrower agrees to pay (i) on the Payment Date pertaining to the Remittance Period in which such cost is incurred and (ii) to the extent not already paid, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with (x) the preparation, execution, delivery, administration (including periodic auditing, solely to the extent required or permitted hereunder), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, the reasonable and documented fees and out-of-pocket expenses of outside counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian
USActive 55125247.5    180

with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (it being understood that this Section 12.07 shall only apply with respect to one counsel to the Administrative Agent, one counsel to Wells Fargo in its various capacities and one counsel to the remaining Indemnified Parties, and, if reasonably necessary and one additional counsel in each relevant material jurisdiction), and (y) the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith (other than to the extent such costs and expenses are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Person).
(b) Without duplication of Section 6.11(c), the Borrower shall pay, on the Payment Date pertaining to a Remittance Period, all other reasonable and documented out-of-pocket costs and expenses incurred by the Servicer, the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian and the Account Bank during such Remittance Period or any prior Remittance Period to the extent payable under the Transaction Documents at such time and not previously paid, including, all reasonable and documented costs and expenses incurred by the Administrative Agent and the Lenders in connection with periodic audits (solely to the extent required or permitted hereunder) of the Borrower's books and records.
(c) Nothing contained in this Section 12.07 shall relate to the payment of Taxes.
Section 12.08 Further Assurances. The Borrower shall promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, financing statements, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any of the Borrower's properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the security documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the security documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which the Borrower is or is to be a party.
Section 12.09 Recourse Against Certain Parties.
(a) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the
USActive 55125247.5    181

Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.
(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Administrative Agent, the Collateral Agent, the Collateral Custodian, any Lender, any Indemnified Party, any other Secured Party or any other Person against the Borrower, the Servicer or the Transferor or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Administrative Agent, the Collateral Agent, the Collateral Custodian, each Lender, each Indemnified Party and each other Secured Party each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected; provided that the Borrower shall remain liable to the Collateral Agent, the Account Bank and the Collateral Custodian for such damages in respect of any claim brought by any Person (other than the Borrower) arising out of or related to the transactions contemplated by this Agreement.
(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.
(d) The provisions of this Section 12.09 shall survive the termination of this Agreement.
Section 12.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior and contemporaneous expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior and contemporaneous oral or written understandings other than any fee letter delivered by the Servicer to the Administrative Agent and the Lenders. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Moreover, the parties to this Agreement waive reliance on any representation made by any other party, whether orally or in writing, prior to the execution of this Agreement.
Section 12.11 Characterization of Conveyances Pursuant to the Purchase and Sale Agreement.
USActive 55125247.5    182

(a) It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by each of the Transferor and the SPV Transferor to the Borrower as contemplated by the respective Purchase and Sale Agreement be, and be treated for all purposes as, a sale by the Transferor or the SPV Transferor, as applicable, of such Eligible Loan Assets. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Loan Assets by the Transferor or the SPV Transferor, as applicable, to the Borrower to secure a debt or other obligation of the Transferor or the SPV Transferor. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor or the SPV Transferor, as applicable, then the parties hereto agree that: (i) each Purchase and Sale Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the SVCP Purchase and Sale Agreement, the transfer of the Eligible Loan Assets provided for in the SVCP Purchase and Sale Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor's right, title and interest in and to such Eligible Loan Assets and all amounts payable to the holders of such Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, all amounts from time to time held or invested in the Controlled Accounts with respect thereto, whether in the form of cash, instruments, securities or other property; (iii) as set forth in the TCPC Funding I Purchase and Sale Agreement, the transfer of the Eligible Loan Assets provided for in the TCPC Funding I Purchase and Sale Agreement shall be deemed to be a grant by the SPV Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the SPV Transferor's right, title and interest in and to such Eligible Loan Assets and all amounts payable to the holders of such Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, all amounts from time to time held or invested in the Controlled Accounts with respect thereto, whether in the form of cash, instruments, securities or other property; (iv) the possession by the Borrower (or the Collateral Custodian on its behalf) of such Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (v) below, for purposes of perfecting the security interest pursuant to the UCC; and (v) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the applicable Purchase and Sale Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if a Purchase and Sale Agreement were deemed to create a security interest in the Eligible Loan Assets transferred thereunder, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.
(b) It is the intention of each of the parties hereto that (i) the Eligible Loan Assets conveyed by the Transferor to the Borrower pursuant to the SVCP Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor's estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law, and (ii) the Eligible Loan Assets conveyed by the SPV Transferor to the Borrower pursuant to the TCPC Funding I Purchase and Sale Agreement shall constitute assets owned by the Borrower and shall not be
USActive 55125247.5    183

part of the SPV Transferor's estate in the event of the filing of a bankruptcy petition by or against the SPV Transferor under any bankruptcy or similar law.
(c) The Borrower agrees to treat, and shall cause the Transferor and the SPV Transferor to treat, for all purposes, the transactions effected by the applicable Purchase and Sale Agreement as sales of assets to the Borrower. The Borrower and the Servicer each hereby agree to cause the SPV Transferor and the Transferor to reflect in their respective financial records and to include a note in the annual and quarterly financial statements of the SPV Transferor and the Transferor (if any such financial statements are prepared) indicating that assets sold to the Borrower under the applicable Purchase and Sale Agreement are owned by the Borrower, the creditors of the Borrower have received security interests in such assets and such assets are not intended to be available to the creditors of the SPV Transferor or the Transferor (or any other affiliate thereof).
Section 12.12 Confidentiality.
(a) Each of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement (and the terms thereof) and all information with respect to the other parties, including all information regarding the Loan Assets and the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons ("Excepted Persons"); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian (A) to maintain the confidentiality of this Agreement (and the terms thereof) and all information with respect to the other parties, including all information regarding the Loan Assets and the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, and (B) that such information shall be used solely in connection with such Excepted Person's evaluation of, or relationship with, the Borrower, (ii) disclose the existence of this Agreement, but not the financial terms hereof; provided that the Borrower, the Transferor and the Parent may share the financial terms hereof with their existing or prospective equity investors or Affiliates, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.12(a) include, all fees and other pricing terms, and all Events of Default, Servicer Defaults, and priority of payment provisions.
(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the
USActive 55125247.5    184

Administrative Agent, the Lenders, the Account Bank, the Collateral Agent or the Collateral Custodian by each other, or (ii) by the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant who would be permitted to be an assignee or participant hereunder (other than, prior to occurrence and continuation of any Event of Default, any Competitor) of any of them provided such Person agrees to hold such information confidential, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person is informed of the confidential nature of such information and as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Person's evaluation of, or relationship with, the Borrower; provided, further, that each of the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian shall give prior written notice to the Borrower and the Servicer of any such proposed disclosure to any prospective or actual assignee or participant. In addition, the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known (after such information becomes publicly known) other than as a result of a breach of this Section 12.12; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Borrower's, the Servicer's, the Lenders', the Administrative Agent's, the Collateral Agent's, the Account Bank's or the Collateral Custodian's business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Borrower, the Servicer, the Administrative Agent, any Lender, the Collateral Agent, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in writing in advance by the Borrower, the Servicer or the Transferor or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Borrower, the Servicer, the Administrative Agent, the Lenders, the Collateral Agent or the Collateral Custodian having a need to know the same; provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.
Section 12.13 Waiver of Set Off. Each of the parties hereto hereby waives to the fullest extent permitted under applicable law any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.
Section 12.14 Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
USActive 55125247.5    185

Section 12.15 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Breakage Fees, Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.
Section 12.16 Failure of Borrower or Servicer to Perform Certain Obligations. If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(u), Section 5.02(p) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable and documented expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower on the next Payment Date upon the Administrative Agent's demand therefor.
Section 12.17 Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (a) to file financing statements necessary or desirable in the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (b) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.
Section 12.18 Delivery of Termination Statements, Releases, etc. On the Facility Maturity Date, the Collateral Agent, on behalf of the Secured Parties, will release the security interest in the Collateral created hereby, which release shall occur simultaneously with receipt in the Collection Account of the payoff amount specified in a payoff letter signed by the Administrative Agent. Upon request of the Borrower to the Collateral Agent and to the Administrative Agent, the Collateral Agent shall promptly provide to the Borrower and the Administrative Agent a computation of all amounts owing to the Collateral Agent as of the anticipated Collection Date and the Administrative Agent shall promptly provide to the Borrower, with a copy to the Collateral Agent, a computation of all amounts owing to the Administrative Agent and the Lenders as of the anticipated Facility Maturity Date. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Collateral Agent shall (i) deliver to the Borrower termination statements, reconveyances, releases and other documents the Borrower reasonably requests or reasonably deems necessary or appropriate to evidence the termination of the Grant and other Liens securing the Obligations, all at the expense of the Borrower (ii) deliver the Collateral in its possession to or at the direction of the Borrower or the Servicer (on behalf of the Borrower) and (iii) otherwise take
USActive 55125247.5    186

such actions as are necessary and appropriate to release the Lien of the Collateral Agent for the benefit of the Secured Parties on the Collateral (including, without limitation, delivering a termination notice in respect of the Account Agreement). At the same time as any Loan Asset, Permitted Investment or Equity Security is transferred to a Tax Subsidiary, and upon written direction by the Servicer, which shall be accompanied by a certificate of the Servicer in form satisfactory to the Collateral Agent and on which the Collateral Agent may rely certifying and confirming that all conditions precedent applicable to such action hereunder have been satisfied and complied with (including, without limitation, the requirements hereinafter described in clauses (i), and (ii)), the Collateral Agent, as agent for the Secured Parties, will promptly release its Lien on all or the relevant portion of the Collateral and deliver it to such Tax Subsidiary after each of (i) delivery to the Collection Account of an instrument or instruments representing 100% of the equity interests of such Tax Subsidiary (or delivery of evidence that (x) 100% of the interests in such Tax Subsidiary are uncertificated and (y) the Borrower is the owner of 100% of the uncertificated interests in such Tax Subsidiary) and (ii) receipt of written direction from the Borrower to release such Lien.
Section 12.19 Non-Petition.
(a) Each of the parties hereto hereby agrees to the fullest extent permitted under applicable law for the benefit of the Borrower, the Administrative Agent and the Lenders that it will not institute against, or join any other Person in instituting against, the Borrower or any Tax Subsidiary any Bankruptcy Proceeding so long as there shall not have elapsed one (1) year, or if longer, the applicable preference period then in effect, and one (1) day since the Collection Date. The Borrower shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 12.19(a). The Borrower hereby expressly consents to, and agrees not to raise any objection in respect of, each of the Administrative Agent and the Lenders having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 12.19(a).
(b) Each of the Borrower, the Servicer and the Transferor further agrees that (i) a breach of any of their respective covenants contained in Section 12.19(a) would cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders may have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 12.19(a) shall be specifically enforceable against the Borrower, the Servicer and the Transferor, and each of the Borrower, the Servicer and the Transferor hereby waives and agrees not to object, or assert any defenses to an action for specific performance, or injunction in respect of any breach of such covenants.
(c) The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 12.19, including without limitation the following powers: (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event described in clause (i) of the definition thereof, and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.
(d) The provisions of this Section 12.19 shall survive the termination of this Agreement.
USActive 55125247.5    187

Section 12.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 12.21 SPV Transferor Dissolution. The parties hereto acknowledge and agree that the SPV Transferor may dissolve, liquidate, be wound up or otherwise cease to exist as a legal entity after the date hereof, and nothing herein or in any other Transaction Document shall prevent or restrict the SPV Transferor from dissolving, liquidating, being wound up or otherwise terminating its existence as a legal entity, provided that in the event of any dissolution, liquidation or winding-up of the SPV Transferor, the Transferor shall be obligated to assume all obligations of the SPV Transferor under the TCPC Funding I Purchase and Sale Agreement and each of the Transferor and the SPV Transferor shall execute and deliver any documents required thereunder to make such assumption valid, enforceable and binding. In the event that the SPV Transferor dissolves, liquidates, winds up or otherwise ceases to exist as a legal entity, the SPV Transferor shall be released of its obligations under this Agreement and the other Transaction Documents and any such event shall not breach this Agreement or any other Transaction Documents or cause an Event of Default.
[Signature pages to follow.]

USActive 55125247.5    188

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:
TCPC FUNDING II, LLC,
By: Special Value Continuation Partners LLC, its sole member
By: BlackRock TCP Capital Corp., its sole member
By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
SERVICER:
USActive 55125247.5

Special Value Continuation Partners LLC
By: BlackRock TCP Capital Corp., its sole member
By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
TRANSFEROR:
USActive 55125247.5

Special Value Continuation Partners LLC
By: BlackRock TCP Capital Corp., its sole member

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
ADMINISTRATIVE AGENT:
USActive 55125247.5

MORGAN STANLEY ASSET FUNDING INC.
By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
LENDER:
USActive 55125247.5

MORGAN STANLEY BANK, N.A.
By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
COLLATERAL AGENT:
USActive 55125247.5

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
ACCOUNT BANK:
USActive 55125247.5

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
COLLATERAL CUSTODIAN:
USActive 55125247.5

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

USActive 55125247.5

SCHEDULE I
CONDITIONS PRECEDENT DOCUMENTS
1.As required by Section 3.01 of this Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of this Agreement:
(a)A copy of this Agreement duly executed by each of the parties hereto;
(b)A certificate of a Responsible Officer of each of the Borrower, the Servicer and the Transferor, dated as of the Closing Date, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent and the Lenders shall receive from the Borrower, the Servicer or the Transferor, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation, certificate of incorporation, articles of incorporation or articles of organization, as applicable, of such Person attached to such certificate is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the bylaws, articles of association, limited liability company agreement or limited partnership agreement, as applicable, of such Person, attached to such certificate is a complete and correct copy, and that such bylaws, limited liability company agreement or limited partnership agreement, as applicable, has not been amended, modified or supplemented and are in full force and effect, and (iv) that the copy of the resolutions of the board of directors, managers or general partner, as applicable, of such Person, attached to such certificate, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party, is a complete and correct copy and such resolutions have not been amended, modified or supplemented and are in full force and effect;
(c)(i) A good standing certificate, dated as of a recent date for each of the Borrower, the Servicer and the Transferor issued by the Secretary of State of the State of Delaware;
(d)Duly executed Powers of Attorney from the Borrower and the Servicer;
(e)Financing statements describing the Collateral, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Borrower's interest and the Collateral Agent's, on behalf of the Secured Parties, interests, respectively, in all Collateral;
(f)Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Transferor;
USActive 55125247.5 Sch. I-1

(g)[Reserved];
(h)Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) and the Transferor (under its present name and any previous name) as debtor(s) and which are filed in the jurisdiction of Delaware together with copies of such financing statements (none of which shall cover any Collateral);
(i)One or more favorable Opinions of Counsel of counsel to the Borrower, the Servicer and the Transferor acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Custodian, with respect to such matters as the Administrative Agent may request (including an opinion, with respect to the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral under the UCC laws of the State of New York, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents, true sale and non-consolidation matters, and other matters);
(j)Copies of duly executed IRS Form W-9 (or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower or its sole owner, as applicable; and
(k)A copy of each of the other Transaction Documents duly executed by the parties thereto.

USActive 55125247.5 Sch. I-2

SCHEDULE II
ELIGIBILITY CRITERIA
The representations and warranties set forth in this Schedule II are made by the Borrower and the Servicer under this Agreement and the Transferor and the SVP Transferor under the Purchase and Sale Agreements or the Master Participation Agreements, as applicable, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent or the Lenders as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in this Agreement to which this Schedule II is attached; provided that, if such Loan Asset does not satisfy the representations and warranties below, the Administrative Agent may expressly consent in its sole discretion to the inclusion of such Loan Asset as an Eligible Loan Asset; provided further that the Administrative Agent will only be considered to have consented to such inclusion if the Borrower and the Servicer have expressly acknowledged that one or more of the representations and warranties below are not true with respect to such Loan Asset; provided further that with respect to any determination of eligibility to be made as of the relevant Cut-Off Date, such determination shall only be made as of such Cut-Off Date and not as of any such subsequent date of determination.
1. As of the related Cut-Off Date, each such Loan Asset has been approved in writing by the Administrative Agent in its sole and absolute discretion.
2. As of the related Cut-Off Date, each such Loan Asset is a First Lien Loan, Second Lien Loan, Unitranche Loan, Recurring Revenue Loan, Asset Based Loan or FLLO Loan, evidenced by a note or a credit document and, to the extent applicable, an assignment document in the form specified in the applicable credit agreement or, if no such specification, on a form acceptable to the agent in respect of such Loan Asset. Each such Loan Asset and the Related Asset is subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to, and is the sole owner of, such Loan Asset and the Related Asset, free and clear of all Liens other than any Permitted Liens.
3. The Obligor with respect to each such Loan Asset is domiciled, organized or incorporated in any Eligible Country and derives a significant portion of its revenues and profits from doing business in the United States or territory thereof or Canada.
4. Each such Loan Asset is denominated and payable only in Dollars and does not permit the currency or country in which such Loan Asset is payable to be changed.
5. As of the related Cut-Off Date, no such Loan Asset is Margin Stock.
6. The acquisition of such Loan Asset does not cause the Borrower or the assets constituting the Collateral to be required to be registered as an investment company under the 1940 Act.
7. As of the related Cut-Off Date, each such Loan Asset is not a DIP Loan.
USActive 55125247.5 Sch. II-1

8. No such Loan Asset is principally secured by interests in real property.
9. Each such Loan Asset constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations, and there are no conditions precedent to the enforceability or validity of the Loan Asset that have not been satisfied or validly waived.
10. Each such Loan Asset is in the form of indebtedness.
11. As of the related Cut-Off Date, such Loan Asset is not a Defaulted Loan or Credit Risk Loan.
12. None of the Parent, the Transferor, the SPV Transferor or the Servicer are Affiliates of the Obligor with respect to such Loan Asset.
13. The acquisition of any such Loan Asset by the Borrower and the Grant thereof would not (a) violate any Applicable Law or (b) cause the Administrative Agent or the Lenders to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over the Administrative Agent or the Lenders in respect of which the Administrative Agent and the Lenders have provided prior notice to the Borrower or the Servicer before the related Cut-Off Date.
14. Pursuant to the Underlying Instruments with respect to such Loan Asset, (a) either (i) such Loan Asset is freely assignable to the Borrower and able to be Granted to the Collateral Agent, on behalf of the Secured Parties, without the consent of the Obligor or (ii) all consents necessary for assignment of such Loan Asset to the Borrower and Grant to the Collateral Agent for the benefit of the Secured Parties have been obtained and (b) the Underlying Instruments requires only usually and customary consents and provides that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Underlying Instruments inure to the benefit of the holder of such Loan Asset (subject to the rights of any applicable agent or other lenders).
15. [Reserved].
16. As of the related Cut-Off Date, no such Loan Asset is the subject of any assertions in respect of, any litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.
17. With respect to each such Loan Asset acquired by the Borrower from the Transferor or the SPV Transferor under the applicable Purchase and Sale Agreement, by the Cut-Off Date on which such Loan Asset is Granted under this Agreement and on each day thereafter, the Transferor or the SPV
USActive 55125247.5 Sch. II-2

Transferor, as applicable, will have caused its master computer records relating to such Loan Asset to be clearly and unambiguously marked to show that such Loan Asset has been sold or contributed to the Borrower.
18. No such Loan Asset has been repaid, prepaid, satisfied or rescinded, in each case, in full.
19. No such Loan Asset has been sold, transferred, assigned or pledged by the Borrower to any Person other than the Collateral Agent for the benefit of the Secured Parties (other than in connection with any Permitted Liens).
20. Such Loan Asset is not subject to United States or foreign withholding tax (other than any withholding tax imposed with respect to commitment fees and other similar fees) unless the Obligor thereon is required under the terms of the related Underlying Instruments to make "gross-up" payments that cover the full amount of such withholding tax on an after-tax basis. With respect to each such Loan Asset acquired by the Borrower from the Transferor or the SPV Transferor under the applicable Purchase and Sale Agreement, the transfer, assignment and conveyance of such Loan Asset (and the Related Asset) from the Transferor or the SPV Transferor, as applicable, to the Borrower pursuant to the applicable Purchase and Sale Agreement, is not subject to and will not result in any fee or governmental charge (other than income taxes) payable by the Borrower or any other Person to any federal, state or local government.
21. To the knowledge of the Borrower and the Servicer, as of the related Cut-Off Date, the Obligor with respect to such Loan Asset (and any guarantor of such Obligor's obligations thereunder), had full legal capacity to execute and deliver the Underlying Instruments which creates such Loan Asset and any other documents related thereto.
22. As of the related Cut-Off Date, the Obligor of each such Loan Asset is not a Governmental Authority.
23. Each such Loan Asset which was originated or acquired by the Transferor or the SPV Transferor, as applicable, (a) was originated or acquired by the Transferor or the SPV Transferor, as applicable, in the ordinary course of the Transferor's or the SPV Transferor's business and, to the extent required by Applicable Law, at the time of such origination or acquisition by the Transferor or the SPV Transferor, as applicable, the Transferor or the SPV Transferor had all necessary consents, licenses, approvals, authorizations and permits to originate or acquire such Loan Asset in the State where the Obligor was located (to the extent required by Applicable Law), and (b) was sold or contributed by the Transferor or the SPV Transferor, as applicable, to the Borrower under the applicable Purchase and Sale Agreement and the assignment and acceptance agreement under such Loan Asset or acquired directly by the Borrower from a third party in a transaction underwritten by the Transferor or the SPV Transferor, as applicable, or any transaction in which the Borrower is the designee of the Transferor or the SPV Transferor, as applicable, under the instruments of conveyance relating to the applicable Loan Asset and, to the extent required by Applicable Law, the Borrower has all necessary consents, licenses, approvals, authorizations and permits to purchase and own such Loan Assets and, to the extent applicable, to enter into Underlying Instruments pursuant to which such Loan Asset was created, in the State where the Obligor is located (to the extent required by Applicable Law).
USActive 55125247.5 Sch. II-3

24. There are no proceedings pending or, to the Borrower's knowledge, threatened (a) asserting insolvency of the Obligor of such Loan Asset as of the related Cut-Off Date, or (b) wherein the Obligor of such Loan Asset, any other obligated party or any Governmental Authority has alleged that such Loan Asset or the Underlying Instruments which creates such Loan Asset is illegal or unenforceable as of the related Cut-Off Date.
25. Each such Loan Asset requires the related Obligor to pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the Related Collateral.
26. To the knowledge of the Borrower and the Servicer, the Related Collateral to each such Loan Asset has not, and will not, be used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Transferor, the Borrower, the Administrative Agent or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to or addressing the environment, health or safety.
27. Each such Loan Asset has an original term to maturity of not greater than eight (8) years.
28. Each such Loan Asset does not contain confidentiality restrictions that would prohibit the Administrative Agent or the Lenders from accessing all necessary information (as required to be provided pursuant to the Transaction Documents) with regards to such Loan Asset.
29. No such Loan Asset is a PIK Loan Asset, unless such Loan Asset has a minimum cash coupon of at least 3.0% and such coupon is payable at least quarterly.
30. Each such Loan Asset (a) acquired pursuant to the applicable Purchase and Sale Agreement was originated and underwritten, or purchased and re-underwritten, by the Transferor or the SPV Transferor or the Servicer including, without limitation, the completion of a due diligence and, if applicable, a collateral assessment and (b) is being serviced by the Servicer in accordance with the Servicing Standard.
31. All of the original or certified Required Loan Documents and the Loan Asset Checklist, acceptable to the Administrative Agent and the Borrower, with respect to such Loan Asset have been, or will be, delivered to the Collateral Custodian within three (3) Business Days of the related Cut-Off Date, and all Loan Files are being or shall be maintained at the offices of the Servicer in accordance with documented safety procedures required by this Agreement.
32. Each such Loan Asset is not an extension of credit by the Transferor or the SPV Transferor to the Obligor for the purpose of (a) making any past due principal, interest or other payments due on such Loan Asset, (b) preventing such Loan Asset or any other loan to the related Obligor from becoming past due or (c) preventing such Loan Asset from becoming defaulted.
33. To the knowledge of the Borrower and the Servicer, the Obligor with respect to such Loan Asset, on the applicable date of determination, (a) is a business organization (and not a natural
USActive 55125247.5 Sch. II-4

person) duly organized and validly existing under the laws of its jurisdiction of organization; (b) is a legal operating entity or holding company; (c) has not entered into the Loan Asset primarily for personal, family or household purposes; and (d) as of the related Cut-Off Date, is not the subject of a Bankruptcy Event, and, as of the related Cut-Off Date, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Servicer in accordance with the Servicing Standard, unless otherwise approved in writing by the Administrative Agent.
34. All information provided by the Borrower or the Servicer to the Administrative Agent or the Lenders in writing with respect to such Loan Asset is true, complete and correct in all material respects as of the date provided.
35. Each such Loan Asset is not an Equity Security and does not provide for the conversion into an Equity Security.
36. As of the related Cut-Off Date, no selection procedures were utilized by the Servicer on behalf of the Borrower in the selection of such Loan Asset for inclusion in the Collateral that did not comply with the Servicing Standard.
37. Each such Loan Asset is not a participation interest, unless (i) it is a Transferor Participation Interest included as of the Closing Date and (ii) it shall be elevated to a full assignment (x) with respect to 50% of such Transferor Participation Interests, within sixty (60) calendar days and (y) with respect to the remaining 50% of the Transferor Participation Interests, within ninety (90) calendar days.
38. No such Loan Asset is a high-yield bond, a Bridge Loan, a Zero-Coupon Obligation, an unsecured loan, a commercial real estate loan, a letter of credit or in support of a letter of credit, a lease, a Synthetic Security, an interest in a grantor trust, a step-down obligation or a Structured Finance Obligation.
39. As of the related Cut-Off Date, no such Loan Asset is subject to substantial non-credit related risk, as reasonably determined by the Servicer in accordance with the Servicing Standard.
40. Each such Loan Asset is Registered.
41. As of the related Cut-Off Date, no such Loan Asset is the subject of an offer, exchange or tender by the related Obligor.
42. As of the related Cut-Off Date, the Total Leverage Ratio of the related Obligor of such Loan Asset does not exceed 7.50:1.00 unless otherwise approved in writing by the Administrative Agent.
43. As of the related Cut-Off Date, the related Obligor of such Loan Asset has EBITDA of at least $15,000,000 unless otherwise approved in writing by the Administrative Agent.
44. If such Loan Asset is a Cov-Lite Loan Asset, the related Obligor of such Loan Asset has a most-recently reported EBITDA as of the Cut-Off Date of at least $40,000,000.
USActive 55125247.5 Sch. II-5

USActive 55125247.5 Sch. II-6

SCHEDULE III
AGREED-UPON PROCEDURES FOR
INDEPENDENT PUBLIC ACCOUNTANTS
•Three (3) randomly selected Servicing Reports
◦Test results of Concentration Limitations (for purposes of determining the Excess Concentration Amount)
◦Excess Concentration Amount
◦Collateral Quality Tests
◦Borrowing Base
◦Availability
◦Advances Outstanding
◦Financial Covenant Test
◦Discretionary Sales calculations
◦Compare Principal Collections and Interest Collections to actual balance by Account Bank
◦Review of loan schedule:
◦Total Leverage Ratio as of the applicable Cut-Off Date for such Loan Asset and for the most recent test period
◦Cash Interest Coverage Ratio as of the applicable Cut-Off Date for such Loan Asset and for the most recent test period
◦EBITDA as of the applicable Cut-Off Date for such Loan Asset and for the most recent test period
◦Scheduled maturity date
◦Rate of interest
◦Outstanding Balance
◦Assigned Value
•Last three (3) Payment Date calculations to verify that payments have been made per Section 2.04 of the Loan and Servicing Agreement

 Sch. III-1

USActive 55125247.5

SCHEDULE IV
LOAN ASSET SCHEDULE
For each Loan Asset, the Borrower shall provide, as applicable, the following information:
a.Obligor Information and Domicile
b.The currency denomination of such Loan Asset
c.Loan Asset Type (First Lien Loan, Recurring Revenue Loan, Second Lien Loan, FLLO Loan, Unitranche Loan, Asset Based Loan)
d.Whether such Loan Asset is a term loan, a Revolving Loan, or a Delayed Draw Loan Asset
e.Whether such Loan Asset is a Transferor Participation Interest
f.Whether such Loan Asset is a Cov-Lite Loan Asset
g.Whether the rate of interest is floating or fixed
h.Rate of interest (and reference rate)
i.LIBOR floor (if applicable)
j.PIK Percentage
k.Industry Classification
l.The Moody's and/or S&P's Facility Rating and Corporate Rating of such Loan Asset, if applicable
m.The name of the sponsor of such Loan Asset, if applicable
n.Outstanding Balance
o.Any Unfunded Exposure Amount (if applicable)
p.Par Amount
q.Tranche size
r.Scheduled maturity date
s.The Cut-Off Date for such Loan Asset
t.Date of the last delivered Obligor financials
 Sch. IV-1

USActive 55125247.5

u.Total first lien senior secured Indebtedness and total Indebtedness as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
v.Calculation of the Senior Leverage Ratio as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
w.Calculation of the Total Leverage Ratio as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
x.Calculation of the Cash Interest Coverage Ratio as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
y.Trailing twelve-month revenue as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
z.Trailing twelve month EBITDA as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
aa.Cash on balance sheet as of the applicable Cut-Off Date, the most recent period and the prior period (only if such periods occur after the Cut-Off Date) for such Loan Asset
ab.Required financial covenants and actual levels of such Loan Asset (except for interest coverage, EBITDA and total leverage covenants) as of the applicable Cut-Off Date and as of the most recent period
ac.Whether such Loan Asset has been subject to a Value Adjustment Event (and of what type)
ad.Whether such Loan Asset has been subject to a Material Modification
ae.Purchase Price
af.Whether such Loan Asset has been funded and/or originated within six months of the applicable Cut-Off date for such Loan Asset
ag.Assigned Value assigned by Approved Valuation Firm within three months of the applicable Cut-Off Date for such Loan Asset
ah.Valuation by the Administrative Agent as of the applicable Cut-Off Date
ai.Valuation by the Servicer as of the applicable Cut-Off Date
USActive 55125247.5 Sch. IV-2

aj.Assigned Value as of the applicable Cut-Off Date for such Loan Asset and as of the date of such Loan Asset Schedule
ak.Advance Rate
al.Adjusted Borrowing Value
am.Debt-to-Recurring-Revenue Ratio for Recurring Revenue Loans
an.Recurring Revenue for Recurring Revenue Loans

USActive 55125247.5 Sch. IV-3

SCHEDULE V
INDUSTRY CLASSIFICATION
Global Industry Classification Standard Industries

Asset Type Code	Asset Type Description
1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
3210000	Air Freight & Logistics
3220000	Airlines
3230000	Marine
3240000	Road & Rail
3250000	Transportation Infrastructure
4011000	Auto Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
4310000	Media
4310001	Entertainment
4310002	Interactive Media and Services
4410000	Distributors
4420000	Internet and Direct Marketing Retail
4430000	Multiline Retail
4440000	Specialty Retail
5020000	Food & Staples Retailing
USActive 55125247.5 Sch. V-1

5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Products
6020000	Healthcare Equipment & Supplies
6030000	Healthcare Providers & Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7020000	Thrifts & Mortgage Finance
7110000	Diversified Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management & Development
7311000	Equity Real Estate Investment Trusts (REITs)
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools & Services
9551729	Healthcare Technology
9612010	Professional Services

USActive 55125247.5 Sch. V-2

SCHEDULE VI
DIVERSITY SCORE CALCULATION
1.The Diversity Score of any Loan Asset as of any date of determination is calculated as follows:
(a)An "Obligor Par Amount" is calculated for each Obligor of an Eligible Loan Asset, and is equal to the Outstanding Balance of all Eligible Loan Assets issued by such Obligor and any of its Affiliates.
(b)An "Average Par Amount" is calculated by summing the Obligor Par Amounts for all Obligors, and dividing by the number of Obligors.
(c)An "Equivalent Unit Score" is calculated for each Obligor, and is equal to the lesser of (x) one and (y) the Obligor Par Amount for such Obligor divided by the Average Par Amount.
(d)An "Aggregate Industry Equivalent Unit Score" is then calculated for each Industry Classification and is equal to the sum of the Equivalent Unit Scores for each Obligor in such Industry Classification.
(e)An "Industry Diversity Score" is then established for each Industry Classification by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
USActive 55125247.5 Sch. VI-1

1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200
(f)The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Industry Classification.
For purposes of calculating the Diversity Score, Affiliates of an Obligor in the same Industry Classification are deemed to be a single Obligor, except as otherwise agreed to by the Administrative Agent.
USActive 55125247.5 Sch. VI-2

2.

USActive 55125247.5 Sch. VI-3

SCHEDULE VII
List of Pre-Approved Replacement Servicers
Any entity listed below (or an Affiliate thereof) shall be a Pre-Approved Replacement Servicer:
1.Antares
2.Ares Capital Corporation
3.Audax Management Company (NY), LLC
4.Barings
5.BMO Harris Bank
6.Churchill Financial
7.Citi Agency and Trust
8.Corporate Capital Trust
9.Fortress
10.Golub Capital
11.GSO/Blackstone Debt Funds Management LLC
12.Ivy Hill Asset Management
13.KKR
14.Madison Capital Funding LLC
15.Midcap Financial
16.Midland Loan Services
17.NXTCapital, LLC
18.Oak Tree
19.State Street Corporation
20.THL Credit
21.TPG Specialty Lending
22.TwinBrook/Angelo Gordon
23.US Bank
24.Virtus Partners
25.Wells Fargo

USActive 55125247.5 Sch. VII-1

ANNEX A

Lender Commitment
Morgan Stanley Bank, N.A. $200,000,000

Total  $200,000,000

USActive 55125247.5 Annex A-1

Exhibits
[To be attached]

USActive 55125247.5